UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

FLEETCOR TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 Notice of Annual Meeting & Proxy Statement

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Ronald F. Clarke Chairman & Chief Executive Officer

My Fellow Shareholders,

Thank you for your investment and trust in FLEETCOR. I’m delighted to report another successful year in 2021, as we’ve rebounded from last year’s COVID impact and made significant strides to position the Company for growth for years to come.

Performance & Positioning

For 2021, we reported record revenue of $2.83 billion, up 19% year-over-year, and adjusted net income per diluted share of $13.21, also up 19% year-over-year. Underpinning these results were record organic growth and retention trends.

Strategically, Corpay, our corporate payments business, formally launched our Corpay One platform for small and medium-sized businesses (SMB). Our solution will combine into one comprehensive platform our capabilities for employee, field-based purchases with centralized bill pay. We believe the platform has enormous potential and can be quite additive to the specialized payment services our customers enjoy today. These changes are intended to improve and position the company for faster, more durable growth, as we broaden our products and services across all-in-one platforms where our customers can better serve themselves and more easily purchase more solutions from us.

We’re on the forefront of electric vehicle (EV) infrastructure support. We’ve added public acceptance networks for EV - public charge points or recharge points — both in the U.S. and in Europe. We’ve invested in EV software companies that facilitate at-home recharging and reimbursement. We signed up a few hundred clients to our EV service to get feedback on the service, as we meet the market with solutions that help them make the transition.

The high cash flow nature of our businesses fund our investments in sales and information technology, driving future organic growth, and improving product quality and customers’ experience. It also supports our flexible, but disciplined capital allocation, as we closed 4 acquisitions for over $950 million, and repurchased 5.5 million shares as the value of our stock diverged from the growth profile of the business. Our strong balance sheet and low leverage sets up well for future acquisitions and/or stock repurchases.

Ultimately, we believe we’ve returned to our mid-term objectives to grow revenue and adjusted net income per diluted share 10% and 15-20% annually, respectively. We expect the market to reward our performance as we deliver results throughout the year.

Governance & Board Oversight

Our Board of Directors recognizes that financial performance alone is not sufficient.

We have a strong and experienced Board of Directors with a diverse set of skills and experience, including leading large, global public companies within our industry. These committee members provide critical oversight regarding audit, compensation and governance matters.

2022 Notice of Annual Meeting & Proxy Statement   1

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Environmental & Social Endeavors

Culture, Diversity & Sustainability

We recently published our updated Corporate Responsibility & Sustainability report and we are proud of the journey we provide our employees at all levels. Our comprehensive employee development and training programs offer the tools and resources to attract and retain the best talent. Our benefits and our adoption of the Rooney Rule for roles vice president and above, further strengthen our competitive packages. We will continue to monitor the current environment for talent, and adjust our offerings to maintain our position as an employer of choice in the payments industry.

Our values foster an inclusive culture, and we are proud of the environment that we’ve created where women represent more than one-half of our global workforce, and less than two-thirds of our domestic employees identify as White/Caucasian. We believe this diversity enhances our personal work experiences and boosts our company’s performance.

As a global leader in the payments industry, our primary opportunities for reducing direct environmental impact are the efforts we make to operate our data centers and office buildings around the world efficiently and responsibly. We are proud that over the last five years, the footprint and energy use in our global data is down 40% and 62%, respectively. We will continue to work to improve our corporate environmental footprint, as we rationalize office space globally, in light of the changing work-from-home and office dynamic.

Your Support

On behalf of our Board of Directors, we sincerely ask that you vote with our recommendations. We appreciate our shareholders’ support and feedback, and we will continue to reach out on a regular basis to gain further insights and perspectives.

Sincerely,

Ronald F. Clarke

Chairman & Chief Executive Officer

Annual Meeting of Shareholders
The Company’s Annual Meeting of Shareholders will be held at 3280 Peachtree Road, Suite 2400 Atlanta, Georgia 30305
on June 9, 2022 at 10:00 a.m.

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NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date and Time:	Meeting Place:	Record Date:
June 9, 2022	3280 Peachtree Road, Suite 2400	April 14, 2022
10:00 a.m. Eastern Daylight Time	Atlanta, Georgia 30305

Agenda

To elect the ten directors

To ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm

To approve, on an advisory basis, named executive officer compensation

To approve the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan

To approve an amendment to the Company’s Certificate of Incorporation and Bylaws to adopt a shareholder right to vote by written consent

To vote on a shareholder proposal to modify the shareholder right to call a special shareholder meeting, if properly presented

We may transact other business that properly comes before the meeting.

Mailing Date and Availability of Proxy Materials

On April 29, 2022, we mailed a notice of electronic availability of proxy materials to shareholders. Shareholders of record at the close of business on April 14, 2022 are entitled to receive notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT

Please vote as soon as possible by one of the methods shown below, whether or not you expect to attend the annual meeting. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the instructions below. Vote by 11:59 P.M. ET the day before the meeting.

By Internet	By Phone	By Mail
www.proxyvote.com	1-800-690-6903	Mark, sign and date your proxy card
Use the internet to transmit your voting	Use any touch tone telephone to	and return it in the postage-paid
instruction and for electronic delivery of	transmit your voting instructions	envelope provided with your proxy
information		materials or return it to Vote Processing,
c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717

Sincerely,
FLEETCOR Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 9, 2022: Our Proxy Statement and Annual Report to Shareholders are available at investor.FLEETCOR.com.

2022 Notice of Annual Meeting & Proxy Statement   3

4	2022 Notice of Annual Meeting & Proxy Statement

01. SUMMARY

Information About Our 2022 Annual Meeting

Date and Time: Thursday, June 9, 2022, at 10:00 a.m. Eastern Daylight Time

Place: Our offices at 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305

Record Date: April 14, 2022 (77,340,818 common shares and 348,580 unvested restricted shares entitled to vote as of the record date).

Voting: Holders of common shares as of the close of business on April 14, 2022 may vote at the Annual Meeting. One vote per share for each director nominee and each of the other proposals described below.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information

To elect the ten directors	FOR each nominee	Page 58

To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2022	FOR	Page 59

To approve, on an advisory basis, named executive officer compensation	FOR	Page 59

To approve the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan	FOR	Page 60

To approve an amendment to the Company’s Certificate of Incorporation and Bylaws to adopt a shareholder right to vote by written consent	FOR	Page 70

To vote on a shareholder proposal to modify the shareholder right to call a special shareholder meeting, if properly presented	AGAINST	Page 72

For complete information regarding our 2022 annual meeting of shareholders, the proposals to be voted on and our performance, please review the entire proxy statement and our 2021 annual report, available at investor.FLEETCOR.com and proxyvote.com.

2022 Notice of Annual Meeting & Proxy Statement	5

02. FLEETCOR AT A GLANCE

$2.8B ANNUAL REVENUE 100+ COUNTRIES 2B+ TRANSACTIONS PER YEAR 9,700+ EMPLOYEES

FLEETCOR Technologies, Inc. (“FLEETCOR”) is a leading global provider of digital payment solutions that enables businesses to control purchases and make payments more effectively and efficiently. We serve businesses, partners, merchants, consumers and payment networks in North America, Latin America, Europe, and Asia Pacific.

Businesses spend an estimated $125 trillion each year with other businesses. In many instances, they lack the proper tools to monitor what is being purchased, and employ manual, paper-based, disparate processes and methods to both approve and make payments for their purchases. This often results in wasted time and money due to unnecessary or unauthorized spending, fraud, receipt collection, data input and consolidation, report generation, reimbursement processing, account reconciliations, employee disciplinary actions, and more.

Our wide range of modern, digitized solutions generally provides control, reporting, and automation benefits superior to many of the payment methods businesses often used such as cash, paper checks, general purpose credit cards, as well as employee pay and reclaim processes. In addition to delivering meaningful value to our customers, our solutions also share several important and attractive business model characteristics such as:

Customers are primarily businesses, which tend to have relatively predictable, consistent volumes;
Recurring revenue models driven by recurring volume, resulting in predictable revenue;
Similar business-to-business (B2B) selling systems with common sales approaches, management and reporting;
Specialized technology platforms and proprietary payment acceptance networks, which create competitive advantages and barriers to entry; and
High EBITDA margins and cash flow translation given limited infrastructure investment requirements.

Our Vision

FLEETCOR’s vision is that every payment is digital, every purchase is controlled, and every related decision is informed. Digital payments are faster and more secure than paper-based methods such as checks, and provide timely and detailed data which can be utilized to effectively reduce unauthorized purchases and fraud, automate data entry and reporting, and eliminate reimbursement processes. Combining this payment data with analytical tools delivers powerful insights, which managers can use to better run their businesses.

Our Mission

FLEETCOR’s mission is to provide businesses with a better way to pay, by replacing outdated payment methods such as checks and cash, and displacing the incumbent providers of those methods. Through the digitalization of payments, we create and support robust ecosystems which benefit all participating constituents: payment-making customers, payment-accepting merchants, tax-collecting governments, and FLEETCOR.

As of December 31, 2021

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02. FLEETCOR AT A GLANCE

Our Strategy

We are executing on a strategy of optimizing assets, leveraging similar selling methods, and bundling and cross-selling value-added solutions. We continue to enhance our solutions to displace inferior payment methods, improve customers’ mobile and digital experiences, and extend utility. We actively market and sell to current and prospective customers leveraging a multi-channel go-to-market approach, which includes comprehensive digital channels, direct sales forces and strategic partner relationships. We supplement our organic growth strategy and sales efforts by pursuing attractive acquisition opportunities, which serve to strengthen and extend our market positions and create value even faster. With a long, proven operating history, FLEETCOR now serves hundreds of thousands of business customers with millions of cardholders making payments to millions of vendors around the world.

Our Performance

FLEETCOR has become a global leader in business payments by delivering a superior track record of growth, generating compound annual growth rates of 17% in revenue and 18% in adjusted net income per share (Adjusted EPS) since 2012.

(1) Adjusted net income per share is GAAP net income per share as reflected in our statement of income, adjusted to eliminate certain items. The reconciliation of adjusted net income per share to our GAAP numbers is provided in Appendix A to this proxy statement.

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02. FLEETCOR AT A GLANCE

FLEETCOR’s ability to execute consistently on our strategy and deliver sustained revenue and profit growth has translated into an attractive return for shareholders since 2011, delivering a compound annual growth rate of 22.3% in share price.

Relative Share Price Performance Chart

The above graph assumes $100 invested on December 30, 2011, at the closing per share price of our common shares on that day ($29.87) through December 31, 2021, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index, (2) the S&P 500®, and (3) the Russell 2000.

Our Board of Directors

In order to oversee our complex, global business, our Board is comprised of experienced individuals who are engaged in their duties and invested in our Company’s success. Our Board recognizes the importance of independence from management and ensures its responsiveness to shareholders by directly connecting directors’ interests with those of our shareholders. Our Board and management have taken a long-term view toward shareholder engagement and recognize that continuous solicitation and consideration of shareholder feedback is critical to driving growth and creating shareholder value. As a result, we regularly engage with our shareholders throughout the year by multiple means to encourage ongoing, meaningful dialogue.

We encourage you to visit the “Corporate Governance” area of the “Investor Relations” section of our website (http://investor.FLEETCOR.com) where you will find detailed information about our corporate governance practices, including our key governance documents listed below:

Code of Business Conduct and Ethics

Policy Regarding Interested Party Communications with the Board of Directors

Corporate Governance Guidelines

Insider Trading Policy

Board Committee Charters

The reports and other information contained on websites referred to in this proxy statement (other than to the extent specifically referred to herein as required by the rules of the NYSE or the SEC) are not part of this proxy solicitation and are not incorporated by reference into this proxy statement or any other proxy materials.

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02. FLEETCOR AT A GLANCE

Forward-Leaning Corporate Governance

In response to our shareholder engagement efforts and recent shareholder votes at our annual meetings, we have taken significant steps to adopt many corporate governance best practices:

Broader Director diversity search criteria

Declassified Board of Directors

Lead Independent Director

Majority voting in Director elections

Expanded shareholder engagement

Proxy access

Shareholder right to call special meetings

No supermajority shareholder voting

Regular review of governance practices

Continued the expansion of our environmental, social and governance (ESG) initiatives, including the continued publication of annual Corporate Responsibility and Sustainability report

In addition we are proposing in this proxy statement amendments to our certificate of incorporation and bylaws to allow shareholders to act by written consent.

Forward-Leaning Compensation Practices

FLEETCOR has also embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:

NEO compensation aligned with Company and, as applicable, division performance

Base salary levels generally at or below peer median

Target annual cash incentives generally at or below peer median

Significant portion of NEO compensation generally delivered in the form of equity-based awards

Different performance metrics for different compensation components

Incentive payouts tied closely to achieving published guidance where applicable
Significant stock ownership requirements

No repricing or cashing out of underwater stock options or stock appreciation rights

No hedging or pledging of common shares

No excise tax gross-ups

No excessive perquisites

Maintain a compensation clawback policy that is stronger than current law requires

Double-trigger change of control provisions

Below-market severance coverage

Shareholder engagement includes governance committee Chair, additional Board members and management

Regular review of compensation programs

Utilize an independent compensation consultant

Shareholder Engagement Results

Our 2021 shareholder outreach regarding executive compensation was a continuation of our annual comprehensive shareholder engagement plan. We have taken decisive action in recent years in response to our shareholder outreach initiatives and we believe that our compensation practices address the feedback we received. Our stockholder engagement ensured that we heard the feedback of our shareholders — in addition to generous access to the management team, after we mailed the 2021 Proxy, but before the 2021 stockholder meeting, we offered the opportunity to discuss our Proxy with our top 10 stockholders as of December 31, 2020.

2022 Notice of Annual Meeting & Proxy Statement	9

02. FLEETCOR AT A GLANCE

Our Commitment to Culture, Diversity
Inclusion, Belonging and Sustainability

Corporate responsibility promotes the long-term interests of our shareholders and strengthens Board and management accountability. Our corporate strategy includes a focus on how environmental and social issues may impact the long-term interests of our shareholders and other stakeholders. We believe that environmentally and socially responsible operating practices are important considerations while generating value for our shareholders, being good partners with our customers by providing efficient payment solutions, and being a good employer to our employees.

We created a sustainability working group in 2020, consisting of dedicated internal resources and external advisors to address environmental, social, and governance (ESG) factors that are important to our business. During 2021, our sustainability working group continued to evaluate potential ESG risks and opportunities relevant to our Company based on the views held by our shareholders, leading ESG frameworks, and ESG rating agencies. We utilized aspects of the Sustainability Accounting Standard Board and the Task Force on Climate-related Financial Disclosures to evaluate our practices.

Human Capital

As of December 31, 2021, FLEETCOR employed approximately 9,700 associates located in more than 15 countries around the world, with approximately 3,900 of those associates based in the United States. At FLEETCOR, we strongly believe that talent is a strong determinant of the Company’s performance and success. Our values-driven people programs, practices and policies have been developed to ensure we are able to attract, retain and develop the quality of talent necessary to advance our key initiatives and achieve our strategic objectives. We are firmly committed to delivering a strong employee value proposition and unique employment experience to our associates which, in turn, should lead to better customer experiences and business outcomes.

Culture

Our culture has evolved through time, as the Company has grown considerably both organically and through acquisitions. Despite FLEETCOR’s expansive size and geographic scope, we retain a strong entrepreneurial spirit, and share a common vision, mission and set of values, which together serve as cornerstones to our “One FLEETCOR” culture. Our core values, listed below, are infused in all aspects of FLEETCOR, and guide our employee selection, behavior and interactions with both internal and external stakeholders.

Diversity, Inclusion & Belonging

Our focus on diversity, inclusion and belonging (DIB) is important to our successful “One FLEETCOR” culture. As of December 31, 2021, females represented approximately 53% of our global workforce and approximately 22% of our senior leadership team, while minorities comprised approximately 42% of our domestic workforce and approximately 14% of our senior leadership team.

Fostering a culturally diverse and inclusive environment and creating a true sense of belonging are among our top priorities. Our global diversity council, three regional councils and nine employee resource groups (each, an ERG) are dedicated to building diversity, inclusion and belonging into all aspects of our global operations. Sponsored by the Chairman of the Board and CEO, the councils and ERGs are vital to creating an environment where all employees are able to prosper. Our ERGs allow a safe space for traditionally underrepresented employees to connect and discuss experiences. The ERGs also provide FLEETCOR with perspectives on the unique needs and lived experiences of those who are traditionally underrepresented.

Minority: 42%
Caucasian: 58%

U.S. Workforce by Ethnicity

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02. FLEETCOR AT A GLANCE

Employee Wellness

FLEETCOR’s benefits programs are designed to meet the evolving needs of a diverse workforce across the globe. Because we want our employees and their families to thrive, in additional to our regular benefit offerings, we focused on physical and mental well-being in 2021. During the year, we offered free, online fitness classes, sponsored the FLEETCOR Wellbeing Challenge, provided access to employee assistance programs in all regions, and celebrated Mental Health Awareness programs globally.

Talent Development

FLEETCOR offers a variety of high-quality learning opportunities, designed to support employee development and organizational effectiveness. Learning opportunities are available in all geographies at all levels, and incorporate personal, business and leadership skills development with the goal of empowering our organization, creating avenues for closing skill gaps, and enhancing the capabilities of our workforce. Leadership, teamwork, communication, and many other soft skills are vital to our success. We offer a wide variety of career opportunities and paths to advancement through on-the-job coaching, training, and education. We are proud to be a company where an associate can start as an intern and turn that experience into a successful career.

Voice of the Employee

We continue to develop and refine our people programs based on feedback we receive directly from our workforce, which we gather through an annual survey of all employees globally. The participation rate for our 2021 annual survey was approximately 75%. Our employee engagement score in 2021 remained consistent (1 point lower than) our 2020 results. We are proud of these results during the continued COVID-19 pandemic and amid the great resignation. We believe our employee proposition remains strong and we continue to attract and retain top talent. We continue to share the detailed engagement scores across the organization, and analyze the results to understand differences by geography, demographics, job level, and leader, and to identify opportunities for further improvement. Throughout 2021, we conducted several additional surveys to assess the ongoing engagement of our workforce.

In October 2020, FLEETCOR published its inaugural Corporate Responsibility & Sustainability Report (CRS Report), in which we provided detailed information about the Company’s views and approaches regarding environmental, social and governance issues. We published a 2021 CRS Report in January 2022, which contains information incremental to our inaugural report and is therefore intended to be read in conjunction with that report. Our 2021 CRS Report includes further details related to our global talent strategy, DIB metrics, employee wellness and talent development. We are currently preparing our third annual CRS Report for publication later this year. Our CRS Reports may be accessed electronically at https://investor.FLEETCOR.com, in the governance section.

Core Values INNOVATION Figure out a better way EXECUTION Get it done quickly INTEGRITY Do the right thing PEOPLE We make the difference COLLABORATION Accomplish more together

2022 Notice of Annual Meeting & Proxy Statement	11

02. FLEETCOR AT A GLANCE

Sustainability

We believe we should do our part to ensure environmental sustainability. To that end, we:

In the UK, are registered with the Energy Savings Opportunity Scheme (ESOS) that assesses energy use and energy efficiency opportunities, including with respect to facilities, transportation and energy usage, at least once every four years

In the UK, comply with the Streamlined Energy and Carbon Reporting (SECR) regulations with respect to energy consumption and carbon emissions

Intend to continue strengthening our sustainability recording and reporting processes

Offer eco-friendly programs, including Clean Advantage® and EcoPoint, that provide our fleet card customers the opportunity to offset their fleets’ CO2 emissions through the purchase of carbon credits or the planting of new woodlands

Enable fuel cards to pay for alternative energy, such as electricity and hydrogen, for vehicles which require such to operate

Encourage customers to reduce paper consumption through electronic means, such as delivery of invoices, reports and other communications, payment of invoices, and document management

Continue our multi-year initiative to consolidate data centers

Support workplace initiatives designed to reduce our impact on the environment, whether through reduced energy use or effective waste management, including the following:

Motion sensor-controlled lighting

LED lighting

Time-controlled air conditioning

Video & telephone conferencing to reduce meeting-related travel

Printing defaulted to double-sided

Recycling

Reusable cups and water bottles

Disposal of hazardous waste, such as ink cartridges, batteries and light bulbs

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors

Our Board currently consists of ten highly experienced and engaged members. Except for our CEO, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspectives and significant industry and subject matter experience.

The complexity of our global business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors’ diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

DIRECTOR EXPERIENCE

Payments, financial services and fintech Informed about industry	9 of 10
Finance & accounting Understands the financial complexities of our business	8 of 10
Marketing & advertising Participates in expanding our business and brand awareness	3 of 10
Technology & innovation Equipped to respond to rapidly changing technology	9 of 10
Global business Able to navigate the global opportunities of our business	7 of 10
Cyber & information security Committed to maintaining customers’ trust	4 of 10
Business development & strategy Able to respond to fast-moving changes	8 of 10
Other public company leadership or board service Experienced in large-scale strategy and operations	8 of 10

Tenure*:

11 Years Average

*Since Company IPO in 2010
and through 2022

Age: 65 Average

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Director Nominees

The Nomination and Governance committee evaluates Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term strategy. The committee also takes into consideration the results of the Board’s self-evaluation. Based on its review, the committee determines whether Board refreshment is needed in the near future. Then the committee searches for potential candidates, utilizing a variety of sources to help identify nominees who would be valuable assets to our Board and to FLEETCOR. To meet the needs of our Board, the committee seeks to identify candidates possessing the desired qualities, skills and background.

In 2019, we began to phase out the classified board structure that had been in effect since before we went public in 2010. All directors whose terms expire at this year’s annual meeting will stand for election for a one-year term, expiring at the following annual meeting. At and after the annual meeting, all directors will be elected annually and we will have no classified director terms.

Based on the needs of the Board and FLEETCOR, the Board has selected Messrs. Stull, Buckman, Clarke, Farrelly, Hagerty, Johnson, Jones, Macchia, Sloan and Ms. Moddelmog as nominees to be voted upon at the annual meeting by the shareholders.

Lead Independent Director Age: 63 Director Since: 2000	Steven T. Stull

Featured experience, qualifications and attributes: CEO and Co-Founder of Advantage Capital Partners, a private equity firm, overseeing investments in the technology, financial and information services industries, since 1992; prior Investment executive with a large insurance company; Chief financial officer of an information services company and other career experience in financial institutions

Provides: Deep experience in investments and the financial services business

Age: 74 Director Since: 2013	Michael Buckman

Featured experience, qualifications and attributes: former Managing Partner and Founder of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm, since founding in 2009; prior President of the Asia/Pacific division of BCD Travel, and Chief Executive Officer of BCD from 2001 to 2007; Senior executive positions with Homestore.com, American Express, Sabre Travel Services, American Airlines and Worldspan

Provides: Extensive experience as a senior executive of various technology, travel and payment systems companies

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Age: 66 Director Since: 2000	Ronald F. Clarke

Featured experience, qualifications and attributes: Company CEO since August 2000; prior President & COO of AHL Services, Inc. a staffing firm; Chief Marketing Officer of Automatic Data Processing, a computer services company; Principal with Booz Allen Hamilton, a global management firm; Marketing Manager of General Electric Company, a diversified technology, media and financial services company

Other board experience (current): Ceridian HCM Holding Inc. (NYSE: CDAY)

Provides: Deep knowledge of our Company and industry through his service as our chief executive officer

Age: 78 Director Since: 2014	Joseph W. Farrelly

Featured experience, qualifications and attributes: Senior Vice President, Chief Information Officer of Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services, from 2006 through March 2015; prior Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Nabisco

Other board experience (current): NetNumber Inc.

Other board experience (prior): Helium, GridApps and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries

Provides: Substantial experience and knowledge regarding information technology and security; experience in advertising and marketing

Age: 59 Director Since: 2014	Thomas M. Hagerty

Featured experience, qualifications and attributes: Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, since 1994

Other board experience (current): Black Knight, Inc. (NYSE: BKI), Ceridian HCM Holding Inc. (NYSE: CDAY), Fidelity National Financial, Inc. (NYSE: FNF), Optimal Blue, and Foley Transimene Acquisition Corp.

Provides: Managerial and strategic expertise developed by working with and enhancing value at large, growth-oriented companies; expertise in corporate finance; substantial public company board experience

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Age: 69 Director Since: 2003	Mark A. Johnson

Featured experience, qualifications and attributes: Partner at Total Technology Ventures, a venture capital firm specializing in financial services since September 2008; prior Vice Chairman of CheckFree Corporation, an electronic payments company, leading business development and launch of commercial and consumer electronic funds transfer services; Founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies

Other board experience (current): Cardlytics, Inc. (NASDAQ: CDLX) and certain private companies

Provides: Deep knowledge of the financial institutions industry, financial markets and e-commerce experience

Age: 50 Director Since: 2020	Archie L. Jones, Jr.

Featured experience, qualifications and attributes: Managing Director of Six Pillars Partners, a private equity firm investing in high-growth companies, and a Professor at Harvard Business School; prior executive positions at private equity, public and private companies including NOWaccount Network Corporation, IBM, Kenexa (NYSE: KNXA) and Parthenon Capital; Certified Public Accountant and graduate of Morehouse College and Harvard Business School

Other board experience (current): 1st Choice Credit Union and Project Evident

Provides: Managerial expertise in the financial institutions industry; expertise in mergers and acquisitions

Age: 66 Director Since: 2017	Hala G. Moddelmog

Featured experience, qualifications and attributes: President & CEO of the Woodruff Arts Center, which enriches the lives of more than 800,000 patrons annually, including more than 170,000 students and teachers, making the Woodruff Arts Center the largest arts educator in the state of Georgia; prior President & CEO of the Metro Atlanta Chamber of Commerce; President of Arby’s Restaurant Group, Inc., a division of Wendy’s/Arby’s Group, Inc. (NYSE: WEN); President & CEO of Susan G. Komen for the Cure, the world’s largest breast cancer organization; CEO of Catalytic Ventures, LLC, a business that evaluated investment opportunities in foodservice, franchising and multi-unit retail; and President of Church’s Chicken

Other board experience (current): Lamb Weston Holdings, Inc. (NYSE: LW)

Other board experience (prior): Amerigroup Corporation (NYSE: AGP) from 2009 to 2012; AMN Healthcare Services, Inc. (NYSE: AHS) from 2008 to 2010 and a number of non-profit boards of directors

Provides: Over 20 years leading and enhancing value at high-growth companies including through M&A; expertise in marketing; experience as an executive of large public companies; community ties and extensive board experience

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Age: 70 Director Since: 2010	Richard Macchia

Featured experience, qualifications and attributes: Chief Financial Officer and Senior Vice President of Administration for Internet Security Systems, Inc., an information security provider, from 1997 through October 2006, when it was acquired by International Business Machines Corporation; senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation, a financial information services company, and First Financial Management Corporation, a company providing credit card authorization, processing and settlement services and other enterprise solutions; Partner in the audit and assurance practice of KPMG

Provides: Over 20 years of experience in the financial and information services industry and significant audit and accounting background

Age: 54 Director Since: 2013	Jeffrey S. Sloan

Featured experience, qualifications and attributes: CEO of Global Payments Inc., a leading international payments technology company since 2013; prior Executive positions with Goldman Sachs Group, Inc., including Partner and the worldwide head of Goldman’s financial technology group

Other board experience (current): Global Payments Inc. (NYSE: GPN); Metro Atlanta Chamber of Commerce; Atlanta Committee for Progress

Provides: 28 years of experience in the financial services and payments industries; financial acumen and experience as a public company executive

Evaluation and Evolution of Our Board

As part of our focus on shareholder value, we regularly evaluate the performance of our Board and its committees and engage in self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. We believe our directors’ diverse backgrounds help us to make the most of opportunities and to effectively manage risk. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our shareholders.

Board Meetings and Committees

The Board held 6 meetings in 2021, including committee meetings, and each director attended 100% of all Board and applicable committee meetings during the year.

Our independent directors meet regularly in executive session at each scheduled in-person Board meeting. These sessions are led by independent directors selected on a rotating basis, who report the results of the independent sessions to the CEO and, if appropriate to other members of senior management.

Our Board has five standing committees: an audit committee; a compensation committee, a nominating and corporate governance committee referred to as our governance committee; an executive and acquisitions committee; and an information technology and security committee. The table below provides current membership for each of the Board committees.

Each committee meets at least quarterly, except the executive and acquisitions committee, which meets as needed when matters within its charter arise. Our Board has adopted charters for the committees, which are available on our website at investor.FLEETCOR.com.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

			Nomination	Executive &	Information
	Audit	Compensation			Technology
			& Governance	Acquisitions	& Security
Michael Buckman	M	—	—	—	M
Ronald F. Clarke	—	—	—	C	—
Joseph W. Farrelly	—	M	—	—	C
Thomas M. Hagerty	—	C	—	M	—
Mark A. Johnson	M	—	—	M	—
Archie L. Jones, Jr.	—	—	M	M	—
Richard Macchia	C, F	—	—	—	M
Hala G. Moddelmog	—	M	C	—	—
Jeffrey S. Sloan	—	—	—	M	M
Steven T. Stull	—	M	M	—	—
C = Chair	M = Member F = Financial Expert

Audit Committee

The audit committee currently consists of Messrs. Buckman, Johnson and Macchia and is chaired by Mr. Macchia. The audit committee held 5 meetings in 2021. The Board determined that each member of the audit committee is independent under the NYSE rules and Rule 10A-3 of the Exchange Act, and has determined that Mr. Macchia qualifies as an “audit committee financial expert” under SEC rules.

The audit committee’s primary responsibilities include:

appointing and overseeing independence of and all other aspects of our relationship with our independent registered accountants reviewing and monitoring our accounting principles and policies, and our financial and accounting controls and compliance with regulatory requirements overseeing the financial reporting process and reviewing our interim and annual financial statements establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters approving all audit and permissible non-audit services to be performed by our independent accountants reviewing and approving related-party transactions

Compensation Committee

The compensation committee currently consists of Messrs. Farrelly, Hagerty and Stull and Ms. Moddelmog and is chaired by Mr. Hagerty. The compensation committee held 8 meetings in 2021. The Board has determined that each compensation committee member is independent under the NYSE rules for compensation committee members.

The compensation committee’s primary responsibilities include:

annually reviewing and approving the goals, objectives and specific levels of our executive compensation programs reviewing and approving employment, severance and change in control arrangements administering our executive incentive plans

reviewing and approving policies related to executive compensation, including stock ownership guidelines, clawback policy and hedging/pledging policy selecting our independent compensation consultant

The compensation committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee.

See “Compensation Discussion and Analysis” for a description of the processes and procedures of the compensation committee, the committee’s role, and the role of our executive officers and the compensation committee’s independent compensation consultant, in determining or recommending the amount or form of compensation for executive officers and directors.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Nomination and Governance Committee

The governance committee currently consists of Messrs. Jones and Stull and Ms. Moddelmog and is chaired by Ms. Moddelmog. The governance committee held 4 meetings in 2021.

The governance committee’s primary responsibilities include:

overseeing succession planning

developing and recommending criteria for selecting new directors evaluating individuals and qualifications to become directors recommending nominees for committees of the Board

assisting the Board with matters concerning corporate governance practices overseeing ESG initiatives and considerations

The governance committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee.

Executive and Acquisitions Committee

Our executive and acquisitions committee currently consists of Messrs. Clarke, Hagerty, Johnson, Jones and Sloan and is chaired by Mr. Clarke. The executive and acquisitions committee held no meetings in 2021, as all acquisitions were discussed with the full Board. The executive and acquisitions committee is responsible for addressing important Company matters, including capital expenditures, investments, acquisitions, dispositions and financing activities, that the Chairman of the Board determines should be addressed before the next scheduled meeting of the Board.

Information Technology and Security Committee

Our information technology and security committee consists of Messrs. Farrelly, Buckman, Macchia and Sloan, and is chaired by Mr. Farrelly. The information technology and security committee held 4 meetings in 2021. The information technology and security committee is responsible for providing oversight and leadership for our information technology security and cybersecurity, planning processes, policies and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long-term strategy for global information security and the evolution of our technology in a competitive environment.

To accomplish this purpose, the information technology and security committee has five primary responsibilities:

understanding the security controls and assessments conducted on our major payment platforms and comparing same to industry best practices evaluating strategies to protect our intellectual property

assessing opportunities to update our processing platform strategies to ensure the long term effective and efficient use of our resources reviewing progress on significant IT security and cyber-security projects and evaluating effectiveness of projects overseeing our disaster recovery and business continuity plans

Board Leadership

Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the Chairman of the Board and has served as such since 2003. While we believe this leadership structure has been effective, since 2020 a Lead Independent Director has served as a representative of the independent, non-employee directors of the Board and exercise additional powers and responsibilities in connection with Board meetings. The Lead Independent Director will serve a one-year term, which expires at each annual meeting of shareholders. Mr. Stull has served as Lead Independent Director since 2020, with his term ending at the annual meeting. The Board expects that, if elected at the annual meeting, Mr. Stull will be appointed to serve another term as Lead Independent Director until the 2023 annual meeting.

The Lead Independent Director has the following powers and responsibilities:

preside at all meetings of the Board at which the Chairman of the Board is not present preside over executive sessions of the non-employee directors serve as liaison between the non-employee directors and the Chairman and the CEO call meetings of non-employee directors, with appropriate notice coordinate with the Chairman and CEO on meeting schedules, agendas and information provided to the Board be available for consultation with significant shareholder if so requested exercise and perform such other powers and duties as may be assigned to the Lead Independent Director by the Board from time to time

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, and they typically meet in executive session at the time of each regular Board meeting. The Lead Independent Director presides during the meeting of independent directors, and acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting.

We believe that having a combined chairman and CEO, balanced with a Lead Independent Director, as well as a Board otherwise comprised solely of independent directors who meet regularly in executive session and independent chairs for the Board’s audit committee, compensation committee and governance committee and information technology and security committee provides an effective form of Board leadership and an appropriate balance between strategy development and independent oversight. The Board believes that having our CEO serve as Chairman of the Board facilitates the Board’s decision-making processes because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. Accordingly, he is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees and customers.

Risk Oversight

Our Board, together with its committees, is responsible for overseeing our risk management. The chair of each committee reports to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

The audit committee is responsible for reviewing and approving the annual internal audit plan, our major financial and compliance risk exposures, steps taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. In addition, our internal audit function routinely performs audits on various aspects of operational risks and reports the results quarterly.
The compensation committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

The nomination and governance committee is responsible for succession planning, governance structure and processes, ESG initiatives and considerations, legal and policy matters with potential significant reputational impact and shareholder concerns.

The information technology and security committee focuses on risks associated with information technology and security, such as cybersecurity, security controls, technology initiatives and intellectual property protection. The information technology and security committee conducts reviews at least quarterly to oversee the efficacy of cybersecurity risk initiatives and related controls, policies, procedures, training, preparedness and gover nance structure. The Board and the information tech nology and security committee directed the formation of a cross-functional cybersecurity council at the Company, and receive regular cybersecurity reports from the global CIO, the corporate CIO and the chief information security officer, among others.

Our Board, with input from the various committees and senior management, regularly engages in discussing the most significant risks and how the risks are being managed. Our management team is responsible for identifying and working with the Board to manage business risk and design a risk framework, including setting boundaries and monitoring risk appetite. We believe that our leadership structure, as described above, supports the risk oversight function of the Board.

Given the pandemic was global and we operate across four continents, the Board and each committee recognized the significant risks that were unique to 2020. Throughout 2020, the Board received regular updates on important topics such as credit, fraud, system up-time, employee engagement, shift to remote working, and sales. Management has also presented important learnings and changes on Company protocols in preparation for future potential business interruptions. In 2021, as vaccine distribution increased, management continued to evaluate when and how to re-open its locations, while recognizing that cities, states and countries are opening at different rates.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our web-site at investor.FLEETCOR.com. The guidelines exceed the independence requirements of the NYSE. Under the director independence guidelines and NYSE rules, the Board must annually review each director’s independence and affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has analyzed the independence of each director and determined that, except for our CEO, they each meet the standards of independence under our director independence standards, and applicable NYSE listing rules, including that each member is free of any relationship that would interfere with their individual exercise of independent judgment.

2021 Director Compensation

The non-employee members of our Board receive compensation for serving as directors. Our Board believes restricted stock awards are an appropriate form of compensation for our directors because the value of the grants increases as the value of our stock price increases, aligning the interests of these directors with those of our shareholders.

Annual grants for director service for 2021 had a target value at grant of approximately $250,000. The amount of these grants, which was unchanged from 2020, was determined based on our Board’s general experience with market levels of director compensation. In addition, the Board approved a cash payment in the amount of $50,000 for each independent committee Chair serving in such capacity in January 2021 (Messrs. Farrelly, Hagerty, Macchia and Stull and Ms. Moddelmog). The decision to provide cash compensation is reviewed on an annual basis. All members of our Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board.

Our corporate governance guidelines set forth an expectation that all non-employee directors will hold at least a specified dollar amount of common shares or equity interests within five years of becoming a director. In 2019, our Board increased the stock ownership guideline from $150,000 to $1,250,000. Based on the closing stock price on December 31, 2021, eight of our non-employee directors are currently in compliance with this guideline and we expect that our newest director will meet the guideline within five years, as required by our Corporate Governance Guidelines.

The following table sets forth the total compensation provided to each non-employee director that served during any part of 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Michael Buckman	—	$250,105	$250,105
Joseph W. Farrelly	$50,000	$250,105	$300,105
Thomas M. Hagerty	$50,000	$250,105	$300,105
Mark A. Johnson	—	$250,105	$250,105
Archie L. Jones, Jr.	—	$250,105	$250,105
Richard Macchia	$50,000	$250,105	$300,105
Hala G. Moddelmog	$50,000	$250,105	$300,105
Jeffrey S. Sloan	—	$250,105	$250,105
Steven T. Stull	$50,000	$250,105	$300,105

(1) Consisted of shares of restricted stock, which vested on January 25, 2022. The value for stock awards in this column represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. On December 31, 2021, each non-employee director had 958 shares of restricted stock outstanding.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications

The qualifications for directors are described in our corporate governance guidelines, which is available on our website. The Board does not currently apply any minimum qualifications or require that a director have specified qualities or skills in order to be considered for a position as a director. The Board recognizes the value of diversity among its members and the impact it can have on the performance of the Board. In addition to a director’s professional experience that will benefit our business, we seek to have a Board which represents diversity in professional experiences, viewpoints, gender, age, race, ethnicity, sexual orientation, nationality and cultural background.

Our corporate governance guidelines provide that no director should serve on more than four other public company boards, unless the governance committee determines otherwise. Directors are expected to advise the Chairman of the Board and the governance committee Chair in advance of accepting an invitation to serve on another public company board.

The Board has not limited the number of years for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into us and our operations.

The renomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.

Director Nomination Process

Selection of Director Nominees: Our governance committee is responsible for evaluating candidates for election or appointment to our Board based on the criteria discussed above. The governance committee considers candidates identified by it, other directors, executive officers and shareholders, and, if desired, a third-party search firm. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees.

Shareholder Recommendations of Nominees:

The governance committee of the Board considers recommendations for candidates for nomination to the Board by shareholders. The governance committee will consider and evaluate candidates recommended by shareholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then that nominee will be named in the proxy statement for the next annual meeting.

Shareholder recommendations must be addressed to:

FLEETCOR Technologies, Inc.

Attention: Corporate Secretary

DIRECTOR CANDIDATE RECOMMENDATION

3280 Peachtree Road, Suite 2400

Atlanta, Georgia 30305

Proxy Access Nominations: Our Bylaws establish procedures for nominations by eligible shareholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. To be timely for consideration at our 2023 annual meeting, a shareholder’s proxy access notice to the corporate secretary regarding a proxy access director nomination must be received no earlier than November 27, 2022, and no later than December 27, 2022. However, in the event that the 2023 annual meeting is called for a date that is not within thirty days of June 9, 2023, notice by the shareholder must be received by no later than the tenth day following the date of the public announcement.

Shareholder proxy access nominations must be addressed to:

FLEETCOR Technologies, Inc.

Attention: Corporate Secretary

PROXY ACCESS DIRECTOR NOMINEE

3280 Peachtree Road, Suite 2400

Atlanta, Georgia 30305

Contacting the Board: Shareholders and other interested parties can contact the Board as a group or the non-management directors as a group as follows:

For the Board as a whole: FLEETCORBoard@FLEETCOR.com

For the non-management directors: FLEETCORNonManagementDirectors@FLEETCOR.com

The Corporate Secretary reviews all written and emailed correspondence received from shareholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate. Shareholders can submit communications anonymously or by identifying themselves.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Policies

Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.FLEETCOR.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:

the method for interested parties to communicate directly with the presiding director or with the independent directors as a group the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues

We will provide copies of any of the foregoing information without charge upon written request to:

FLEETCOR Technologies, Inc.

Attention: Corporate Secretary

3280 Peachtree Road, Suite 2400

Atlanta, Georgia 30305

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04.	INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

Common shares beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” or NEOS, and all persons known to us to own more than 5% of our outstanding common shares, as of February 18, 2022. Percentages are based on 77,886,595 shares outstanding as of February 18, 2022.

Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent of Outstanding Shares
The Vanguard Group (5) 100 Vanguard Boulevard Malvern, PA 19355	8,513,164	–	8,513,164	10.9%
T. Rowe Price, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	6,893,301	–	6,893,301	8.9%
Blackrock, Inc. (7) 55 East 52nd Street New York, NY 10055	5,911,778	–	5,911,778	7.6%
Wellington Management Group LLP (8) 280 Congress Street Boston, MA 02210	4,730,660	–	4,730,660	6.1%
Directors and NEOs:
Ronald F. Clarke (9)	1,854,098	2,383,333	4,237,431	5.3%
Charles Freund (10)	33,742	161,559	195,301	*
John S. Coughlin (11)	33,879	238,647	272,526	*
Alexey Gavrilenya (12)	21,522	161,647	183,169	*
Armando L. Netto (13)	30,526	95,147	125,673	*

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04.	INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent of Outstanding Shares
Michael Buckman (14)	20,639	–	20,639	*
Joseph W. Farrelly (15)	14,131	–	14,131	*
Thomas M. Hagerty (16)	7,315	–	7,315	*
Mark A. Johnson (17)	85,966	–	85,966	*
Archie L. Jones, Jr. (18)	1,947	–	1,947	*
Richard Macchia (19)	13,225	–	13,225	*
Hala G. Moddelmog (20)	5,617	–	5,617	*
Jeffrey S. Sloan (21)	12,679	–	12,679	*
Steven T. Stull (22)	26,386	–	26,386	*
Directors and executive officers as a group (16 Persons)	2,199,846	3,158,511	5,358,357	6.6%

*Less than 1%

(1) The business address for each individual listed is 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305.

(2) Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. This column excludes shares that may be acquired through stock option exercises.

(3) This column includes shares that can be acquired through stock option exercises through April 20, 2022.

(4) This column includes common shares, restricted shares, and shares that can be acquired through stock option exercises through April 20, 2022.

(5) This information was reported on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022 on behalf of nine affiliated Vanguard entities.

(6) This information was reported on a Schedule 13G/A filed by T. Rowe Price, Inc. with the SEC on February 14, 2022.

(7) This was reported on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 3, 2022 on behalf of 19 affiliated Blackrock entities.

(8) This information was reported on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 14, 2022 on behalf of four affiliated Wellington entities.

(9) Includes 1,854,098 common shares and vested options to purchase 2,383,333 shares.

(10) Includes 21,283 common shares, vested options to purchase 151,337 shares, options to purchase 10,222 shares vesting within 60 days, and 12,459 restricted shares subject to vesting requirements.

(11) Includes 22,222 common shares, vested options to purchase 228,631 shares, options to purchase 10,016 shares vesting within 60 days, and 11,657 restricted shares subject to vesting requirements.

(12) Includes 10,578 common shares, vested options to purchase 151,381 shares, options to purchase 10,266 shares vesting within 60 days, and 10,944 restricted shares subject to vesting requirements.

(13) Includes 18,151 common shares, vested options to purchase 83,881 shares, options to purchase 11,266 shares vesting within 60 days, and 12,375 restricted shares subject to vesting requirements.

(14) Includes 19,308 common shares and 1,331 restricted shares subject to vesting requirements.

(15) Includes 12,800 common shares and 1,331 restricted shares subject to vesting requirements.

(16) Includes 5,984 common shares and 1,331 restricted shares subject to vesting requirements.

(17) Includes 84,635 common shares and 1,331 restricted shares subject to vesting requirements.

(18) Includes 616 common shares and 1,331 restricted shares subject to vesting requirements.

(19) Includes 11,894 common shares and 1,331 restricted shares subject to vesting requirements.

(20) Includes 4,286 common shares and 1,331 restricted shares subject to vesting requirements.

(21) Includes 11,348 common shares and 1,331 restricted shares subject to vesting requirements.

(22) Represents 6,247 common shares held by Advantage Capital Financial Company, LLC (“Advantage Capital”) and related entities, 18,808 common shares held by Mr. Stull and 1,331 restricted shares subject to vesting requirements. Mr. Stull has shared voting power with respect to the shares held by Advantage Capital and as a result may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest in them. Advantage Capital is a private equity firm.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Our compensation policies and programs, the material compensation decisions we have made under those policies and programs, and the material factors that we have considered in making those decisions are described in this section. Following this section is a series of tables containing specific information about the compensation earned or paid in 2021 to the individuals we refer to as our “named executive officers” or “NEOs” for purposes of this proxy statement, who are our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and certain other highly paid executive officers, in accordance with SEC rules. The discussion below is intended to explain the detailed information provided in the executive compensation tables and to put that information into context within our overall compensation program.

Our NEOs for 2021 were:

Name	Position
Ronald F. Clarke	Chief Executive Officer and Chairman of the Board
Charles R. Freund	Chief Financial Officer and Secretary
John S. Coughlin(1)	Former Group President, Corporate Payments
Alexey Gavrilenya	Group President, North America Fuel
Armando L. Netto	Group President, Brazil

(1) As previously disclosed, Mr. Coughlin stepped down from his role as Group President, Corporate Payments on March 1, 2022, and is expected to serve as a senior advisor through the end of 2022.

Navigating the Opportunities of 2021

2021 Performance

FLEETCOR is a spend management company that provides business-to-business specialty payment solutions that help businesses spend less. We do this by providing our customers tools to control what they buy and what they pay for. Our products are highly specialized for clients with very specific needs, and our proprietary acceptance networks allow us to capture very unique data at the point of sale. Our businesses provide meaningful advantages over most other purchasing methods.

Our unique positioning drove our performance in 2021, where we moved ahead of our 2019 pre-pandemic baseline. We realized impressive performance across the board, with:

Revenue of $2.8 billion, which was up 19% and Adjusted EPS of $13.21, also up 19%. Both of which were all-time record highs for the Company.

Organic revenue growth for 2021 was 12%, which was the highest organic revenue growth rate that we’ve ever reported.

2021 sales were at record levels, up 46% versus 2020, and even up 19% versus 2019.

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05. COMPENSATION DISCUSSION AND ANALYSIS

We also improved the Company’s positioning, through both acquisitions and leveraging our existing infrastructure. Examples include our “beyond” initiatives, which extend each of our business units into adjacent market segments, to create more opportunity. In 2021 we made substantial progress:

In our Corporate Payments business, we’ve moved into the SMB segment with a comprehensive bill-pay platform, which complements our traditional middle market solution.

In our Lodging business, we now serve two new verticals, airline crews and insurance adjusters, in addition to our core workforce travelers.

In our Toll business, we now serve urban or city dwellers with parking, fueling, and drive through services, in addition to our traditional toll road client base.

We are preparing our new platform, where we combine our specialized payment solutions into one comprehensive platform. We anticipate each business client using our smart business cards, travel solutions, and online bill pay services in the same user interface.

Over time, we expect these expanded market segments, and our new platform to have the potential to support our growth targets over the medium term, and could be quite additive to our business, by extending the long-term growth opportunity for the Company. We believe the work and financial performance in 2021 returned FLEETCOR to the trendline of consistent growth on Revenue and Adjusted EPS since we went public in 2010.

20122021

(1) Adjusted net income per share is GAAP net income per share as reflected in our statement of income, adjusted to eliminate certain items. The reconciliation of adjusted net income per share to our GAAP numbers is provided in Appendix A to this proxy statement.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Relative Share Price Performance

The above graph assumes $100 invested on December 30, 2011, at the closing per share price of our common shares on that day ($29.87) through December 31, 2021, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index, (2) the S&P 500®, and (3) the Russell 2000.

Forward-Leaning Compensation Practices

FLEETCOR has embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:

NEO compensation aligned with Company and, as applicable, division performance

Base salary levels generally at or below peer median

Target annual cash incentives generally at or below peer median

Significant portion of NEO compensation generally delivered in the form of equity-based awards

Different performance metrics for different compensation components

Incentive payouts tied closely to achieving published guidance where applicable

Significant stock ownership requirements
No repricing or cashing out of underwater stock options or stock appreciation rights

No hedging or pledging of common shares

No excise tax gross-ups

No excessive perquisites

Maintain a compensation clawback policy that is stronger than current law requires

Double-trigger change of control provisions

Below-market severance coverage

Shareholder engagement includes governance committee Chair, additional Board members and management

Regular review of compensation programs

Utilize an independent compensation consultant

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05. COMPENSATION DISCUSSION AND ANALYSIS

We structure our executive compensation program to incorporate, on an ongoing basis, sound practices that are favored by shareholders, while avoiding practices that we do not believe are in shareholders’ best interests. The table below highlights the compensation practices we embrace and those that we do not follow:

Things We Do	Things We Do Not Do

    NEO incentive pay is tied to multiple financial performance conditions, and equity-based incentives are denominated in common shares

    Significant portion of NEO pay is tied to performance objectives that align with our business strategy

    Annual equity run rate and overhang are consistent with typical practices among similarly situated companies

    All change in control protections are “double-trigger”

    NEO incentives are tied to Company-wide initiatives and/or division objectives within such NEOs’ control

    Severance benefit levels for executives are well below general market practices

    We monitor and build risk-mitigation features into our compensation programs

     Directors and executives are prohibited from hedging or pledging common shares

    No repricing or cashing-out of underwater stock options or stock appreciation rights

   No excise tax gross-ups

    No current payment of dividends on unvested equity awards

   No excessive perquisites

   No “single trigger” change in control provisions

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05. COMPENSATION DISCUSSION AND ANALYSIS

Components of Compensation and Target Direct Compensation Mix

The following table sets forth the key elements of our 2021 NEO compensation programs:

What We Pay	Why We Pay It	Key Features
Base Salary	Attract and retain high-performing executives by providing a secure and appropriate level of base pay	Established after consideration of peer practices and internal parity; reviewed annually and subject to adjustment
Annual Cash Incentive	Encourage and reward accomplishment of annual operating plan and individual objectives	Generally only earned if we meet performance goals tied to our operating budget and strategic initiatives
Equity-Based Awards	Motivate performance and align a significant portion of NEO compensation with our ongoing success and with shareholder returns

   NEOs’ equity awards granted in Performance Shares, performance-based restricted stock units (“Performance-Based RSUs”) and stock options

  Performance-based equity awards generally only have value to our NEOs to the extent the pre-established corporate and/or business unit goals established by the compensation committee are achieved

  Stock options have value for our NEOs only if our stock price increases

Employee Benefits and Perquisites	Attract and retain executive talent

  Customary retirement and health and welfare benefits to all of our salaried employees, including our NEOs

  No nonqualified deferred compensation plans or defined benefit pension plans

  No excessive perquisites

Our mix of compensation elements is designed to reinforce business and strategic objectives, recognize and reward performance, motivate long-term value creation, and align our NEOs’ interests with those of our shareholders. We generally achieve this through a combination of cash and equity awards.

The Company is responsible for allocating capital in a manner that is in the best interest of its shareholders in line with the stated objective of growing Adjusted EPS between 15%-20% per year over the mid-term. Some portion of this growth is contingent on effective capital allocation in the form of acquisitions and/or share buybacks as a use for our free cash flow. As part of existing stock repurchase program, the Company has regularly repurchased shares that it viewed as undervalued, and thus would provide a better return to shareholders compared with other alternatives at the time. Also, repurchases are used to offset the dilutive effect of the issuance of shares to executives under equity compensation plans, including the exercise price of options, and the use of shares in acquisitions.

The Company aligns its executive compensation arrangements with its overall capital allocation strategy that maximizes shareholders’ interests, and share repurchases are accordingly not excluded from our performance metrics. The compensation committee is keenly aware of the Company’s stock repurchase approach under outstanding authorizations, and historical stock repurchases when setting performance metrics for executive compensation awards. Because we intend to use free cash for either repurchases or acquisitions, the Board does not exclude repurchases from the final determination of performance achievement.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Target Mix of Compensation

The compensation committee strives to achieve an appropriate mix between fixed versus variable pay and cash versus equity-based compensation awards in order to meet our compensation objectives. Our compensation committee does not have a rigid policy for allocating compensation between short- and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior shareholder return and retain them to continue their careers with us on a cost-effective basis. For NEOs other than the CEO, our compensation committee generally references cash-based components of compensation below market levels and equity-based components of compensation (based on target levels) at market levels, resulting in total target compensation that is generally below the peer median for our NEOs other than the CEO. For our CEO, the compensation committee references cashed-based components below the peer median, and equity-based components above the peer median, resulting in total compensation that is generally at or above the peer median. Although the compensation committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation.

The ultimate compensation levels reflect the application of these policies to the varying responsibilities of the NEOs. In a typical year, it is expected that the greater the responsibility of the executive and the greater the potential impact of the executive on the Company’s financial performance, the higher the proportion of compensation that can be earned by the executive in the form of performance-based compensation.

Our CEO has the greatest responsibility in managing and driving the performance of our Company. He joined our Company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 90 acquisitions of businesses and commercial account portfolios, and has overseen the growth of our revenue from $33.0 million in 2000 to approximately $2.8 billion in 2021.

The charts below illustrate the 2021 total target direct compensation mix for our CEO and our NEOs other than the CEO (on average), consisting of base salary, target annual cash incentives, and target equity-based incentives. As discussed in more detail below, in 2021 our CEO was granted a performance-based stock option award that was intended to serve as the equity incentive portion of his total compensation for the period from 2020 through 2023. Therefore, the compensation mix for our CEO in the applicable chart below reflects only a quarter of the total target value of his 2021 stock option grant, representing the annualized value that we have assigned to the award.

83%

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05. COMPENSATION DISCUSSION AND ANALYSIS

2021 CEO Pay Program Overview

We strive to develop a total pay program for our CEO that reflects the above compensation philosophy objectives.

Equity Compensation in Prior Fiscal Years

In 2019, 100% of Mr. Clarke’s equity compensation award was comprised of performance-based restricted shares tied to three-year performance goals (the “2019 CEO Award”). We incorporated relative total shareholder return (“TSR”) into the design of the 2019 CEO Award. Although the award was designed so that the payout percentage was initially determined based on Adjusted EPS growth achievement, it included a relative TSR “modifier” that would impact the final payout by applying a factor from 0% (if the relative TSR threshold goal was not met) to 150% (if the maximum relative TSR goal was achieved) to the amount earned based on Adjusted EPS achievement. As further discussed below in the section titled “—Key Elements of 2021 Named Executive Officer Compensation—Equity Awards,” after the completion of the 2019 CEO Award’s three-year performance period on December 31, 2021, the compensation committee determined that, despite our Adjusted EPS growth performance resulting in a potential earned award at 100% of the target level, the “threshold” level of relative TSR performance for the award was not attained, and Mr. Clarke therefore received no payout for the 2019 CEO Award. This result further demonstrates the alignment of Mr. Clarke’s pay with the return our shareholders received.

As previously disclosed, due to the extreme uncertainty of the impact of the COVID-19 pandemic, Mr. Clarke agreed not to receive a new equity award in 2020.

2021 Performance Option Award

In September 2021, with the performance period for the 2019 CEO Award drawing to a close, the compensation committee began preliminary discussions about how to incentivize and motivate Mr. Clarke to lead our continued strategic development in light of the 0% payout of the 2019 CEO Award and the fact that Mr. Clarke elected not to receive an equity award in 2020. On September 30, 2021, following three compensation committee meetings that were specifically dedicated to determining the appropriate design and implementation of Mr. Clarke’s 2021 equity award, the compensation committee, following a review of market data and related materials provided by our independent compensation consultant, Exequity, granted Mr. Clarke an award of performance-based stock options (the “CEO Performance Option”). In connection with the grant of the CEO Performance Option, Mr. Clarke agreed not to receive any other long-term equity grants in 2021, 2022 or 2023.

The CEO Performance Option is intended to further align Mr. Clarke’s compensation interests with the Company stock price performance interests of the Company’s shareholders, and to help retain Mr. Clarke’s service during the period of time covered by the award. In considering and approving the award, the compensation committee considered the best interests of the Company’s shareholders and a desire to retain Mr. Clarke due to, among other considerations, his over 20-year history of operational excellence, development of a strong management team, and ability to lead the Company’s continued strategic development, transformation and expansion.

The CEO Performance Option covers 850,000 shares of our common stock at an exercise price of $261.27 per share, which was the fair market value of our common stock on the grant date. However, the option will vest only if we achieve specific stock price hurdles. Achievement of each stock price hurdle requires that our stock price exceed the hurdle for ten consecutive trading days not later than December 31, 2024 (in other words, only 3.25 years after the date of grant). The stock price hurdle for 550,000 shares subject to the award is $350, and the stock price hurdle for the remainder of the award is $400.

The compensation committee considers achievement of each of the stock price hurdles to represent a significant challenge. The hurdles reflect stock price appreciation of 34% and 53%, respectively, from the closing price of our common stock on the grant date. As of the date of this filing, neither of the stock price hurdles have been achieved. Consequently, no portion of the CEO Performance Option has become exercisable as of the date of this filing. However, notwithstanding these rigorous goals, due to the accounting standards that apply to stock option awards, the CEO Performance Option has significant “grant date fair value” (as determined pursuant to SEC rules) for purposes of the compensation tables included in this proxy statement.

In addition, Mr. Clarke generally must continue to provide services to the Company over an 18-month vesting period to be eligible to vest in the full award (which vests over time in ratable installments every six months), regardless of our stock price performance. Although the CEO Performance Option allows for vesting in the event of certain terminations of employment and in connection with a change in control (on a “double trigger” basis), in all events the applicable stock price hurdles must be achieved in order for Mr. Clarke to vest in the award.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Annualized Rate of CEO Pay

For purposes of the 2021 Summary Compensation Table and the 2021 Grants of Plan-Based Awards table included in this proxy statement, we are required to report the “grant date fair value” of the CEO Performance Option in accordance with SEC rules, which rules are driven by certain assumptions prescribed by FASB ASC Topic 718. Moreover, we are required to report the “pay ratio” between Mr. Clarke’s annual total compensation and the median of the annual total compensation of all Company employees other than Mr. Clarke, based on the total 2021 compensation for Mr. Clarke as reported pursuant to such SEC rules. This is the case even if Mr. Clarke never actually realizes any value from the CEO Performance Option, either because the stock price hurdles are not attained, because he ceases service with the Company, or because our stock price decreases in the future after the vesting or exercise of the award.

Moreover, because Mr. Clarke received no equity awards in 2020, and because he has agreed to receive no equity awards in 2022 or 2023, we view the CEO Performance Option as representing the entirety of Mr. Clarke’s equity compensation awards for the four-year period of 2020 through 2023. Therefore, although the aggregate “grant date fair value” of the award as reported in the 2021 Summary Compensation Table is $55,556,000 (and attributed just to 2021), we view the award as representing $13,889,000 in value on an annualized basis, as reflected in the following table:

Total Grant Date Fair Value	Years Covered	Annualized Value
$55,556,000	4	$13,889,000

Based on our view of the annualized value for the CEO Performance Option described above, Mr. Clarke’s total direct compensation for 2021 (consisting of base salary, annual cash incentive opportunity, and annualized equity award value) is at approximately the 60th percentile compared to our peer group (as described below under “— Compensation Peer Group”).

We believe that the CEO Performance Option is in the best interests of the Company and our shareholders, and will help ensure that Mr. Clarke continues to execute on our key strategic goals.

The table below outlines the performance metrics that were used in the CEO’s 2021 pay program, which metrics were selected to drive a focus on corporate objectives that are expected to produce an increase in shareholder value:

Pay Element	Performance Metric(s)	Rationale and Key Features
Annual Cash Incentive	GAAP Revenue, as Adjusted (34% weight)	Revenue growth is critically important to our success given the operating leverage in our business
	M&A and Other Transactions (33% weight)	We expect M&A and other transactions to continue to contribute to growth
	Growth and Other Initiatives (33% weight)	Drive initiatives to improve financial results
CEO Performance Option	Stock Price Hurdles	Incentivize maximizing shareholder value

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05. COMPENSATION DISCUSSION AND ANALYSIS

Key Elements of 2021 Named Executive Officer Compensation

Base Salary

Base salaries are reviewed annually, taking into account individual responsibilities, individual performance, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market. No particular weight is assigned to these factors. Based on its consideration of these factors, the compensation committee determined not to make any changes to our NEOs’ base salary levels for 2021. The table below illustrates the 2021 base salaries for our NEOs:

Named Executive Officer	2020 Base Salary Rate	2021 Base Salary Rate	% Increase
Ronald F. Clarke	$1,000,000	$1,000,000	0%
Charles R. Freund	$450,000	$450,000	0%
John S. Coughlin	$450,000	$450,000	0%
Alexey Gavrilenya	$400,000	$400,000	0%
Armando L. Netto (1)	$425,945	$425,945	0%

(1) Mr. Netto’s cash compensation is denominated in Brazilian Real. For purposes of this disclosure and to normalize for fluctuations in the currency exchange rate, all cash amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.3885 for 2021. The 2020 base salary rate for Mr. Netto may not be comparable to the 2020 base salary reported for him in our 2021 proxy statement, as we used a 2021 exchange rate calculation for purposes of such disclosure above.

Annual Cash Incentive

The primary objectives of our annual cash incentive program are to provide an incentive for superior work, to motivate our NEOs toward even higher achievement and business results and to tie our NEOs’ goals to the Company’s performance. We use Company-wide, individual and business unit performance goals in our annual cash incentive program. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the NEO and their performance in attaining those objectives.

In January 2021, the compensation committee determined the target annual cash incentive payout levels for the NEOs based on a combination of factors, including each NEO’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact of the NEO’s performance on revenue and net income growth. The compensation committee determined not to make any changes to the NEOs’ target payout levels for 2021 (as compared to the target levels established in the first quarter of 2020 prior to COVID-related mid-year adjustments). Target amounts below are shown as a percent of each NEO’s base salary:

Named Executive Officer	Annual Cash Incentive Target
Ronald F. Clarke	100%
Charles R. Freund	75%
John S. Coughlin	75%
Alexey Gavrilenya	75%
Armando L. Netto	75%

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05. COMPENSATION DISCUSSION AND ANALYSIS

2021 Performance Goals and Results

The compensation committee and the CEO work together to establish meaningful performance goals for the CEO’s annual cash incentive award at the beginning of the performance period. These goals are intended to align CEO rewards with company performance. Based on achievement of the applicable performance goals, the CEO’s annual cash incentive was designed to be paid out in amounts up to 200%.

Our CEO makes recommendations regarding individual and/ or business unit performance goals, which are reviewed and approved by the compensation committee, for our other NEOs.

Based on achievement of the applicable performance goals, all other NEOs’ annual cash incentives were designed to be paid out in amounts ranging up to 150%.

Annual cash incentive awards could be paid out in amounts below the individual target amounts if actual performance achieved minimum thresholds. The awards were designed so that performance below threshold would result in no payout for a given goal.

The tables below illustrate, for each NEO, (1) the performance goals approved for the 2021 annual incentive awards, (2) actual performance with respect to the goals, and (3) the final 2021 annual cash incentive payout earned by the NEO.

Ronald F. Clarke: Mr. Clarke’s 2021 annual cash incentive was determined as follows:

			GOALS
Performance Metric	Weighting	Target ($ values in millions)	Threshold (50%)	Below Target (75%)	Target (100%)	Above Target (150%)	Maximum (200%)	2021 Achievement ($ values in millions)	% of Target Earned
GAAP Revenue, as adjusted(1)	34%	$2,661.2	>98%	>99%	>100%	>101%	>102%	$2,689.4	150%
M&A Achieved(2)	33%	$750	>$500	N/A	>$750	N/A	>$1,000	$517	50%
Growth and Other Initiatives (3)	33%	Achieve 2 goals	N/A	N/A	Achieve 2 goals	Achieve 3 goals	Achieve 4 or more goals	Achieved 4 goals	200%
						Target Payout			1,000,000
						Total Payout % Earned			133.5%
						Cash Incentive Payout			$1,335,000

(1) Adjusted to be consistent with the macro-economic environment assumed in the 2021 budget, but excludes the impact of acquisitions (other than our acquisition of a certain SMB business).

(2) Based upon the aggregate transaction value of material mergers and acquisitions, divestitures or joint ventures for which the Company signs definitive documentation during the year.

(3) (a) Particular product achievement and sales greater than or equal to $3 million (not achieved); (b) achieve global sales growth greater than or equal to 20% (at constant currency) (achieved); (c) complete a particular acquisition and deliver greater than $0.20 in Adjusted EPS accretion pro-rated for the date of closing (achieved); (d) sign definitive documentation for a particular joint venture (achieved); and (e) demonstrate effectiveness of particular advertising efforts (achieved).

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05. COMPENSATION DISCUSSION AND ANALYSIS

Charles R. Freund: Mr. Freund’s 2021 annual cash incentive was determined as follows:

		GOALS
Performance Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Achievement	% of Target Earned
Stock Price Growth vs. S&P 500 (1)	20%	>2.5%	>5.0%	>7.5%	Underperformed S&P 500	0%
Operating Expenses/ Capital Expenditure Budget (2)	20%	N/A	See footnote	N/A	Did not achieve	0%
HR Performance (3)	20%	N/A	See footnote	N/A	Achieved	100%
Refinancing(4)	20%	N/A	See footnote	N/A	Achieved	100%
Legal Matters (5)	20%	N/A	See footnote	N/A	Did not achieve	0%
				Target Payout		$337,500
				Total Payout % Earned		40%
				Cash Incentive Payout		$135,000

(1) Based on extent to which percentage growth in the Company’s stock price exceeds that of the S&P 500 Index.

(2) Achieve the operating expenses and capital expenditure budget, with no unapproved individual overrun greater than a predetermined amount adjusted for expenses related to bad debt, stock compensation, exchange rates, and one-time extraordinary items).

(3) Improvement of non-executive recruiting and administration of compensation programs.

(4) Refinancing each of (a) $1 billion receivables purchase agreement and (b) Term B credit facility.

(5) Final determination of certain legal matters.

John S. Coughlin: Mr. Coughlin’s 2021 annual cash incentive was determined as follows:

			GOALS
Performance Metric	Weighting	Target	Threshold (50%)	Above Threshold (70%)	Below Target (85%)	Target (100%)	Above Target (120%)	Above Target (125%)	Below Maximum (135%)	Maximum (150%)	Achievement	% of Target Earned
Adj. EPS from acquisition as adjusted (1)	33%	Budget	N/A	N/A	N/A	>100%	N/A	N/A	N/A	N/A	100% Budget	100%
Division Sales (2)	34%	Budget	>91%	>93%	>99%	>100%	>103%	N/A	>106%	>109%	92%	50%
Growth Initiatives(3)	33%	Achieve 3 goals	Achieve 2 goals	N/A	N/A	Achieve 3 goals	N/A	Achieve 4 goals	N/A	Achieve 5 goals	Achieved 3 goals	100%
									Target Payout			$337,500
									Total Payout % Earned			83%
									Cash Incentive Payout			$280,125

(1) Adjusted EPS from a certain acquisition, adjusted for, but subject to pro-ration in the event the closing of the acquisition occurred after May 1, 2021.

(2) Adjusted to exclude the impact of a certain acquisition, but subject to sales expense remaining in budget.

(3) (a) Implement ten new ERP integrations (achieved); (b) Achieve target FTE headcount for sales team (not achieved); (c) Launch unified database at both CCP and NVP (achieved); (d) successfully launch CorPay Brand across CCP, NVP, AFEX (achieved); and (e) Launch NVP AP Essentials Solution with 10 active clients onboarded and using the solution (not achieved).

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05. COMPENSATION DISCUSSION AND ANALYSIS

Alexey Gavrilenya: Mr. Gavrilenya’s 2021 annual cash incentive was determined as follows:

			GOALS
Performance Metric	Weighting	Target	Threshold (50%)	Above Threshold (75%)	Target (100%)	Above Target (125%)	Maximum (150%)	Achievement	% of Target Earned
Division Sales (1)	40%	Budget	>98%	>99%	>100%	>101%	>102%	107%	150%
Growth Initiatives (2)	60%	Achieve 2 goals	Achieve 1 goal	N/A	Achieve 2 goals	N/A	Achieve 3 goals	Achieved 2 goals	100%
						Target Payout			$300,000
						Total Payout % Earned			120%
						Cash Incentive Payout			$360,000

(1) Targets are also subject to sales expense remaining in budget.

(2) (a) Successfully renegotiate three particular agreements (achieved); (b) drive greater than or equal to 20% more site visits and applications during 2021 (achieved);

(c) transform credit with real time approvals, improved credit model to increase total pass-thru rate by a certain percentage and allow for new sales of sales bundle (not achieved); (d) achieve Corpay certain x-sell objectives to NAF base (not achieved); and (e) deliver greater than or equal to a revenue target in a certain division (not achieved).

Armando L. Netto: Mr. Netto’s 2021 annual cash incentive was determined as follows:

			GOALS
Performance Metric	Weighting	Target	Threshold (50%)	Above Threshold (70%)	Below Target (85%)	Target (100%)	Above Target (120%)	Below Maximum (135%)	Maximum (150%)	Achievement	% of Target Earned
Division Sales (1)	40%	Budget	>91%	>93%	>99%	>100%	>103%	>106%	>109%	106%	135%
Growth Initiatives(2)	60%	Achieve 3 goals	Achieve 2 goals	N/A	N/A	Achieve 3 goals	N/A	N/A	Achieve 4 or more goals	Achieved 4 goals	150%
								Target Payout			$319,459
								Total Payout % Earned			144%
								Cash Incentive Payout			$460,021(3)

(1) Targets are also subject to sales expense remaining in budget.

(2) (a) fuel transactions increase of 20% or more from 2020 (achieved); (b) urban tag sales greater than 308,900 in 2021 (achieved); (c) Sign definitive documentation for a particular joint venture (achieved); (d) sign up 100,000 or more cash app enabled tag holders (not achieved); and (e) reach 500 new gas stations with active transactions by December 2021 (achieved).

(3) Converted from BRL to USD using an average exchange rate of $1 to R$5.3885 for 2021.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards

We believe that performance-based equity awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases. We believe that stock options are also an effective tool for meeting our compensation goals because NEOs are rewarded only if our stock price increases relative to the stock option’s exercise price. To determine the size of each NEO’s equity awards, we consider the external market, individual performance history and relative job responsibilities. Our CEO makes equity award grant recommendations for each executive officer, including our NEOs (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.

2021 Performance Stock Option Award for CEO

In September 2021, as discussed above, the compensation committee approved the CEO Performance Option for Mr. Clarke. The award will be earned based on Company stock price appreciation performance and certain employment or service conditions. The award is intended to further align Mr. Clarke’s compensation interests with the Company’s stock price performance interests of the Company’s shareholders, and to help retain Mr. Clarke’s service during the period of time covered by the award.

The CEO Performance Option covers 850,000 shares of the Company’s common stock at an exercise price of $261.27 per share, and is divided into tranches of 550,000 shares (the “First Tranche”) and 300,000 shares (the “Second Tranche”). Subject to achievement of applicable stock price hurdles, each tranche will vest in substantially equal increments on each of March 31, 2022, September 30, 2022 and March 31, 2023. In order to achieve a stock price hurdle, the closing price of the Company’s common stock must exceed the hurdle amount for 10 consecutive trading days prior to the expiration date of the award, as determined by the compensation committee. The First Tranche is eligible to vest only if a stock price hurdle of $350 per share is achieved, and the Second Tranche is eligible to vest only if a stock price hurdle of $400 per share is achieved. The award will expire after December 31, 2024 (giving it a 3.25-year term).

Other NEOs’ 2021 Equity Awards

In January 2021, we granted the equity-based incentive awards set forth in the table below to our NEOs other than the CEO:

Named Executive Officer	Performance Shares (Target $ Value)	Total Performance Shares (#)	Performance- Based RSUs (Target $ Value)	Total Target Performance- Based RSUs (#)	Stock Options (Target $ Value)	Stock Options (#)
Charles R. Freund	$335,000	1,284	$1,200,000	4,597	$1,200,000	16,466
John Coughlin	$335,000	1,284	$1,200,000	4,597	$1,200,000	16,466
Alexey Gavrilenya	$335,000	1,284	$1,200,000	4,597	$1,200,000	16,466
Armando L. Netto	$335,000	1,284	$1,200,000	4,597	$1,200,000	16,466

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05. COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Grants

The NEOs, other than Mr. Clarke, received 2021 Performance Share awards tied to Adjusted EPS achievement (“Performance Shares”). The Performance Shares could be earned if we achieved budget Adjusted EPS for the 2021 fiscal year. The compensation committee determined that the Adjusted EPS objective was achieved. As a result, the 2021 Performance Share awards were earned at 100%, and were paid in full in the form of common shares.

Performance-Based Restricted Stock Unit (RSU) Grants

In addition to the Performance Shares, in 2021, we granted Performance-Based RSU awards to each of the NEOs other than Mr. Clarke tied to achievement with respect to corporate or business unit revenue goals. The Performance-Based RSUs earned by each of the NEOs in 2021 (based on the achievement of the applicable performance goals) are subject to a three-year ratable vesting schedule, pursuant to which the earned Performance-Based RSUs will generally vest in substantially equal installments on each of the first three anniversaries of the grant date.

The tables below illustrate, for each participating NEO, (1) the applicable performance goals for each NEO, (2) actual performance with respect to the performance metrics, and (3) the number of Performance-Based RSUs earned in 2021 that are eligible to vest on a ratable basis. The number of Performance-Based RSUs earned for performance falling between the “threshold” and “maximum” performance levels set forth in the table below was determined without interpolation between performance levels (subject to rounding).

Charles R. Freund: Mr. Freund’s 2021 Performance-Based RSU award was based on achievement against a target goal of Company GAAP revenue (as adjusted).

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	97%	98%	99%	100%	101%	102%	≥103%	101% (1)	115%	5,287

(1) GAAP Revenue was adjusted to be consistent with the macro-economic environment assumed in the 2021 budget, but excludes the impact of foreign exchange rates, fuel prices and fuel price spreads.

John S. Coughlin: Mr. Coughlin’s 2021 Performance-Based RSU award was based on achievement against a target goal of net revenue (as adjusted) in the Corporate Payments business.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned

<97%	≥97%	≥98%	≥99%	100%	≥101%	≥102%	≥103%	98%(1)	75%	3,448

(1) Corporate Payments net revenue was adjusted to be consistent with the macro-economic environment assumed in the 2021 budget, but excludes the impact of exchange rates and acquisitions.

Alexey Gavrilenya: Mr. Gavrilenya’s 2021 Performance-Based RSU award was based on achievement against a target goal of net revenue (as adjusted) in the North American Fuel business.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	≥97%	≥98%	≥99%	100%	≥101%	≥102%	≥103%	99%(1)	85%	3,908

(1) NAF net revenue was adjusted to be consistent with the macro-economic environment assumed in the 2021 budget, but excludes the impact of foreign exchange rates, fuel prices and fuel price spreads.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Armando L. Netto: Mr. Netto’s 2021 Performance-Based RSU award was based on achievement against a target goal of net revenue (as adjusted) in the Brazil business.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	97%	98%	99%	100%	101%	102%	≥103%	101%(1)	115%	5,287

(1) Brazil net revenue was adjusted to be consistent with the macro-economic environment assumed in the 2021 budget, but excludes the impact of foreign exchange rates.

Stock Option Grants

The exercise price of each stock option grant is the fair market value of our common shares on the grant date (closing stock price). Stock option awards granted to our NEOs, other than Mr. Clarke, in 2021 generally vest ratably over a period of four years and are earned only with continued employment through the vesting period. We believe stock option awards are inherently performance-based, requiring stock price appreciation before there is any real value earned, while encouraging long-term employment with the Company. In January 2021, we granted the stock options set forth below to our NEOs other than the CEO:

Named Executive Officer	# of Options
Charles R. Freund	16,466
John S. Coughlin	16,466
Alexey Gavrilenya	16,466
Armando L. Netto	16,466

In 2020, Mr. Netto was granted a retention equity award in the form of 35,000 performance-based stock options with an exercise price equal to the fair market value of our common shares on the grant date (closing stock price). This award contemplated that vesting of the award would be subject to the achievement of performance goals. As of the end of the 2020 fiscal year, the performance goals had not been determined, and there was therefore no determinable grant date fair value to report for the award in our 2021 proxy statement. In April 2021, the compensation committee established the performance goals for the option award, which are based on achievement with respect to new active urban plan users (weighted at 75%) and consumer fueling transactions (weighted at 25%). The options may be earned as set forth in the table below, based on performance during the performance period ending in the first quarter of 2023:

		PERFORMANCE LEVEL
Goal	Weighting	Threshold (50% earned)	Target (100% earned)	Maximum (150% earned)
Active Urban Plan Users (1)	75%	N/A	Achieve 750,000 active Urban Plan Users by the first quarter of 2023	N/A
Consumer Fueling Transactions (dollars in millions)	25%	$2.25	$3.0	$3.75

(1) For purposes of this award, “Active Urban Plan Users” is the number of users of our Brazil toll product that are urban. If the “Target” level for this metric is achieved, then 100% of the portion of the options subject to this metric will vest. No options will be earned for this metric if performance is below the “Target” level, and the earned portion of the options will not increase for performance above the “Target” level.

40	2022 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2019 CEO Performance Share Award

In 2019, we granted Mr. Clarke a target award of 25,000 performance-based restricted shares tied to three-year Adjusted EPS and relative total shareholder return (“TSR”) goals. The performance goals for the award operated as follows:

Step 1: Compound Adjusted EPS Growth vs. Target: The Company’s compound Adjusted EPS growth over the performance period beginning on January 1, 2019 and ending on December 31, 2021 is first compared to the three-year performance target established at the beginning of 2019. The number of performance-based restricted shares earned under this Step 1 in relation to the targeted 25,000 shares was initially determined according to the following table:

2019-2021 Compound Adjusted EPS Growth (1)	% of Target Earned	Step 1 Performance-Based Restricted Shares Earned
0.0%	0%	0
7.5%	50%	12,500
10.0%	100%	25,000
13.0%	150%	37,500

(1) For purposes of this award, “Adjusted EPS” is GAAP earnings per share, excluding the expenses related to (a) amortization of intangibles and debt issuance costs, (b) stock compensation (excluding cash taxes), (c) gain or loss on equity investments, and (d) miscellaneous other non-cash items and items that are one-time in nature or not representative of normal business operations, as well as the corresponding tax impact of all these same items.

Step 2: Relative TSR Modifier: The number of performance-based restricted shares earned under Step 1 would then be modified by a factor tied to the Company’s three-year TSR (2019–2021) in relation to the S&P 500. This relative TSR modifier is applied to the Step 1 number of earned shares as follows:

2019-2021 TSR Relative to the S&P 500	Modifier to Step 1 Number of Shares Earned (1)
Below Threshold (<25th percentile)	0% (no shares earned)
Threshold (25th percentile)	50% reduction in Step 1 shares earned
Target (50th percentile)	100% of Step 1 shares earned
Maximum ( 75th percentile)	50% increase in Step 1 shares earned

(1) Performance between the 25th percentile threshold and the 75th percentile maximum level is determined by straight-line interpolation.

Step 3: Apply Overall 200% Maximum: Regardless of the degree of over-performance of the three-year Adjusted EPS growth goal and the three-year relative TSR goal, the overall maximum number of 2019 performance-based restricted shares that may be earned by our CEO is 200% of the targeted number.

In 2022, the compensation committee determined that Adjusted EPS growth performance for the 2019-2021 performance period was approximately 10%, which resulted in 100% of the target award being earned under Step 1 described above. However, because our relative TSR performance placed us in the 22nd percentile of the S&P 500, the compensation committee determined that no portion of the award was earned, due to the application of Step 2 above. As a result, Mr. Clarke forfeited the entire award.

2022 Notice of Annual Meeting & Proxy Statement	41

05. COMPENSATION DISCUSSION AND ANALYSIS

Omission of Certain Goal Levels

We believe that disclosure of certain goal levels for our NEOs’ annual cash incentive and equity awards described above would cause us competitive harm. However, we have provided information regarding the payout levels that would be applied based on percentage achievement against the target levels for such goals. In setting the applicable target levels, the compensation committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years, and how likely it would be for the goals to be achieved. We believe that the below-target goals (where applicable) have been established at levels that should be appropriately difficult to attain , and that the target goals require considerable effort on the part of each NEO to achieve. Achievement of above-target goals (where applicable) is considered to be a “stretch” target given market conditions.

Other Compensation and Benefits

Employee Benefits. All U.S.-based salaried employees including NEOs may participate in a 401(k) plan. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our NEOs in the U.S. may participate in this 401(k) plan on the same basis as all of our other participating employees. Consistent with local employment practices, our senior executives in Brazil, including Mr. Netto, receive a car allowance on a monthly basis to assist with the cost of transportation. We provide health benefits to all of our eligible employees and pay the premiums for these benefits on behalf of our NEOs. We provide to our NEOs life insurance benefits, long term care insurance and concierge doctor services and also pay these premiums. We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our NEOs.

Employment Agreements and Offer Letters; Severance and Change-in-Control Benefits. We entered into an employment agreement with our CEO in 2010. We have also entered into offer letter agreements with each of our other NEOs. Mr. Clarke’s and the other NEOs’ (except for Mr. Freund’s) agreements provide that in the case of their termination under specific circumstances, they will be entitled to certain severance payments. These agreements are discussed below in “Potential Payments Upon Termination or Change in Control.” We provide severance compensation if certain NEOs are terminated without cause to attract and retain qualified executive talent, and, with respect to post-change in control benefits, to incentivize such NEOs to act in the best interests of our shareholders in the face of a transaction even if they may be terminated as a result.

Process to Review, Revise, and Set Compensation

The compensation committee is responsible for administering our executive compensation program and making decisions with respect to the compensation paid to our NEOs. In making such decisions, the compensation committee considers a variety of factors, including:

The compensation committee’s evaluation of the competitive market, including referencing peer group data

The feedback received from our shareholders and proxy advisory firms

The roles and responsibilities of our executives, including each executive’s impact on creating shareholder value

The individual experience and skills of, and expected contributions from, our executives

Pay relative to other NEOs at the Company

The individual performance of our executives during the year and the historical performance levels of our executives

Our overall financial performance

Role of Independent Compensation Consultant: For 2021, the compensation committee retained Exequity as an independent compensation consultant to aid the compensation committee in its consideration of the potential design of the CEO Performance Option. In particular, Exequity prepared a competitive market pay study regarding similar awards granted by other public companies and our CEO’s overall pay compared to our peer companies (as further discussed below). All services performed by Exequity were conducted under the direction or authority of the compensation committee. The compensation committee has considered the required independence factors outlined by the SEC and NYSE rules in assessing the independence of Exequity. Consideration was also given by the compensation committee under those required independence factors, plus all other relevant factors, to whether the work performed by Exequity could give rise to a potential conflict of interest. Based on this review, the compensation committee did not identify any conflict of interest raised by the work performed by Exequity.

Role of Management: Our CEO provides substantial input to the compensation committee in reviewing the performance of the other executive officers and making compensation recommendations for executive officers who report directly to him.

The CEO does not participate in determining the amount of his own compensation. Decisions regarding the compensation of our CEO are made by the compensation committee.

42	2022 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS

Compensation Peer Group

We considered the compensation levels, programs and practices of industry peer companies to assist us in setting compensation for our NEOs by considering market competitiveness and the goal of motivating our executives to appropriately drive corporate performance. The compensation committee periodically reviews and updates the list of companies comprising the peer group to provide an appropriate marketplace focus.

In 2018, the compensation committee engaged its former compensation consultant, Pearl Meyer, to construct an industry peer group that the compensation committee could use to analyze the competitive market. In general, the industry peer group was identified by considering similarly sized publicly traded companies in the data processing, payments and business services sectors. The compensation committee subsequently modified the peer group for purposes of 2020 compensation decisions, as disclosed in our 2021 proxy statement. Prior to establishing the 2021 compensation opportunities for the NEOs, the compensation committee removed First Data Corporation because it had been acquired. The compensation committee evaluates multiple criteria in determining the appropriate peer group, including industry, revenue, market capitalization, competitors to our various lines of business, business models and profitability.

The compensation committee referred to the 2021 Industry Peer Group (as defined below) in setting compensation for 2021 for our NEOs. Generally, the compensation committee references cash-based compensation at or below market levels and equity-based compensation (based on target levels) at or above market levels, resulting in total target compensation at or above the peer median for our CEO and generally below the peer median for our other NEOs. Although the compensation committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation. Comparisons to the peer group for purposes of this Proxy Statement are based on an adjustment of the peer group compensation data by the Company to account for the passage of time.

The peer group used for purposes of 2021 compensation decisions (the “2021 Industry Peer Group”), and its relation to the peer group used for purposes of 2020 compensation decisions, is illustrated in the following table:

Company Peer	2020	2021
Alliance Data Systems Corporation	√	√
Automatic Data Processing, Inc.	√	√
Black Knight, Inc.	√	√
Broadridge Financial Solutions, Inc.	√	√
Ceridian HCM Holding Inc.	√	√
Equifax Inc.	√	√
Euronet Worldwide, Inc.	√	√
Fair Isaac Corporation	√	√
Fidelity National Information Services, Inc.	√	√
First Data Corporation	√
Fiserv, Inc.	√	√
Global Payments Inc.	√	√
Intuit Inc.	√	√
Jack Henry & Associates, Inc.	√	√
Mastercard Incorporated	√	√
Paychex, Inc.	√	√
Paycom Software, Inc.	√	√
SS&C Technologies Holdings, Inc.	√	√
Wex, Inc.	√	√

2022 Notice of Annual Meeting & Proxy Statement	43

05. COMPENSATION DISCUSSION AND ANALYSIS

Information on Other

Compensation-Related Topics

Stock Ownership Policy. Our executive officers are subject to stock ownership requirements (expressed as a multiple of base salary). In response to input in our shareholder outreach process, we increased the stock ownership guideline requirements in 2019 to the following levels (which must be obtained within five years):

Chief Executive Officer 6x

Chief Financial Officer 4x

All Other Executive Officers 3x

Currently, all of our NEOs are in compliance with this policy.

Insider Trading Policy. The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information, buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies, or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which align with our quarterly earnings releases.

Anti-Hedging and Pledging Policy. Derivative securities are securities, contracts or arrangements the value of which varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other shareholders and could also cause the appearance of misuse of inside information.

Our employees, officers and directors are prohibited from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and awards under employee plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using our common shares as collateral.

Equity Grant Practices. We generally grant equity-based incentives annually during the first calendar quarter. To date there has been no set program for the award of incremental periodic grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive for extraordinary performance or the assumption of additional responsibilities or for retention purposes.

Clawback Policy. In 2019, in response to shareholder input received during our outreach process, as well as the results of a shareholder proposal submitted to shareholders in 2019, we adopted a new clawback policy applicable to our executive officers, including our NEOs, which applies to all incentive-based compensation earned by our executive officers. The clawback policy provides that if our compensation committee determines that an executive officer engaged in misconduct that contributed to the Company being required to make a restatement of its financial statements, the Company will promptly recover from such executive officer all incentive-based compensation received that was in excess of the incentive-based compensation such executive officer would have received under the restated financial results of the Company.

Tax Gross-Ups. The Company does not provide excise tax gross-ups for any of its NEOs.

Risk Assessment in Compensation Programs. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The compensation committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create undue risks that are reasonably likely to have a material adverse effect on us.

Consideration of 2021 Say-On-Pay Vote. Our say-on-pay proposal at our 2021 Annual Meeting of Shareholders received approval from approximately 97% of the votes cast. The compensation committee considered the results of this vote to represent strong support for our named executive officer compensation program. The compensation committee did not make any changes to the 2021 named executive officer compensation program that were specifically driven by the results of the 2021 say-on-pay vote.

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06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

2021 Summary Compensation Table

The following table shows the compensation for each of the NEOs.

The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each NEO. The actual value realized will not be determined until the time of vesting in the case of Performance Shares and Performance-Based RSUs, or until option exercise in the case of option awards.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald F. Clarke Chief Executive Officer and Chairman of the Board of Directors	2021	$1,000,000	—	—	$55,556,000	$1,335,000	$32,473	$57,923,473
	2020	$692,308	—	—	—	$587,500	$31,418	$1,311,225
	2019	$1,000,000	—	$9,473,750	—	$1,000,000	$30,563	$11,504,313

Charles R. Freund Chief Financial Officer	2021	$450,000	—	$1,535,353	$1,183,576	$135,000	$34,205	$3,338,134
	2020	$361,635	$50,000	$844,897	$1,000,022	$80,156	$32,368	$2,369,077
	2019	$381,154	—	$602,652	$1,160,600	$151,594	$31,238	$2,327,238

John S. Coughlin Former Group President, Corporate Payments	2021	$450,000	—	$1,535,353	$1,183,576	$280,125	$33,766	$3,482,820
	2020	$372,404	—	$971,520	$1,200,016	$121,078	$30,341	$2,695,358
	2019	$420,000	—	$1,355,908	$870,450	$155,000	$29,442	$2,830,800

Alexey Gavrilenya (6) Group President, North America Fuel	2021	$400,000	—	$1,535,353	$1,183,576	$360,000	$36,625	$3,515,554
	2020	$316,154	—	$971,520	$1,200,016	$93,600	$31,756	$2,613,046
	2019	$277,682	—	$602,652	$928,480	$162,500	$76,754	$2,048,068

Armando L. Netto (7) Group President, Brazil	2021	$425,945	—	$1,535,353	$5,310,426	$460,021	$31,069	$7,762,813
	2020	$347,036	—	$971,520	$1,200,016	$227,698	$31,413	$2,777,684
	2019	$332,511	$25,380	$1,606,840	$1,160,600	$179,311	$32,521	$3,337,163

(1) Represents the salary earned for the applicable year.

(2) Includes the aggregate grant date fair value for stock awards, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2021 Annual Report on Form 10-K. For an overview of the features of the 2021 awards, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.” Grant date fair values for Performance Shares and Performance-Based RSUs are computed based on the probable outcome of the performance conditions as of the grant date for the award. The grant date fair value of the Performance Share awards, assuming maximum performance with respect to the applicable performance goals, would be as follows: $335,214 for Mr. Freund; $335,214 for Mr. Coughlin; $335,214 for Mr. Gavrilenya; and $335,214 for Mr. Netto. The grant date fair value of the Performance-Based RSU awards, assuming maximum performance with respect to the applicable performance goals, would be as follows: $1,800,208 for Mr. Freund; $1,800,208 for Mr. Coughlin; $1,800,208 for Mr. Gavrilenya; and $1,800,208 for Mr. Netto.

(3) Represents the aggregate grant date fair value for the stock option awards, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2021 Annual Report on Form 10-K. Although Mr. Netto received a retention equity award in the form of 35,000 performance-based stock options in 2020, the performance objectives for these stock options had not yet been established as of December 31, 2020, so there was not a grant date fair value to report for such award for 2020 in our 2021 proxy statement. In April of 2021, the compensation committee approved the performance objectives for Mr. Netto’s option award. As a result, the grant date fair value for such award, using the accounting grant date of April 21, 2021, is disclosed in this table based on the probable outcome of the performance market conditions, using a Black-Scholes valuation model, as of such accounting grant date. The grant date fair value of Mr. Netto’s performance-based stock option award, assuming maximum performance with respect to the applicable performance goals, would be $4,642,706. The grant date fair value for the performance stock option granted to Mr. Clarke in 2021 is based on the probable outcome of the performance conditions as of the grant date for the award. The grant date fair value of this performance stock option, assuming maximum performance with respect to the applicable performance goals, would be $55,556,000. For an overview of the features of the 2021 awards, see “Compensation Discussion and Analysis — Key Elements of 2020 Named Executive Officer Compensation — Equity Awards.”

(4) Represents the amounts earned under the annual cash incentive award programs based on achievement of performance goals under the program. For a description of the program, including the 2021 performance goals, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Annual Cash Incentive.”

(5) The following table breaks down the amounts included in the “All Other Compensation” column for 2021:

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06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

All Other Compensation

All other Compensation	Health Benefit Premiums	Long-Term Care Premiums	Retirement Plan Contributions	Vehicle Allowance	Life Insurance	Other	Total
Ronald F. Clarke	$30,776	$1,037	—	—	$660	—	$32,473
Charles R. Freund	$32,126	$900	$519	—	$660	—	$34,205
John S. Coughlin	$30,476	$1,246	$1,385	—	$660	—	$33,766
Alexey Gavrilenya (6)	$30,626	$1,339	$4,000	—	$660	—	$36,625
Armando L. Netto (7)	$5,424	—	—	$23,204	$1,005	$1,436(8)	$31,069

(6) Mr. Gavrilenya was based in the UK prior to his current role through July 31, 2019. Therefore, cash amounts for Mr. Gavrilenya have been converted to U.S. dollars at an average exchange rate of $1 to £0.7768 for the period from January 1 through July 31, 2019.

(7) As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.3885 for 2021, $1 to R$5.1030 for 2020, and $1 to R$3.9401 for 2019.

(8) Amount in the “other” column for Mr. Netto reflects the cost to the Company of a government mandated food benefit.

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06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

2021 Grants of Plan-Based Awards

The following table provides information about awards granted in 2021 to each of the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant (3)	Grant Date Fair Value of Stock and Option Awards (4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($/Sh)	($/Sh)	($)

Ronald F.		$665,000	$1,000,000	$2,000,000	—	—	—	—	—	—	—
Clarke
	9/30/21	—	—	—	550,000 (5)	850,000 (5)	—	—	$261.27	—	$55,556,000

Charles R.		$303,750	$337,500	$371,250	—	—	—	—	—	—	—
Freund
	1/25/21	—	—	—	2,299	4,597 (6)	6,896	—	—	—	$1,200,139
	1/25/21	—	—	—	—	1,284 (7)	—	—	—	—	$335,214
	1/25/21	—	—	—	—	—	—	16,466	$261.07	—	$1,183,576

John S.		$224,438	$337,500	$450,563	—	—	—	—	—	—	—
Coughlin
	1/25/21	—	—	—	2,299	4,597 (6)	6,896	—	—	—	$1,200,139
	1/25/21	—	—	—	—	1,284 (7)	—	—	—	—	$335,214
	1/25/21	—	—	—	—	—	—	16,466	$261.07	—	$1,183,576

Alexey		$150,000	$300,000	$450,000	—	—	—	—	—	—	—
Gavrilenya
	1/25/21	—	—	—	2,299	4,597 (6)	6,896	—	—	—	$1,200,139
	1/25/21	—	—	—	—	1,284 (7)	—	—	—	—	$335,214
	1/25/21	—	—	—	—	—	—	16,466	$261.07	—	$1,183,576

		$159,729	$319,459	$479,188	—	—	—	—	—	—	—
Armando
L. Netto (9)	1/25/21	—	—	—	2,299	4,597 (6)	6,896	—	—	—	$1,200,139
	1/25/21	—	—	—	—	1,284 (7)	—	—	—	—	$335,214
	1/25/21	—	—	—	—	—	—	16,466	$261.07	—	$1,183,576
	4/21/21	—	—	—	30,625	35,000 (8)	39,375	—	$196.18	$287.86(8)	$4,126,850

(1) Reflects the threshold, target and maximum amounts that could be earned under our 2021 annual cash incentive program for each NEO. For information concerning this program, see “Compensation Discussion and Analysis—Key Elements of 2021 Named Executive Officer Compensation—Annual Cash Incentive.” See the 2021 Summary Compensation Table for actual amounts earned for 2021 performance.

(2) Reflects the number of time-based stock options granted in 2021. For information concerning these grants and the vesting terms, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

(3) Except as otherwise indicated in this column, the per share exercise price for stock options granted in 2021 is equal to the closing market price of our common stock on the date of grant. For Mr. Netto’s performance-based option award (which is reported with an accounting grant date of April 21, 2021), the per share exercise price is equal to the closing market price of the Company’s common stock on the date the compensation committee initially approved the grant in March of 2020. However, because the performance goals for such award were established on April 21, 2021, the accounting grant date did not occur until such date. As a result, the per share exercise price is different from the closing market price of the Company’s common stock on the grant date used for accounting purposes.

(4) Reflects the grant date fair value of Performance Share, Performance-Based RSU, and stock option awards granted to each of the named executive officers in 2021 computed in accordance with FASB ASC Topic 718. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers.

(5) These amounts reflect performance-based stock options granted to Mr. Clarke in 2021. “Threshold” refers to the portion of the award that will be eligible to vest upon reaching the threshold level of performance, which is satisfaction of only the first stock price hurdle. If threshold performance is not attained, then Mr. Clarke will not vest in any portion of the award. “Target” refers to the portion of the award that will be eligible to vest upon satisfaction of both stock price hurdles. The award does not have a “Maximum” level of attainment as Mr. Clarke cannot receive any additional options for additional stock price appreciation. For more information concerning this award, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

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06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

(6) Reflects the Performance-Based RSU awards granted in 2021. For information concerning these grants, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

(7) Reflects the Performance Share awards granted in 2021. For information concerning these grants, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

(8) Reflects a grant of performance-based stock options that was initially granted to Mr. Netto in March of 2020. As disclosed in our 2021 proxy statement, although

Mr. Netto received this grant in 2020, the performance objectives for the stock options had not yet been established as of December 31, 2020, so there was no grant date fair value to report for the award for 2020 in our 2021 proxy statement. The grant date fair value reported in this table was determined as of April 21, 2021, the date on which the performance goals were established.

(9) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. Non-equity incentive plan award amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.3885 for 2021.

For information regarding the amount of salary and bonus in proportion to total compensation of our NEOs, see “Compensation Discussion and Analysis — Components of Compensation and Target Direct Compensation Mix” above. For information regarding the employment agreements and offer letters with our NEOs, see “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows the number of stock options and stock awards held by the NEOs on December 31, 2021.

		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options(#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)

Ronald F. Clarke	6/29/2012	258,333	—	—	$35.04	6/29/2022	—	—	—	—
	12/4/2014	850,000	—	—	$149.68	12/4/2024	—	—	—	—
	1/20/2016	425,000	—	—	$114.90	1/20/2026	—	—	—	—
	1/25/2017	850,000	—	—	$150.74	1/25/2027	—	—	—	—
	8/23/2019	—	—	—	—	—	—	—	25,000 (5)	5,596,000
	9/30/2021	—	—	850,000	$261.27	12/31/2024	—	—	—	—
Charles R. Freund	2/23/2015	44,000	—	—	$155.65	2/23/2025	—	—	—	—
	1/25/2017	88,000	—	—	$150.74	1/25/2027	—	—	—	—
	2/27/2019	10,000	10,000	—	$231.70	2/27/2029	—	—	—	—
	3/27/2020	5,221	15,665	—	$196.18	3/27/2030	—	—	—	—
	3/27/2020	—	—	—	—	—	2,124	$475,436	—	—
	1/25/2021	—	16,466	—	$261.07	1/25/2031	—	—	—	—
	1/25/2021	—	—	—	—	—	—	—	4,597 (6)	1,028,992
	1/25/2021	—	—	—	—	—	—	—	1,284 (5)	287,411

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06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options(#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (4)
John S. Coughlin	7/15/2014	28,500	—	—	$132.24	7/15/2024	—	—	—	—
	1/20/2016	64,250	—	—	$114.90	1/20/2026	—	—	—	—
	1/25/2017	88,000	—	—	$150.74	1/25/2027	—	—	—	—
	5/5/2017	30,000	—	—	$133.40	5/5/2027	—	—	—	—
	2/27/2019	7,500	7,500	—	$231.70	2/27/2029	—	—	—	—
	2/27/2019	—	—	—	—	—	—	—	1,625 (5)	363,740
	3/27/2020	6,265	18,798	—	$196.18	3/27/2030	—	—	—	—
	3/27/2020	—	—	—	—	—	2,549	$570,568	—	—
	1/25/2021	—	16,466	—	$261.07	1/25/2031	—	—	—	—
	1/25/2021	—	—	—	—	—	—	—	4,597 (6)	1,028,992
	1/25/2021	—	—	—	—	—	—	—	1,284 (5)	287,411
Alexey Gavrilenya	10/21/2015	15,000	—	—	$144.59	10/21/2025	—	—	—	—
	1/25/2017	88,000	—	—	$150.74	1/25/2027	—	—	—	—
	5/5/2017	30,000	—	—	$133.40	5/5/2027	—	—	—	—
	2/27/2019	8,000	8,000	—	$231.70	2/27/2029	—	—	—	—
	3/27/2020	6,265	18,798	—	$196.18	3/27/2030	—	—	—	—
	3/27/2020	—	—	—	—	—	1,530	$342,475	—	—
	1/25/2021	—	16,466	—	$261.07	1/25/2031	—	—	—	—
	1/25/2021	—	—	—	—	—	—	—	4,597 (6)	1,028,992
	1/25/2021	—	—	—	—	—	—	—	1,284 (5)	287,411
Armando L. Netto	1/20/2016	18,500	—	—	$114.90	1/20/2026	—	—	—	—
	5/5/2017	30,000	—	—	$133.40	5/5/2027	—	—	—	—
	3/1/2018	15,000	—	—	$199.75	3/1/2028	—	—	—	—
	2/27/2019	10,000	10,000	—	$231.70	2/27/2029	—	—	—	—
	3/27/2020	6,265	18,798	—	$196.18	3/27/2030	—	—	—	—
	10/21/2020	—	—	—	—	—	2,040	$456,634	—	—
	1/25/2021	—	16,466	—	$261.07	1/25/2031	—	—	—	—
	1/25/2021	—	—	—	—	—	—	—	4,597 (6)	1,028,992
	1/25/2021	—	—	—	—	—	—	—	1,284 (5)	287,411
	4/21/2021	—	—	35,000	$196.18	3/27/2030	—	—	—	—

(1) Stock options in these columns generally vest in substantially equal installments on each of the first four anniversaries of the grant date.

(2) For Mr. Clarke, reflects a performance-based stock option award granted to Mr. Clarke in 2021, reported at the target performance level, which is the portion of the award that would be eligible to vest after achievement of both of the stock price hurdles applicable to the award. For Mr. Clarke to earn the full award, our stock price must achieve two stock price hurdles by December 31, 2024, and any portion of the award earned based on stock price performance will generally vest in substantially equal increments on each of March 31, 2022, September 30, 2022 and March 31, 2023. Neither stock price hurdle applicable to this award had been achieved as of December 31, 2021. For Mr. Netto, reflects a performance-based stock option originally granted to Mr. Netto in 2020, for which the performance goals were established in April 2021. Mr. Netto’s award will vest to the extent he achieves certain performance goals by the first quarter of 2023. For more information regarding these awards, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

(3) Amounts in this column reflect the unvested portion of Performance-Based RSU awards granted in 2020 that were earned based on 2020 performance, which will vest in substantially equal installments on the second and third anniversaries of the grant date.

(4) Market value of Performance Shares and Performance-Based RSUs that have not vested is calculated using $223.84, the Company’s closing stock price on December 31, 2021.

(5) Messrs. Freund, Coughlin, Gavrilenya and Netto’s 2021 award represents Performance Shares unvested and unearned at December 31, 2021, where performance targets are based on achieving financial or other performance goals for the period ending December 31, 2021. The Performance Share award granted to Mr. Clarke on August 23, 2019 was generally subject to a performance period commencing on January 1, 2019 and ending on December 31, 2021; as discussed in the Compensation Discussion and Analysis, this award was forfeited because the threshold TSR goal for the award was not met. The Performance Share award granted to Mr. Coughlin on February 27, 2019 does not contain performance objectives and was canceled by the compensation committee on March 2, 2022. For information regarding the portion of the awards actually earned after the compensation committee’s certification of the performance goals, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

(6) Represents Performance-Based RSUs unvested and unearned at December 31, 2021, where performance targets are based on achieving Company-wide or business unit performance goals. These awards were generally subject to a performance period ending on December 31, 2021. The awards are reported based on the target performance level. For information regarding the portion of the awards actually earned after the compensation committee’s certification of the performance goals, see “Compensation Discussion and Analysis — Key Elements of 2021 Named Executive Officer Compensation — Equity Awards.”

2022 Notice of Annual Meeting & Proxy Statement	49

06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

2021 Option Exercises and Stock Vested

The following table shows the number of stock options exercised and stock vested in 2021 by each of the NEOs:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	375,000	$86,623,000	–	–
Charles R. Freund	–	–	1,916	$533,529
John S. Coughlin	–	–	2,128	$592,563
Alexey Gavrilenya	–	–	1,618	$450,548
Armando L. Netto	–	–	1,873	$521,556

(1) Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting. There is no guarantee the NEOs actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Potential Payments Upon Termination or Change in Control

Employment Agreements, Severance and Change of Control Benefits

Ronald F. Clarke

We entered into an employment agreement with Mr. Clarke in 2010, the key terms of which are:

The agreement term automatically renews for successive one-year periods unless we provide notice at least 30 days prior to the expiration date.

Mr. Clarke is entitled to an annual base salary of at least $687,500.

If we terminate Mr. Clarke’s employment other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months, in an amount equal to 150% of his then-current annual base salary plus any accrued and unpaid vacation, (2) payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until, at his election, the earlier of the expiration of the severance period or his commencement of employment with another employer and (3) continuation of coverage during the severance period under our life and disability insurance plans, if permitted by the terms of the plans.
If within 12 months following a change in control Mr. Clarke’s employment is terminated by him for “good reason” (as defined below) or by the Company other than for cause, in addition to receiving the severance benefits described above, Mr. Clarke can elect to have us purchase from him any remaining Company common stock and stock options in the Company that he held at January 1, 2010 and still holds. The purchase price would be at the fair market value determined in accordance with the employment agreement. Mr. Clarke no longer holds any Company common stock or stock options that he held at January 1, 2010.

The employment agreement includes customary non-competition and non-solicitation provisions that apply during his employment with the Company and for one year thereafter, as well as customary confidentiality and intellectual property provisions and a mutual non-disparagement provision.

“Cause” is defined, in general, to mean: Mr. Clarke’s (1) failure to render services to us, (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, (3) material breach of the agreement, (4) commission of any crime or act of fraud or embezzlement, (5) misappropriation of our assets, (6) violation of material policies, (7) commission of acts generating material adverse publicity toward us, (8) commission or conviction of a felony, or (9) death or inability due to disability to perform his essential job functions for a period of three consecutive months.

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06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) a significant diminution in the nature and scope of his authority, duties or responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is more than 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.

“Change in control” for purposes of Mr. Clarke’s employment agreement generally has the meaning given to such term in our 2010 Equity Compensation Plan (the “2010 Plan”), which generally means any of the following: (1) the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person that results in a substantial change in ownership or leadership, as further described in the definition; (2) the acquisition directly or indirectly by any person or group of beneficial ownership of securities entitled to vote generally in the election of directors of the Company that represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities, subject to certain exceptions as described in the definition; (3) turnover of a majority of the Board, subject to certain exceptions; and (4) the approval by the Company’s shareholders of a liquidation or dissolution of the Company, subject to certain exceptions.

Other NEOs

We have provided offer letters to Messrs. Freund, Coughlin, Gavrilenya and Netto in connection with their hiring or promotion. Consistent with our historical practice, if any of these NEOs is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of continuation of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.

As previously disclosed, Mr. Coughlin stepped down from his role as Group President, Corporate Payments on March 1, 2022, and is expected to serve as a senior advisor through the end of 2022.

Equity Awards

Our NEOs also have rights under outstanding equity awards, which will accelerate (1) if there is a change in control and the award is not continued in full force and effect or there is no assumption or substitution of the award (as described in the applicable award agreement) in connection with such change in control or (2) if the NEO is terminated without cause (as defined in the 2010 Plan) or resigns for good reason (as defined in the 2010 Plan) within two years following a change in control (a “double trigger”).

Mr. Clarke’s CEO Performance Option is subject to alternative vesting provisions in the event of a termination of his service or a change in control. If Mr. Clarke’s service is terminated by the Company without “cause” (as defined in the award agreement) or by Mr. Clarke for “good reason” (as defined in the award agreement) other than in connection with a change in control as described below, the unvested portion of the award will remain eligible to vest subject to the degree of achievement of the applicable stock price hurdles as of the date of termination, and the vested portion of the option will remain exercisable until the earlier of the 91st day after termination and December 31, 2024. However, if such termination occurs prior to September 30, 2022, then the earned portion of the option will not become exercisable until September 30, 2022, and will expire on the earlier of the 91st day after September 30, 2022 and December 31, 2024.

If Mr. Clarke’s employment terminates due to his death or disability, then the unvested portion of the award will vest (if at all) subject to the degree of achievement of the stock price hurdles, including during the one-year period following the date of termination, and the vested option will remain exercisable until the 366th day after termination or (if earlier) December 31, 2024. If Mr. Clarke dies or becomes disabled after ceasing active service (other than for cause), then the vested portion of the option will remain exercisable until the earlier of the 366th day after the date of such death or disability and December 31, 2024.

Mr. Clarke’s award is also subject to double trigger vesting. If the award is not continued, assumed or substituted in connection with a change in control, then the unvested portion of the option will vest based on the degree of attainment of the stock price hurdles as of the day immediately prior to the date of the change in control and Mr. Clarke will have a reasonable right to exercise the vested option as of the date of and immediately prior to the change in control. In the event that the award is continued, assumed or substituted in connection with a change in control, and Mr. Clarke’s service is terminated without cause or for good reason within a period of two years after the change in control, then the unvested option will vest subject to the degree of attainment of the stock price hurdles as of the date of termination, and the option will remain exercisable until the earlier of the 91st day after such termination and December 31, 2024.

2022 Notice of Annual Meeting & Proxy Statement	51

06. 2021 NAMED EXECUTIVE OFFICER COMPENSATION

Quantification of Potential Payments

The following table shows the potential payments to the NEOs upon a termination of employment in various circumstances, including in connection with a change in control. In preparing the table, we assumed the triggering event occurred on December 31, 2021.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,500,000	–	$30,766	$1,530,776
Termination for good reason or termination without cause following a change in control	$1,500,000	$11,192,000	$30,766	$12,722,766
Change in control	–	–	–	–
Charles R. Freund
Termination	$225,000	–	$16,063	$241,063
Termination without cause following a change in control	$225,000	$1,462,286	$16,063	$1,703,349
Termination	–	$1,462,286	–	$1,462,286
Change in control	–	–	–	–
John S. Coughlin
Termination without cause	$225,000	–	$15,238	$240,238
Termination without cause following a change in control	$225,000	$2,406,924	$15,238	$2,647,162
Termination for good reason following a change in control	–	$2,406,924	–	$2,406,924
Change in control	–	–	–	–
Alexey Gavrilenya
Termination without cause	$200,000	–	$15,313	$215,313
Termination without cause following a change in control	$200,000	$2,178,831	$15,313	$2,394,144
Termination for good reason following a change in control	–	$2,178,831	–	$2,178,831
Change in control	–	–	–	–
Armando L. Netto (4)
Termination without cause	$212,972	–	$2,712	$215,684
Termination without cause following a change in control	$212,972	$3,261,089	$2,712	$3,476,774
Termination for good reason following a change in control	–	$3,261,089	–	$3,261,089
Change in control	–	–	–	–

(1) For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Freund, Coughlin, Gavrilenya and Netto, represents six months of their then-current annual base salary.

(2) Under our 2010 Plan and the stock option, restricted share and restricted stock unit agreements with each named executive officer, all awards are subject to double trigger vesting in the event of a change in control. The value shown above represents the value of the unvested options, restricted shares and restricted stock units held by the named executive officers at December 31, 2021, assuming a value of $223.84 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2021, for which vesting would be accelerated. For options with an exercise price above the closing price of our common stock on December 31, 2021, accelerated vesting value was assumed as zero.

(3) For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Freund, Coughlin, Gavrilenya and Netto, represents the value of continuation of medical, dental and vision benefits for six months.

(4) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. All amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.3885 for 2021. Potential payments to Mr. Netto include the assumed acceleration value of 35,000 performance-based stock options assuming a closing price of the Company’s stock on the date awarded by the compensation committee.

52	2022 Notice of Annual Meeting & Proxy Statement

07. EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2021, with respect to 2010 Plan, which is our only equity compensation plan under which common shares are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C) (3)

Equity Compensation Plans Approved by Security Holders	5,655,934	$176.52	1,401,537

Equity Compensation Plans Not Approved by Security Holders	–	–	–

Total	5,655,934	$176.52	1,401,537

(1) Includes performance-based awards assuming the maximum level of performance, which may overstate the dilution associated with such awards.

(2) The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted share and restricted stock unit awards have no exercise price.

(3) All of the shares available under the 2010 Plan may be issued for awards other than options, warrants or rights, such as restricted stock.

08. COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee

Thomas M. Hagerty (Chair)

Joseph W. Farrelly

Hala G. Moddelmog

Steven T. Stull

09. COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member or proposed member of our compensation committee is an executive officer.

2022 Notice of Annual Meeting & Proxy Statement	53

10. 2021 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the compensation committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2021 to that of all other Company employees for the same period. We identified our median employee by determining December 2021 pay (which was our consistently applied compensation measure for purposes of this disclosure) for all of our employees (as defined for purposes Item 402(u) of Regulation S-K), excluding our CEO, who were employed by us on December 31, 2021. For this purpose, the total pay for each employee was determined by calculating such employee’s total December 2021 compensation using the same categories of compensation that are required to be included in the Summary Compensation Table. We then annualized that total for each employee, but did not annualize the compensation for temporary or seasonal employees or make full-time equivalent adjustments. We did not make any cost-of-living adjustments when identifying our median employee. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on rates as of December 31, 2021.

The annual total compensation for fiscal year 2021 for our CEO was $57,923,473 as set forth in the 2021 Summary Compensation Table for 2021 above, and for our median employee it was $41,265, making the resulting ratio approximately 1,404 to 1. This was calculated, in a manner consistent with Item 402(u) of SEC Regulation S-K, based on our payroll and employment records. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow reporting companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Approximately 60% of our employees are located outside of the United States, in several different countries. In several of these countries the cost of living is much lower than in the United States, as is employee compensation. In light of this, we also conducted a review of compensation for our employees located only in the United States. We included all such employees, and calculated the median of such employees using the same definitions and methodology as described above with respect to our full employee group. We determined that the annual total compensation of the median compensated U.S.-based employee, other than our CEO, was $66,495. The ratio of this employee’s compensation to that of our CEO was 871 to 1.

11. CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our audit committee is responsible for reviewing and approving transactions with the Company involving $120,000 or more in any calendar year, and in which certain related persons have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers, (2) any immediate family member of a director, nominee for director or executive officer, and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed. The policy does not apply to compensation and benefits subject to compensation committee approval, transactions below certain dollar thresholds in which the related party’s interest is indirect and other specified transactions. Our policy is published on our website at investor.FLEETCOR.com.

54	2022 Notice of Annual Meeting & Proxy Statement

12. DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common shares to file reports of their ownership and changes in ownership of our common shares with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from our records. Based on information available to us during fiscal year 2021, and representations made to us by the reporting persons, we believe that Mr. Hagerty was late filing for the vesting of restricted stock on January 29, 2020. Mr. Sloan was late filing for the grant of restricted stock on January 25, 2021. Mr. Clarke was late filing for the exercise of stock options and shares withheld for taxes upon exercise on March 29, 2021 and for the grant of stock options on September 30, 2021. We believe all other reports were made in a timely manner.

13. FIVE YEAR STOCK PERFORMANCE GRAPH

The graph assumes $100 invested on December 30, 2016, at the closing per share price of our common shares on that day ($141.52) through December 31, 2021, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index and (2) the S&P 500®.

Relative Share Price Performance

FLEETCOR Technologies
Russell 2000
S&P data processing and outsourced services
S&P 500
$300
$200
$100
$0.00
2016
2017
2018
2019
2020
2021

2022 Notice of Annual Meeting & Proxy Statement	55

14. AUDIT COMMITTEE REPORT

Our audit committee operates under a written charter adopted by the Board. It is available on our website at investor.FLEETCOR.com under Corporate Governance. The audit committee reviews the charter annually.

The Board reviews annually the NYSE’s listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by SEC rules.

The Board has the ultimate authority for effective corporate governance, including oversight of management. The audit committee assists the Board in fulfilling its responsibilities by overseeing the Company’s accounting and financial reporting processes, the audits of the Company’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s internal audit function.

The audit committee relies on the expertise and knowledge of management, the internal audit function and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control. Ernst & Young LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The independent auditor also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

The audit committee met 5 times during 2021. In connection with the audit of our consolidated financial statements for the year ended December 31, 2020, the audit committee, among other actions:

Reviewed and discussed the Company’s earnings press release, consolidated financial statements and its annual report on Form 10-K, with management and the independent auditor

Reviewed with management and the independent auditor management’s assessment of the effectiveness of our internal control over financial reporting

Reviewed with the independent auditor and management, the audit scope of the independent auditor

Inquired about significant risks, reviewed the Company’s policies for risk assessment and risk management and assessed the steps management is taking to control these risks, and

Met in executive session with the independent auditor

The audit committee has reviewed and discussed with management and the independent auditor our 2021 audited consolidated financial statements, and the independent auditor’s report on those financial statements. Management represented to the audit committee that the Company’s financial statements were prepared in accordance with GAAP. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communications with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.

56	2022 Notice of Annual Meeting & Proxy Statement

14. AUDIT COMMITTEE REPORT

The audit committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Ernst & Young LLP has audited the Company’s consolidated financial statements annually since it was first appointed in 2002. Consistent with its charter, the audit committee, along with the Company management and internal auditors, reviewed EY’s performance as part of the audit committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review of EY, the audit committee considered independence and objectivity, quality of service, evaluations by our management and internal auditors, the quality and candor of communications with the audit committee and management, (v) the length of time the audit firm has served as our independent auditors, the fees for audit and non-audit services, capability and expertise in the financial services industry and in handling the breadth and complexity of our worldwide operations, the audit approach, and size and reputation. As part of its auditor engagement process, the audit committee considers whether to rotate the independent audit firm, and periodically solicits competitive bids for the independent auditor engagement to help ensure the competitiveness of the independent auditor with respect to each of the factors set forth above.

15. AUDIT MATTERS

Fees Billed by Ernst & Young LLP

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2021 and 2020, and fees billed for other services rendered by Ernst & Young LLP during those periods.

The audit committee also evaluates the selection of the lead audit partner, including their qualifications and performance, most recently appointing the current lead audit partner for the first time in 2019 after consultation with EY concerning several possible candidates.

Based on the criteria described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. Also, based on the criteria described above, the audit committee has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2022 subject to shareholder ratification. The Board is recommending that shareholders ratify this selection at the annual meeting.

Audit Committee

Richard Macchia (Chair)

Mark A. Johnson

Michael Buckman

Year Ended December 31
	2021	2020
Audit Fees	$8,712,000	$6,879,000
Audit Related Fees	$864,000	$1,262,000
Tax Fees	$252,000	$340,000
All Other Fees	$4,000	$4,000
Total	$9,832,000	$8,485,000

2022 Notice of Annual Meeting & Proxy Statement	57

15. AUDIT MATTERS

Audit Fees

These amounts represent fees for professional services for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC, as applicable.

Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit Related Fees

Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of our financial statements, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees and All Other Fees

Fees and expenses paid to our Ernst & Young LLP for tax compliance, planning and advice. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in the SEC rules.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The audit committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor and is responsible for fee negotiations with the independent auditor. Each year, the audit committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The audit committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee will then review the delegate’s approval decisions each quarter. Independent auditor fees are evaluated based on the scope of the proposed work, the overall hours and fees and a reconciliation of overall hours and fees from one year to the next, reasonable and customary fees in the industry, periodic competitive bids, expected increases and decreases based on changes in the Company’s business and other changes such as new acquisitions, expected decrease in hours in the second and subsequent years of ownership of an acquired company, and expected impact of new processes such as new revenue recognition standards.

16. PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members. Except for our CEO, all of our directors are independent under the NYSE rules.

In 2019, we began to phase out the classified board structure that had been in effect since before we went public in 2010. All directors whose terms expire at this year’s annual meeting will stand for election for a one-year term, expiring at the following annual meeting. At and after the annual meeting, all directors will be elected annually and we will have no classified director terms.

Accordingly, all ten of our directors — Steven T. Stull, Michael Buckman, Ronald F. Clarke, Joseph W. Farrelly, Thomas M. Hagerty, Mark A. Johnson, Archie L. Jones, Richard Macchia, Hala G. Moddelmog and Jeffrey S. Sloan — will stand for election to the Board for a one-year term. The accompanying proxy will be voted in favor of each individual to serve as a director unless the shareholder indicates to the contrary on the proxy. The Board expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.

Our Board of Directors recommends that you vote “FOR” each of the director nominees named above.

58	2022 Notice of Annual Meeting & Proxy Statement

17. PROPOSAL 2: RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2022. Shareholder ratification of the appointment is not legally required but the audit committee has decided to request that the shareholders ratify the appointment. A representative of Ernst & Young LLP will be present at the annual meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if desired.

If this proposal is not approved by our shareholders at the annual meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our shareholders.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2022.

18. PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Board and our shareholders have determined to hold an advisory vote on executive compensation, as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking shareholders to vote to approve the 2021 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This Proxy Statement contains all of these required disclosures. The following resolution is submitted:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure set forth in this Proxy Statement is hereby APPROVED.

Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on the Company, the Board, or the compensation committee. The Board and compensation committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

We currently conduct a say-on-pay vote annually. Our next say-on-pay vote is expected to occur at the 2023 annual meeting of shareholders.

Our Board of Directors recommends that you vote “FOR” the approval of named executive officer compensation as set forth above.

2022 Notice of Annual Meeting & Proxy Statement	59

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Overview

As recommended by our Board of Directors (the “Board”), we are asking shareholders to approve an amendment and restatement of the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan (the “2022 A&R Plan”), which was approved and adopted by the Board on April 13, 2022, subject to the approval of the Company’s shareholders. The 2022 A&R Plan amends and restates the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan, which was most recently amended and restated effective upon the approval of the Company’s shareholders on February 7, 2018 (such amendment and restatement, the “2018 A&R Plan”). The 2022 A&R Plan continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s needs and authorizes a variety of award types designed to advance the interests and long-term success of the Company. If the 2022 A&R Plan is approved by our shareholders at the annual meeting, it will be effective as of the date of the annual meeting. If the 2022 A&R Plan is not approved by our shareholders, no awards will be made under the 2022 A&R Plan, and the 2018 A&R Plan will remain in effect.

Our principal reason for adopting the 2022 A&R Plan is to increase the number of shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”) available for issuance under the plan. Shareholder approval of the 2022 A&R Plan would constitute approval of an increase in the maximum number of shares of Common Stock available for issuance pursuant to awards granted under the 2022 A&R Plan from 16,750,000 to 20,650,000 as further described below), which is an increase of 3,900,000 shares (or 5.0% of our outstanding Common Stock as of March 15, 2022). The 2022 A&R Plan also extends the term during which awards may be granted until the tenth anniversary of the date shareholders approve the 2022 A&R Plan. The 2022 A&R Plan also includes certain other changes as described below.

The actual text of the 2022 A&R Plan is attached to this proxy statement as Appendix D. The following description of the 2022 A&R Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix D.

Why We Believe You Should Vote for this Proposal

The 2022 A&R Plan authorizes the Compensation Committee to provide equity-based compensation in the forms described below for the purposes of (1) attracting and retaining employees and directors, (2) providing an additional incentive to employees and directors to work to increase the value of the Common Stock, and (3) providing employees and directors with a stake in the future of the Company to align their interests with those of the Company’s shareholders. Some of the key features of the 2022 A&R Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2022 A&R Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of shares of our Common Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation for employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

If the 2022 A&R Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense; we believe our cash could be better utilized in other ways.

60	2022 Notice of Annual Meeting & Proxy Statement

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Awards Outstanding and Historical Grants

Overhang and Dilution. The following table provides information regarding our view of the overhang associated with the 2018 A&R Plan as of March 15, 2022:

	As of March 15, 2022	% of Shares of Common Stock Outstanding as of March 15, 2022
Shares of Common Stock subject to outstanding stock options	6,005,611	7.8%
Weighted average exercise price of outstanding stock options	$181.62	–
Weighted average remaining term of outstanding stock options	5.02 years	–
Shares of Common Stock subject to outstanding full-value stock awards(1)	453,685	0.6%
Total number of shares of Common Stock subject to outstanding awards	6,459,296	8.4%
Total number of shares of Common Stock outstanding	77,291,705	–

(1) Full-value stock awards consist of performance-based and service-based restricted stock and restricted stock units. Performance-based full-value awards are reported here assuming target performance.

The following table provides information regarding the estimated number of shares of Common Stock that will be available under the 2022 A&R Plan based on the number of shares available under the 2018 A&R Plan as of March 15, 2022, assuming approval of the 2022 A&R Plan by the Company’s shareholders:

March 15, 2022
Number of shares available under the 2018 A&R Plan	549,363
Proposed additional shares available under the 2022 A&R Plan	3,900,000
Closing price per share of Common Stock on New York Stock Exchange	$229.41 per share

The total number of shares of Common Stock subject to outstanding awards as of March 15, 2022 under the A&R 2018 Plan (6,459,296 shares), plus the number of shares of Common Stock available for future awards under the A&R 2018 as of that date (549,363 shares), plus the proposed additional shares of Common Stock available for awards under the 2022 A&R Plan (3,900,000 shares), represent an approximate total overhang of 10,908,659 shares (approximately 14.1% of our outstanding Common Stock) under the 2022 A&R Plan. Based on the closing price described above, the aggregate market value as of March 15, 2022 of the new 3,900,000 shares of the Company’s Common Stock requested under the 2022 A&R Plan was $894,699,000.

2022 Notice of Annual Meeting & Proxy Statement	61

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Burn Rate. The following table provides information regarding our equity compensation activity for the prior three fiscal years. Our three-year average burn rate during that period was 1.30%.

	2019 Fiscal Year	2020 Fiscal Year	2021 Fiscal Year
Number of shares subject to awards granted during fiscal year (1)	895,000	845,000	1,527,000
Basic weighted average shares of Common Stock	86,401,000	84,005,000	82,060,000
Burn rate	1.04%	1.01%	1.86%

(1) Does not take forfeitures into account.

In determining the number of shares to request for approval under the 2022 A&R Plan, our management team worked with the Compensation Committee and Exequity to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2022 A&R Plan.

If the 2022 A&R Plan is approved, we intend to use the shares authorized under the 2022 A&R Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2022 A&R Plan will last for about five or six years, based on our historic grant rates and the approximate current stock price, but could last for a different period of time if actual practice does not match recent rates or our stock price changes materially. Our Compensation Committee retains full discretion under the 2022 A&R Plan to determine the number and amount of awards to be granted under the 2022 A&R Plan, subject to the terms of the 2022 A&R Plan, and future benefits that may be received by participants under the 2022 A&R Plan are not determinable at this time.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

Summary of Material Changes from 2018 A&R Plan

Increase in Shares Available for Awards. Subject to adjustment as described in the 2022 A&R Plan and the 2022 A&R Plan share counting rules, awards under the 2022 A&R Plan are limited to 20,650,000 shares of Common Stock of the Company (an increase of 3,900,000 shares from the number of shares available under the 2018 A&R Plan). Shares issued under the 2022 A&R Plan may be authorized but unissued shares or shares that have been reacquired by the Company.

Extension of Term. The 2022 A&R Plan extends the term during which awards may be granted until the tenth anniversary of the date shareholders approve the 2022 A&R Plan.

Clawback Provisions. The 2022 A&R Plan clarifies that awards under the 2022 A&R Plan may be made subject to a clawback policy of the Company or otherwise provide for recoupment by the Company in the event that a grantee engages in detrimental activity, as provided in the documents governing the awards or the applicable clawback policy.

Grants to Non-U.S. Based Participants. The 2022 A&R Plan includes provisions that are intended to better facilitate grants to participants where non-United States law may apply.

Allowances for Conversion Awards and Assumed Plans.

The 2022 A&R Plan provides that awards may be granted under the 2022 A&R Plan in substitution for or in conversion of, or in connection with an assumption of, stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary of the Company, and any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under such awards will not reduce (or otherwise count against) the aggregate share limit or other 2022 A&R Plan limits described above. Additionally, shares available under certain plans that the Company or any subsidiary of the Company may assume in connection with corporate transactions from another entity may be available for certain awards under the 2022 A&R Plan, under circumstances further described in the 2022 A&R Plan, but will not count against the aggregate share limit or other 2022 A&R Plan limits described above.

Other Changes. The 2022 A&R Plan also includes certain other immaterial or clarifying changes.

62	2022 Notice of Annual Meeting & Proxy Statement

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Other 2022 A&R Plan Highlights

Reasonable Grant Limits. The 2022 A&R Plan imposes the following grant limits:

Overall maximum annual grant limits. No employee in any calendar year may be granted stock options, stock appreciation rights (“SARs”), and/or stock grants which in the aggregate are with respect to more than 1,000,000 shares of Common Stock, subject to limited exceptions as noted below and in the 2022 A&R Plan.

Non-Employee Director Grant Limit. The 2022 A&R Plan provides that no non-employee director of the Company in any calendar year may be granted stock options, SARs and/or stock grants under the 2022 A&R Plan which have an aggregate fair value in excess of $500,000, determined under applicable accounting standards as of the date of grant.

Incentive Stock Option Limit. All shares available for issuance under the 2022 A&R Plan will be available for issuance pursuant to ISOs. However, in the event of any adjustment to the number of shares of Common Stock reserved for issuance under the 2022 A&R Plan pursuant to the terms of the 2022 A&R Plan (and as described below), the number of shares available for issuance pursuant to ISOs shall be adjusted only if and to the extent that such adjustment would not cause any ISO to fail to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code (the “Code”).

Share Counting and Recycling Provisions. Generally, the aggregate number of shares of Common Stock available under the 2022 A&R Plan will be reduced on a one-to-one basis when any shares are issued pursuant to the exercise of any stock option or SAR, or issued pursuant to a stock grant. Any shares of Common Stock issued pursuant to a stock grant which are forfeited will be added back to the 2022 A&R Plan’s share reserve and will again be available for grants under the 2022 A&R Plan. Further, the following shares will not be added back to the 2022 A&R Plan’s share reserve and will not be available for future grants:

Any shares issued or otherwise used to satisfy a tax withholding obligation under the 2022 A&R Plan

Any shares which are tendered to the Company to pay the option price of a stock option or which are tendered to the Company in satisfaction of any condition to a stock grant

Any shares that were subject to a stock-settled SAR that were not issued upon exercise
Any shares that are purchased by the Company with proceeds from exercise of a stock option

Minimum Vesting Requirements. No award granted under the 2022 A&R Plan may vest prior to the first anniversary of the applicable grant date, subject to limited exceptions as set forth in the 2022 A&R Plan, in which case such minimum vesting will not apply (which generally include the following): (1) a “change in control” (as defined in the 2022 A&R Plan): (2) termination of an employee’s employment (or cessation of a director’s service) due to death or disability; (3) a substitute award granted in connection with certain corporate transactions that does not reduce the vesting period of the award being replaced; or (4) stock options, SARs or stock grants, which in aggregate cover a number of shares not to exceed 5% of the total number of shares of Common Stock available for issuance under the 2022 A&R Plan as of the effective date of the 2022 A&R Plan.

No “Reload” Stock Options. The 2022 A&R Plan does not permit grants of stock options with a “reload” feature that would provide for additional stock options to be granted automatically to a participant upon the participant’s exercise of previously-granted stock options.

No Repricing of Stock Options or SARs. Outside of certain corporate transactions or adjustment events described in the 2022 A&R Plan or in connection with a “change in control,” the Compensation Committee may not take any action absent the approval of the Company’s shareholders (whether through an amendment, a cancellation, making replacement grants or exchanges or any other means) to directly or indirectly reduce the exercise price of any outstanding stock option or the SAR Value of any outstanding SAR or to make a tender offer for any stock option or SAR if the exercise price or SAR Value (as applicable) for such stock option or SAR on the effective date of such tender offer exceeds the then fair market value of a share of Common Stock subject to such stock option or with respect to which the appreciation in the SAR is based.

No In-the-Money Option or SAR Grants. The 2022 A&R Plan prohibits the grant of stock options or SARs with an exercise price or SAR Value (as defined below) that is less than 100% of the fair market value of our Common Stock on the date of grant.

Change in Control Definition. The 2022 A&R Plan includes a non-liberal definition of “change in control,” which is described below.

2022 Notice of Annual Meeting & Proxy Statement	63

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

No Dividend Payments on Unvested Stock Grants. In general, if a dividend is paid in cash with respect to a share of Common Stock after such share of Common Stock has been issued under a stock grant but before the first date that a grantee’s interest in such share of Common Stock becomes completely non-forfeitable, the Company will delay the payment of such cash dividend until the grantee’s interest in such share of Common Stock becomes completely non-forfeitable. If a dividend is paid on a share of Common Stock in Common Stock or other property after such share of Common Stock has been issued under a stock grant but before the first date that a grantee’s interest in such share of Common Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company will hold such dividend subject to the same forfeiture conditions as applicable to the related stock grant. If a grantee forfeits his or her interest in a share of Common Stock, he or she will forfeit any right to the payment of any dividend with respect to such share of Stock.

Section 162(m)

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain current and former executive officers to the extent that compensation to a covered person exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code had historically not been subject to the deduction limit if the compensation satisfied the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The 2022 A&R Plan retains certain legacy provisions that were originally included in prior versions of the plan to help potentially qualify awards granted under the plan for the performance-based exception to the $1 million tax deductibility cap under Code Section 162(m) (provided that such awards were intended to qualify for the performance-based exception). To be clear, shareholders are not being asked to approve the 2022 A&R Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception. The Company does not anticipate that it will be able to make any future grants under the 2022 A&R Plan that will be intended to qualify for the performance-based exception; thus, while certain of those terms are described in this proposal, unless the transition relief described above should apply, the Company does not expect that such Code Section 162(m)-related provisions will be material or operable for purposes of future grants made under the 2022 A&R Plan.

Summary of Other Material Terms of the 2022 A&R Plan

Administration. The 2022 A&R Plan will generally be administered by the Compensation Committee (or a subcommittee of the Compensation Committee). The Compensation Committee has the discretionary authority to interpret the 2022 A&R Plan and to take such other action in the administration and operation of the 2022 A&R Plan as the Compensation Committee deems equitable under the circumstances. All grants under the 2022 A&R Plan will be evidenced by a certificate that incorporates such terms and conditions as the Compensation Committee (or its subcommittee) deems necessary or appropriate.

Eligibility. The Compensation Committee may grant stock options, SARs or stock grants to employees of the Company or any subsidiary or parent or affiliate of the Company, and to non-employee directors of the Company (provided that such persons satisfy the Form S-8 definition of “employee”); provided that stock options that are intended to qualify as ISOs (as defined below) may only be granted to employees of the Company or a subsidiary or parent of the Company. As of March 15, 2022, the Company had approximately 9,700 employees and 9 non-employee directors. The basis for participation in the 2022 A&R Plan by eligible persons is the selection of such persons by the Compensation Committee (or its appropriate delegate) in its discretion.

Types of awards. The 2022 A&R Plan provides for the following types of awards to certain eligible employees and non-employee directors: stock options, stock grants, and SARs. Under the 2022 A&R Plan, stock options may be granted as stock options that are intended to satisfy the requirements of Section 422 of the Code (“ISOs”) or stock options that are not intended to satisfy such requirements (“non-ISOs”).

Stock Options. A stock option is a right to purchase shares of Common Stock upon exercise. Stock options granted to an employee under the 2022 A&R Plan may be ISOs or non-ISOs. Each grant will specify whether the stock option is an ISO or a non-ISO. The exercise price for each stock option will be payable (as determined by the Compensation Committee) by cash, check, Common Stock or through an approved cashless exercise procedure, including a net option exercise (or in any combination of the foregoing).

SARs. A SAR is a right to receive cash or Common Stock with a value equal to the excess of fair market value of one share of Common Stock on the date such right is exercised over the baseline price specified in the stock option or SAR certificate (the “SAR Value”), multiplied by the number of shares of Common Stock in respect of which the SAR is being exercised.

64	2022 Notice of Annual Meeting & Proxy Statement

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

SARs may be granted independently or as part of a stock option award. A SAR may be paid in cash, shares of Common Stock or any combination of the two. Where a SAR is granted together with a stock option, (1) the number of shares subject to the SAR will be no more than the number of shares under the related stock option, (2) the SAR Value will be no less than the exercise price under the related stock option, (3) upon the exercise of the SAR, the right to exercise the related portion of the stock options will be cancelled, and upon the exercise of a related portion of the stock options, the right to exercise the SAR will be cancelled, and (4) a SAR granted as a part of a stock option will be exercisable only while the related stock option is exercisable.

Stock Option and SAR Vesting and Expiration. Subject to the minimum vesting requirements described above, the Compensation Committee determines when stock options and SARs vest and, in its discretion, may require completion of a period of service as an eligible employee or outside director and/ or satisfaction of a performance requirement (if any) before a stock option or SAR may be exercised. The term of a stock option or SAR may not exceed 10 years from the date of grant (with earlier limitations with respect to certain ISO awards as set forth in the 2022 A&R Plan and as required by the Code).

Stock grants. Stock grants may be made in the form of “stock awards,” “performance shares,” or “performance units.” Except as otherwise set forth in a stock grant certificate, a grantee generally will have the right to vote Common Stock issued under a stock grant during the period after the Common Stock has been issued but before the date that the grantee’s interest in the Common Stock is forfeited or becomes non-forfeitable.

Stock Awards. Subject to the minimum vesting requirements of the 2022 A&R Plan, a stock award may provide for a contractual right to the issuance Common Stock only after the satisfaction of specific employment or performance or other terms and conditions set by the Compensation Committee or may provide for the issuance of Common Stock at the time the grant is made. A stock grant may be subject to the satisfaction of specific employment or performance or other vesting terms and conditions which, if not satisfied, may result in the forfeiture of the award.

Performance Shares and Performance Units. A “performance share” will have an initial value equal to the fair market value of a share of Common Stock on the date of grant, and a “performance unit” will have an initial notional value that is established by the Compensation Committee at the time of grant, with the vesting of such awards to be subject to performance goals and (subject to the minimum vesting requirements of the

2022 A&R Plan) service conditions established by the Compensation Committee. Any earned performance shares will be paid in Common Stock unless otherwise specified in the grant certificate, and any earned performance units will be paid in the form of cash, Common Stock, or a combination as specified in the grant certificate.

Performance Goals. The Compensation Committee will determine whether stock grants under the 2022 A&R Plan are subject to the achievement of performance goals, including based on one or more of the following performance measures or such other performance measures as may be determined by the Compensation Committee: (1) our return over capital costs or increases in return over capital costs, (2) our total earnings or the growth in such earnings, (3) our consolidated earnings or the growth in such earnings, (4) our earnings per share or the growth in such earnings, (5) our net earnings or the growth in such earnings, (6) our earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) our earnings before interest and taxes or the growth in such earnings, (8) our consolidated net income or the growth in such income, (9) the value of our stock or the growth in such value, (10) our stock price or the growth in such price, (11) our return on assets or the growth on such return, (12) our cash flow or the growth in our cash flow, (13) our total shareholder return or the growth in such return, (14) our expenses or the reduction of such expenses, (15) our sales growth, (16) our overhead ratios or changes in such ratios, (17) our expense-to-sales ratios or the changes in such ratios, (18) our economic value added or changes in such value added, (19) our gross margin or the growth in such gross margin, or (20) our bad debt expense or the reduction in such bad debt expense. Performance goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual employee or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries or affiliates. A performance goal may be set in any manner determined by the Compensation Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and the Compensation Committee may set more than one goal. Performance goals may be expressed in terms of alternatives, or a range of alternatives, such as including or excluding (a) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (b) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management or (c) the effects of tax or accounting changes.

2022 Notice of Annual Meeting & Proxy Statement	65

19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Transfer of Awards. Options and SARs will (absent the Compensation Committee’s written consent) be exercisable only by the employee or director and only during such employee’s or director’s lifetime. No award will be transferable otherwise than by will or the laws of descent and distribution without the consent of the Compensation Committee, and any person or persons to whom a stock option or SAR is transferred by will or by the laws of descent and distribution (or otherwise with the Compensation Committee’s written consent) will be treated as the employee or director.

Change in Control. Pursuant to the 2022 A&R Plan, the Board will have the right to deem (at the time of a change in control) any and all terms and conditions to the exercise of all outstanding stock options and SARs, and any and all outstanding issuance and vesting conditions under any stock grants, to be 100% satisfied as of the effective date of a change in control if:

All of the outstanding stock options, SARs and stock grants granted under the 2022 A&R Plan are not continued in full force and effect or there is no assumption or substitution of the stock options, SARs and stock grants (with their terms and conditions unchanged) in connection with change in control; or

Solely with respect to a stock option, SAR or stock grant that was granted prior to the effective date of the 2018 A&R Plan, the terms of an option certificate, SAR certificate or stock grant certificate expressly provide that this provision applies to the grant made under such certificate even if there is such a continuation, assumption, or substitution of such grant or the 2022 A&R Plan.

The Board will also have the right, to the extent required as a part of a change in control transaction, to cancel outstanding stock options, SARs and stock grants after giving eligible employees and outside directors a reasonable period of time to exercise their outstanding stock options and SARs or to take such other action as is necessary to receive Common Stock subject to stock grants.

The 2022 A&R Plan also provides that if outstanding stock options, SARs and stock grants are continued in full force and effect or there is an assumption or substitution of the stock options, SARs and stock grants in connection with a change in control, then, except as expressly provided in any option certificate, SAR certificate or stock grant certificate granted prior to the effective date of the 2018 A&R Plan, any conditions to the exercise of an eligible employee’s or director’s outstanding stock options and SARs and any issuance and forfeiture conditions of outstanding stock grants will automatically expire and have no further force or effect on or after the date that the employee’s or director’s service terminates, if:

The employee’s employment is terminated at our initiative for reasons other than “cause” (as defined in the 2022 A&R Plan) or is terminated at the employee’s initiative for “good reason” (as defined in the 2022 A&R Plan) within the two-year period starting on the date of the change in control; or

The non-employee director’s service on our Board terminates for any reason within the two-year period starting on the date of the change in control.

A change in control means, generally, and subject to certain exceptions set forth in the 2022 A&R Plan: (1) any sale by us of all or substantially all of our assets or our consummation of any merger, consolidation, reorganization or business combination with any person, except for certain transactions that do not result in a significant change in our ownership or leadership as further described in the 2022 A&R Plan; (2) the acquisition by any person of beneficial ownership of 30% or more of the combined voting power of our then-outstanding voting securities; (3) the “incumbent directors” (as defined in the 2022 A&R Plan) cease for any reason (other than ordinary course events, such as death or retirement situations), to constitute at least a majority of the members of the Board; or (4) the approval by our shareholders of a liquidation or dissolution of the Company.

Adjustments. As further described in the A&R 2022 Plan, in the event of (a) any equity restructuring, change in the capitalization of the Company (including, but not limited to, spin offs, stock dividends, large non-reoccurring cash or stock dividends, rights offerings or stock splits), or (b) any transaction described in Code Section 424(a) which does not constitute a change in control, the Compensation Committee will adjust in a reasonable and equitable manner, the number, kind or class of shares of Common Stock reserved for issuance under the 2022 A&R Plan, the 2022 A&R Plan’s grant limitations, the number, kind or class of shares of Common Stock subject to stock options or SARs granted under the 2022 A&R Plan, and the exercise price of the stock options and the SAR Value of the SARs, as well as the number, kind or class of shares of Common Stock subject to outstanding stock grants under the 2022 A&R Plan, in order to preserve the aggregate intrinsic value of each such outstanding stock option, SAR and stock grant immediately before such restructuring or recapitalization or other transaction, or, in the case of an adjustment to the shares of Common Stock reserved for issuance under the 2022 A&R Plan, to account for a reduction in the total number of shares reserved under the plan that would result from the transactions and events described in (a) and (b) above.

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19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Adjustment of Shares; Mergers. If there is a corporate transaction described in Section 424(a) of the Code that does not constitute a change in control under the 2022 A&R Plan, the Compensation Committee as part of any such transaction will have right to make grants under the 2022 A&R Plan (without regard to any individual award limits under the 2022 A&R Plan) to effect the assumption of, or the substitution for, outstanding stock grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants and stock option and stock appreciation right grants. Furthermore, if the Compensation Committee makes any such grants as part of any such transaction, the Compensation Committee will have the right to increase the number of shares of Common Stock available for issuance under the 2022 A&R Plan by the number of shares of Common Stock subject to such grants without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or stock exchange rules.

Amendments and Termination of the 2022 A&R Plan. Our Board may amend the 2022 A&R Plan at any time, provided, that no amendment will be made (a) absent the approval of the shareholders of the Company to the extent such approval is required under applicable law or stock exchange rules, or (b) on or after the date of a change in control which might adversely affect any rights that would otherwise vest on a change in control. The Board also may suspend granting stock options or SARs or making stock grants or terminate the 2022 A&R Plan at any time, provided that the Board cannot unilaterally modify, amend or cancel any stock option, SAR or stock grant unless the holder consents in writing to such modification, amendment or cancellation or there is a dissolution or liquidation of the Company or a change in control of the Company. No awards will be granted under the 2022 A&R Plan on or after the earlier of (1) the tenth anniversary of the date our shareholders approve the 2022 A&R Plan and (2) the date upon which all of the stock reserved for use under the 2022 A&R Plan has been issued or is no longer available for use under the 2022 A&R Plan.

Withholding. Awards under the 2022 A&R Plan will be made subject to the condition that the recipient consents to whatever action the Compensation Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such award or to the satisfaction of any vesting conditions with respect to Common Stock subject to a stock grant. No tax withholding under the 2022 A&R Plan will exceed the federal and state tax withholding requirements.

Grants to Non-U.S. Based Participants. The 2022 A&R Plan provides that, in order to facilitate the making of any grant or combination of grants under the 2022 A&R Plan, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any subsidiary or affiliate of the Company outside of the United States of America or who provide services to the Company or any subsidiary or affiliate of the Company under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2022 A&R Plan (including sub-plans) (to be considered part of the 2022 A&R Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2022 A&R Plan as then in effect unless the 2022 A&R Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2022 A&R Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2022 A&R Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Non-ISO Stock Options and SARs. In general:

No income will be recognized by a grantee at the time a non-ISO stock option or SAR is granted; and

At the time of exercise of a non-ISO stock option or SAR, ordinary income will be recognized by the grantee in an amount equal to, in the case of a non-ISO stock option, the difference between the exercise price paid for the shares and the fair market value of the unrestricted shares on the date of exercise and, in the case of a SAR, the amount of cash received and the fair market value of any unrestricted shares received.

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19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

ISOs. No income generally will be recognized by an optionee upon the grant or exercise of an ISO, but the exercise may give rise to alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Grants. No income generally will be recognized upon the grant of a stock grant (including performance shares and/or performance units). Upon payment in respect of such awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received (reduced by any amount paid by the recipient). With respect to stock grants comprised of restricted stock, the recipient of such restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the restricted stock is no longer subject to a substantial risk of forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares over any purchase price.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, it is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

Benefits, if any, payable under the 2022 A&R Plan for 2022 and future years are at the discretion of the Compensation Committee and are therefore not determinable at this time.

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19. PROPOSAL 4: APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC. AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

Awards Granted to Certain Persons

The table below shows the number of awards granted under the FLEETCOR Technologies, Inc. 2010 Equity Compensation Plan to the named executive officers and the other individuals and groups indicated below, since its inception, as of March 15, 2022. The closing price of our Common Stock on March 15, 2022 was $229.41 per share.

		OPTION AWARDS
Name and Position (or Group)	Stock Grants (Number of Shares Subject to Awards Granted)	Number of Shares of Common Stock Subject to Awards Granted	Weighted Average Exercise Price Per Share
Ronald F. Clarke
Chief Executive Officer and Chairman of the Board of Directors	1,600,334	4,641,665	$123.80
Charles R. Freund
Chief Financial Officer and Secretary	49,875	510,580	$108.34
John S. Coughlin
Former Group President, Corporate Payments	92,655	403,983	$154.98
Alexey Gavrilenya
Group President, North America Fuel	65,191	272,233	$160.07
Armando L. Netto
Group President, Brazil	57,071	265,733	$184.91
All current executive officers, as a group	1,912,547	6,290,300	$130.20
All current non-executive directors, as a group	122,044	–	–
Each nominee for election as a director(1)	122,044	–	–
Each associate of any of the foregoing	–	–	–
Each other person who received at least 5% of all awards granted	–	–	–
All employees, including all current officers who are not executive officers, as a group	1,664,536	8,896,282	$116.63

(1) Excludes Mr. Clarke.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2022 A&R Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2022 A&R Plan by our shareholders.

Our Board of Directors recommends that you vote “FOR” the approval of the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan

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20. PROPOSAL 5: ESTABLISH A RIGHT TO VOTE BY WRITTEN CONSENT

In response to the vote taken at our 2021 annual meeting of stockholders, we are submitting a management proposal to establish a shareholder right to vote by written consent at the annual meeting. After careful consideration, our Board has unanimously adopted, and recommends that our shareholders approve, an amendment (Proposed Amendment) to both (i) our Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 3, 1998, as amended and restated by Certificates of Amendment filed with the Secretary of State of the State of Delaware on December 20, 2010, on June 7, 2018 and on June 14, 2019 (Charter) and (ii) our Amended and Restated Bylaws, dated as of October 28, 2020 (Bylaws) to provide for such shareholder right to vote by written consent.

Our Board carefully considered the implications of amending our Charter and Bylaws to effect the adoption of a written consent right and has determined that it is advisable and in the best interests of the shareholders to do so. In addition, our Board recognizes that a similar proposal regarding a written consent right received 58% at the 2021 annual meeting. Our Board has recommended that shareholders vote in favor of Proposal 4, an amendment to Article EIGHTH of the Charter and an amendment to Article 5 Section 3 of the Bylaws, as set forth in Appendix B and Appendix C, respectively.

The proposed amendments include the following various procedural and other safeguards, which the Board believes are in the best interests of the Company and its shareholders, to address concerns that the written consent process could be abused:

To reduce the risk that a small group of short-term, special interest or self-interested shareholders initiate actions that are not in the best interests of the Company or its shareholders and reduce the financial and administrative burdens on the Company, the proposed amendment requires that stockholders record of at least 25% of outstanding shares (provided that such shares are determined to be Net Long Shares (as defined in the Bylaws) that have been held continuously for at least one year prior to the request) to request that the Board set a record date to determine the shareholders entitled to act by written consent. The threshold required to request action by written consent is the same threshold required for shareholders to call a special meeting. Our Board believes that the threshold for setting a record date to act by written consent and calling a special meeting should be the same so there is no advantage to proceeding in one way versus the other. Further, any action by written con sent must be approved by a majority of shares outstanding.
To protect against shareholder disenfranchisement, written consents must be solicited from all shareholders in accordance with Regulation 14A of the Exchange Act, ensuring that a written consent solicitation statement is publicly filed and giving each shareholder the right to consider and act on a proposal. This protection would also eliminate the possibility that a small group of shareholders could act without a public and transparent discussion of the merits of any proposed action and without input from all shareholders. Moreover, any such small group of shareholders may not owe a fiduciary duty to all shareholders and could act without deliberation and comment from our management or the Board. Depriving shareholders of this important deliberative process, during which shareholders can consider the advice of directors who owe a fiduciary duty to all shareholders, is contrary to our culture of open communication and good corporate governance.

To provide transparency, shareholders requesting action by written consent must provide the Company with approximately the same information currently required of any shareholder seeking to nominate directors or propose action at a meeting.

To provide our Board with a reasonable timeframe to properly evaluate and respond to a shareholder request, the proposed amendment requires that our Board must act, with respect to a valid request, to set a record date by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery by the shareholder(s) of any information requested by the Company to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after our Board action to set a record date. Should our Board fail to set a record date by the required date, the record date will be the first date after the expiration of the 10 day period on which a signed shareholder written consent is delivered to the Company.

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20. PROPOSAL 5: ESTABLISH A RIGHT TO VOTE BY WRITTEN CONSENT

The proposal would require that any shareholder seeking to engage in a “public solicitation” (a solicitation of ten or more persons) in order to reach the 25% ownership thresh old ask the Board to set an initial record date for that purpose (a solicitation record date). The solicitation record date is intended to provide the initiating shareholder seeking to establish a record date for action by written consent (the initiating shareholder) with greater certainty regarding which shareholders it should target in its solicitation efforts by identifying the date that would be used for determining the holders of FLEETCOR common stock that may be counted toward the 25% ownership threshold. If an initiating shareholder does not intend to engage in a public solicitation in order to reach the 25% threshold, it will not be required to request a solicitation record date.

To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in a limited number of circumstances, including:

for matters that are not a proper subject for shareholder action under applicable law,

if the record date request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law,

if the request to set a record date is delivered to the Company during the period beginning 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, if an annual or special meeting of shareholders that included an item of business identical or substantially similar to the proposed action was held within 90 days before the Company received the request for a record date, or if an identical or substantially similar item is included in our notice for a meeting of shareholders that has been called but not yet held.

The summaries of the amendments to the Charter and Bylaws are qualified in their entirety by reference to the text of the proposed amendments to the Charter and Bylaws attached as Appendix B and Appendix C, respectively.

Our Board of Directors recommends that you vote “FOR” the approval of Charter and Bylaws amendments to adopt a shareholder right to act by written consent.

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21. PROPOSAL 6: MODIFY SHAREHOLDER RIGHT TO CALL A SPECIAL MEETING

We have received notice of the intention of a shareholder to present the following proposal at the annual meeting. The text of the proposal and supporting statements appear exactly as received. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of this proposal. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

Shareholder Right to Call a Special

Shareholder Meeting

In response to the 2021 proposal with 58% support FLEETCOR management may be tempted, like a number of other managements, to give shareholders a useless right to act by written consent.

Some companies have required that, to initiate written consent, 25% of shares must petition management for the ministerial baby step of obtaining a record date. The 2021 proposal, that received 58%-support, did not call for a large percentage of shares to be required to simply petition for a record date for written consent.

Once a record date is obtained then shareholders are on a tight schedule to obtain the consent of 51% of shares outstanding which is equal to 60% of the shares that vote at the annual meeting.

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It currently takes a theoretical 25% of shares to call for a special shareholder meeting. This can be deceiving because this translates into 30% of the shares that vote at the annual meeting. It would be hopeless to think that shares that do not have the time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.

This can also be deceiving because 100% of shares owned less than 365 days continuously are excluded. Thus the shareholders who meet the in practice 30% stock ownership requirement could determine that they own 40% FLEETCOR stock when length of stock ownership is factored out. A potential 40% stock ownership requirement to call a special shareholder meeting is nothing for FLEETCOR management to brag about. It is also important to vote for this proposal because we gave 58% support to a 2021 proposal for a shareholder right to act by written consent.

This turns into a classic Catch-22 dilemma for shareholders. In order to get a record date, 25% of shares must give their contact information to management. Thus it is easier than shooting fish in a barrel for management to go to the corporate war chest and hire professional proxy solicitors to pester the 25% of shares to change their mind and revoke their support for their written consent topic.

Thus while the base of 25% of shares are easily venerable [sic] to management attack by professional proxy solicitors, shareholders must more than double their number to 60% of shares in a limited time period with money out of their own pockets.

Please vote yes: Proposal 6 — Shareholder Right to Call a Special Shareholder Meeting

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21. PROPOSAL 6: MODIFY SHAREHOLDER RIGHT TO CALL A SPECIAL MEETING

The Company’s Statement in Opposition to the Proposal: Our Board recommends that you vote “AGAINST” this proposal.

The Board recommends that you vote against this proposal. The Company already provides a meaningful and balanced right for shareholders to call a special meeting and the proposed decrease in the percentage of shares required to call a special meeting is neither necessary nor in the best interests of the Company and its shareholders.

The Company currently provides that shareholders holding in aggregate at least 25% of the outstanding shares of the Company’s common stock on a “net long” basis may request a special meeting. A 25% threshold, which is common among public companies, strikes an appropriate balance between avoiding an imprudent use of Company and shareholder resources to address the special interests of a select group of shareholders, while at the same time ensuring that shareholders holding a meaningful minority of our outstanding shares have a mechanism to call a special meeting if they deem it appropriate.

Special meetings require the expenditure of considerable time, effort and resources, including significant costs in legal and administrative fees, costs for preparing, printing and distributing materials and soliciting proxies, and diversion of Board and management time away from overseeing and running our business. Accordingly, special meetings should be limited to circumstances where shareholders holding a meaningful minority of the Company’s common stock believe a matter is sufficiently urgent or extraordinary to justify considering such matters between annual meetings. By reducing the ownership threshold to 10%, a small minority of shareholders could use the special meeting mechanism to advance their own more narrow agenda, without regard to the broader interests of the Company and its other shareholders.

Nor is such a measure necessary to enable the views of particular shareholders to be expressed. The Company maintains a robust shareholder engagement program with a track record of taking action in direct response to shareholder feedback. Along with strong corporate governance practices, including a proxy access provision and annual director elections with majority voting, this provides our shareholders with numerous avenues to make their views known and to communicate with our Board, management, and other shareholders to effect change. We encourage and facilitate regular communication with large and small shareholders about important issues relating to our business and governance and regularly incorporate feedback from those engagements into our governing documents, policies, and practices.

For example, and as described under “FLEETCOR At a Glance” above, we have taken decisive action in recent years in response to our shareholder outreach initiatives and we believe that our compensation practices address the feedback we received. Our stockholder engagement ensured that we heard the feedback of our shareholders — in addition to generous access to the management team, after we mailed the 2021 proxy, but before the 2021 shareholder meeting, we offered the opportunity to discuss our proxy with our top 10 stockholders (as of December 31, 2020).

Our Board of Directors recommends that you vote “AGAINST” the proposal to lower the shareholder percentage threshold required to call a special meeting.

Other Business

We know of no other business to be considered at the meeting and the deadline for shareholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then the named proxies will vote your shares on those matters according to their best judgment.

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22. ADDITIONAL INFORMATION

Shareholder Proposals

Any proposal that a shareholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2023 annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Exchange Act and be received no later than December 27, 2022 at the following address, FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305. However, in the event that the annual meeting is called for a date that is not within 30 days before or after June 9, 2023, notice must be received a reasonable time before we begin to print and mail our proxy materials for the 2023 annual meeting of shareholders.

If a shareholder wishes to present a proposal before the 2023 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the shareholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a shareholder’s notice to the Corporate Secretary must be received no earlier than February 9, 2023, which is 120 days prior to the anniversary of this year’s annual meeting, or later than March 11, 2023, which is 90 days prior to the anniversary of this year’s annual meeting. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 9, 2023, notice by the shareholder must be received by the later of the tenth day following the date of the public announcement and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a shareholder’s ability to nominate a director or submit a proposal to be considered at a meeting of shareholders. The Bylaws are available on our website at https://investor.FLEETCOR.com under Corporate Governance.

Solicitation of Proxies

The Company is paying the costs of the solicitation of proxies. We have retained DF King & Co., Inc. to assist in the solicitation of proxies from beneficial owners of shares for the annual meeting. We have agreed to pay DF King a fee of approximately $12,500 plus out-of-pocket expenses. You may contact DF King at (888) 548-6498.

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. The Company will pay persons holding common shares in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, in accordance with NYSE Rule 451 for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs in accordance with NYSE Rule 451.

Voting Procedures

Tabulation of Votes: Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the annual meeting.

Vote Required; Effect of an Abstention and Broker Non-Votes: The shares of a holder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the annual meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as uninstructed shares. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

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22. ADDITIONAL INFORMATION

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	To elect the ten directors	Majority of votes cast	Not counted	Not voted	FOR
2	To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2022	Majority of votes cast	Not counted	Discretionary vote	FOR
3	To approve, on an advisory basis, named executive officer compensation	Majority of votes cast	Not counted	Not voted	FOR
4	To approve the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan	Majority of votes cast	Not counted	Not voted	FOR
5	To approve an amendment to the Company’s Certificate of Incorporation and Bylaws to adopt a shareholder right to vote by written consent	Majority of votes cast	Not counted	Not voted	FOR
6	To vote on a shareholder proposal to modify the shareholder right to Call a special shareholder meeting, if properly presented	Majority of votes cast	Not counted	Not voted	AGAINST

If you sign and return a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.

Where to Find More Proxy Voting Information:

The SEC’s website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

Contact the Investor Relations department through our website at https://investor.FLEETCOR.com or by phone at (770) 417-4697.

Contact the broker or bank through which you beneficially own your shares.

Revoking Your Proxy: Shareholders of record may revoke their proxy and change their vote at any time before the polls close at the annual meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail to vote after the date of your proxy; sending written notice of revocation to our Corporate Secretary at FLEETCOR,

3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; or voting in person at the annual meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.

Proxy Authority: When you submit your proxy, you authorize Ronald F. Clarke and Charles R. Freund, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, in accordance with the Board’s recommendations as described in the table above.

The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the Board if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting or any other matters which may properly come before the annual meeting and any post-ponements or adjournments thereto.

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22. ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank or broker, or direct your written request to FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305, HOUSEHOLDING, and we will deliver a separate copy of the proxy statement upon request. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

23. APPENDIX A

Management’s Use of Non-GAAP Financial Measures

We have included in the discussion above certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP. The Company’s definitions of the non-GAAP financial measures used herein may differ from similarly titled measures used by others, including within our industry. By providing these non-GAAP financial measures, together with reconciliations to the most directly comparable GAAP financial measures, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives. In the Compensation Discussion and Analysis section, we describe certain NEO objectives by referencing “Adjusted EPS”. “Adjusted EPS” is, for purposes of calculating those NEO objectives, the same as adjusted net income per diluted share that is reconciled in this appendix.

Adjusted Net Income and Adjusted Net Income Per Diluted Share

We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related to share based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables, and our proportionate share of amortization of intangible assets at our equity method investment, (c) integration and deal related costs, and (d) other non-recurring items, including unusual credit losses occurring largely due to COVID-19, the impact of discrete tax items, impairment charges, asset write-offs, restructuring costs, gains due to disposition of assets/businesses, loss on extinguishment of debt, and legal settlements. We calculate adjusted net income and adjusted net income per diluted share to eliminate the effect of items that we do not consider indicative of our core operating performance.

We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.

Adjusted net income and adjusted net income per diluted share are supplemental measures of operating performance that do not represent and should not be considered as an alternative to net income, net income per diluted share or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP. We believe it is useful to exclude non-cash share-based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and share based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired; therefore, we have excluded amortization expense from our adjusted net income. We also believe that integration and deal related costs and one-time non-recurring expenses, gains, losses, and impairment charges do not necessarily reflect how our investments and business are performing. We adjust net income for the tax effect of each of these non-tax items.

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23. APPENDIX A

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in millions, except per share amounts):

	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$8399	$704	$895	$811	$740	$452	$362	$369	$285	$216
Net income per diluted share	$9.99	$8.12	$9.94	$8.81	$7.91	$4.75	$3.85	$4.24	$3.36	$2.52
Adjustments:
Stock-based compensation expense	80	43	61	70	93	64	90	38	27	19
Amortization of intangible assets, premium on receivables, deferred financing costs and debt discounts	215	196	217	227	233	184	181	100	56	38
Net gain on disposition of assets/business	—	—	—	(153)	(109)	—	—	—	—	—
Investment (gains) losses	—	(30)	3	7	45	25	40	—	—	—
Loss on write-off of fixed assets	—	—	2	9	—	—	—	—	—	—
Loss on extinguishment of debt	16	—	—	2	3	—	—	16	—	—
Legal settlements and litigation	6	—	6	6	11	—	—	—	—	—
Integration and deal related cost[1]	31	12	—	—	—	—	—	—	—	—
Restructuring and related (subsidies) costs	(2)	4	3	5	1	—	—	—	—	—
Unauthorized access impact	—	—	—	2	—	—	—	—	—	—
Other non-cash adjustments[2]	—	90	—	—	—	—	—	(29)	—	—
Total pre-tax adjustments	346	316	291	175	279	274	311	125	83	57
Income tax impact of pre-tax adjustments at the effective tax rate[3]	(76)	(68)	(62)	(39)	(93)	(67)	(81)	(46)	(24)	(17)
Impact of investment sale, other discrete item and tax reform[4]	—	10	(62)	23	(127)	—	—	—	—	—
Adjusted net income	$1,110	$962	$1,062	$970	$799	$659	$593	$448	$343	$256
Adjusted net income per diluted share	$13.21	$11.09	$11.79	$10.53	$8.54	$6.92	$6.30	$5.15	$4.05	$2.99
Diluted Shares Outstanding	84.1	86.7	90.1	92.2	93.6	95.2	94.1	87.0	84.7	85.7

*The sums of pre-tax adjustments and adjusted net income may not equal the totals presented due to rounding.

1. Beginning in 2020, the Company included integration and deal related costs in its definition of adjusted net income per diluted share. Prior year amounts were considered immaterial.

2. Other non-cash adjustments are items reflecting adjustments for contingent consideration and tax indemnification for our 2013 Brazil acquisitions and a large bad debt loss in 2020 in our Cross Border payments business arising from a customer filing for voluntary bankruptcy due to the impact of the pandemic.

3. Includes discrete tax effect of non-cash investment gain. Also excludes impact of a Section 199 tax adjustment related to a prior tax year on the 2019 effective income tax rate. Excludes the results of our equity method investment on our effective tax rate, as results from our equity method investment are reported within the Consolidated Income Statements on a post-tax basis and no tax-over-book outside basis differences related to our equity method investment are expected to reverse. Also excludes the net gain realized upon our disposition of Nextraq, representing a pretax gain of $175.0 million and tax on gain of $65.8 million. The tax on the gain is included in "Net gain on disposition of asset/business". 2021 year includes remeasurement of deferreds due to the increase in UK corporate tax rate from 19% to 25% of $6.5 million. 2020 year includes a tax reserve adjustment related to prior year tax positions of $9.8 million. 2019 excludes the results of the Company's investment on our effective tax rate, as results from Masternaut investment are reported within the consolidated Statements of Income on a post-tax basis and no tax-over-book outside basis difference prior to disposition.

4. Represents the impact to taxes from the reversal of a valuation allowance related to the disposition of our investment in Masternaut of $64.9 million and $0.8 million in the second and fourth quarters of 2019, respectively, and impact of tax reform adjustments included in our effective tax rate of $22.7 million in the third quarter of 2018, respectively. Also, includes the impact of a discrete tax item for a Section 199 adjustment related to a prior tax year in the third quarter of 2019 results of $1.8 million.

2022 Notice of Annual Meeting & Proxy Statement	77

24. APPENDIX B

Amendment to the Company’s Certificate of Incorporation to Allow Action by Written Consent

Our Board has approved, subject to shareholder approval, the amendment of the Charter to amend and restate Article EIGHTH of the Charter to read as follows:

All actions required or permitted to be taken by the holders of Common Stock of the Corporation may be effected by the written consent of such holders pursuant to Section 228 of the DGCL, subject in all events to the provisions of this Article and the provisions of this Amended and Restated Certificate of Incorporation, as amended from time in accordance with Article TWELFTH, the provisions of the Bylaws of the Corporation, as amended from time to time with the prior approval of the Board of Directors (the “Bylaws”), and applicable law.

(a) Request For Consent Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be as fixed by the Board of Directors or as otherwise established under this Article. Any holder of Common Stock seeking to authorize or take or have stockholders authorize or take action by written consent without a meeting must, by written notice addressed to the Secretary of this Corporation, delivered to the Corporation and signed by stockholders of record holding shares representing in the aggregate at least 25% of the outstanding shares of Common Stock, provided that such shares are determined to be Net Long Shares (as defined in the Bylaws) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percent”), request that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”). If a stockholder of record is the nominee for more than one beneficial owner of shares of Common Stock of the Corporation, the stockholder of record may deliver a Request pursuant to this Article solely with respect to the shares of Common Stock owned by beneficial owners who are directing the stockholder of record to sign such Request. Following delivery of the Request from the Requisite Percent, prior to the later of (i) 20 days after delivery of a Request from the Requisite Percent and (ii) five days after delivery of all information required by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent, the Board of Directors shall adopt a resolution fixing the Consent Record Date. The Consent Record Date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and may not precede the date such resolution is adopted. If a valid Request from the Requisite Percent has been duly delivered to the Secretary of the Corporation but no Consent Record Date has been fixed by the Board of Directors by the date required by the fourth sentence of this Section (a) of this Article, the Consent Record Date, when no prior action by the Board of Directors is required under the provisions of Delaware law with respect to the action to which the Request relates, shall be the close of business on the first date (after the expiration of the time period provided by the fourth sentence of this Section (a) of this Article on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with Section (f) of this Article and Section 228 of the DGCL), except that, if prior action by the Board of Directors is required under Delaware law with respect to the action to which the Request relates, the Consent Record Date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b) Public Solicitation. Any stockholder of record seeking to take action by written consent as contemplated by Section (a) of this Article (an “Initiating Stockholder”) by solicitation of 10 or more persons (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor regulation) to attain the Requisite Percent (a “Public Solicitation”), or otherwise, may engage in such a solicitation only if the Initiating Stockholder first delivers to the Secretary of the Corporation (in writing and not by electronic transmission) a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request (the “Solicitation Record Date”). The request must be sent to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested and must contain the information set forth or identified in Section (c) of this Article. Following delivery of a request for a Solicitation Record Date, the Board of Directors must, by the later of (i) 10 days after delivery of such request and (ii) 5 days after delivery of all information required by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Solicitation Record Date. The Solicitation Record Date shall be no more than 10 days after the date upon which the resolution fixing the Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a Solicitation Record Date has been duly delivered to the Secretary of the Corporation but no Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this Section (b), the Solicitation Record Date shall be the close of business on the tenth day after delivery of the valid request for the Solicitation Record Date to the Secretary of the Corporation. To be valid, any Request that has been the subject of a Public Solicitation must be delivered to the Secretary of the Corporation no earlier than the applicable Solicitation Record Date and no later than the 60th day after the applicable Solicitation Record Date.

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24. APPENDIX B

(c) Notice Requirements. The request for a Solicitation Record Date required by Section (b) of this Article (i) must be delivered to the Secretary of the Corporation by the Initiating Stockholder, who must be a record stockholder of the Corporation as of the time the request is delivered, (ii) must contain a representation that such Initiating Stockholder plans to engage in a Public Solicitation to attain the Requisite Percent, (iii) must describe the action proposed to be taken by written consent of stockholders in reasonable detail, and (iv) must contain (x) such information, representations and completed questionnaires, to the extent applicable, then required by the Bylaws, as though such Initiating Stockholder was intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of stockholders, as applicable, and such information, representations and completed questionnaires shall be provided with respect to the Initiating Stockholder and any other person that is part of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules thereunder) with the Initiating Stockholder, and (y) the text of the proposed action to be taken (including the text of any resolutions proposed to be adopted by written consent of stockholders and, if applicable, the language of any proposed amendment to the By-laws of the Corporation). The Corporation may require any Initiating Stockholder (and any other person that is part of a group with the Initiating Stockholder) to furnish such other information as may be requested by the Corporation to determine the validity of any request for a Solicitation Record Date, the validity of any subsequently delivered Request or whether any such Request complies with law or relates to an action that may be effected by written consent. Notwithstanding anything to the contrary set forth above, if one or more persons beneficially owns the Requisite Percent without engaging in a Public Solicitation, (1) the related Request must be signed by stockholders of record that hold shares representing the Requisite Percent as of the time such Request is delivered to the Secretary of the Corporation, (2) the information required under clauses (iii) and (iv) of the first sentence of this Section (c) of this Article must be provided with respect to each stockholder submitting the Request (or the beneficial owner who is directing the stockholder of record to submit such Request) at the time such Request is delivered to the Secretary of the Corporation pursuant to Section (a)

of this Article, and (3) the Corporation may require any such stockholder delivering a Request to furnish such other information as may be requested by the Corporation to determine the validity of any Request or whether such Request relates to an action that may be effected by written consent.

(d) Actions Which May Be Taken by Written Consent. The Board of Directors is not obligated to set a Consent Record Date or a Solicitation Record Date, and stockholders are not entitled to act by written consent, if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Request for such action or request for the related Solicitation Record Date is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at a meeting of stockholders held not more than 90 days before the Request for such action or request for the related Solicitation Record Date is delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the Request or request for the related Solicitation Record Date is delivered to the Corporation but not yet held or was included in such a notice for a meeting within three years prior to the receipt of a Request, (v) such Request was made, any Request was solicited or any related Public Solicitation was made, in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, (vi) after the Board fixes a Consent Record Date following the receipt of a Request, the proposed action subject to the written consent following such Request deviates in any material respect (as determined by the Board of Directors) from the action described in the notice submitted to the Corporation under (c) of this Article or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

(e) Form and Timing of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this Section and in Section (f) of this Article as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Section (f) of this Article within 60 days of the first date on which a Consent is so delivered to this Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

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24. APPENDIX B

(f) Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware after 60 days immediately following a Consent Record Date that has been validly fixed or establish pursuant to Section (a) of this Article. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Corporation shall not be required to accept a Consent given by electronic transmission unless (i) a paper reproduction of the Consent is delivered in accordance with the preceding sentence and (ii) any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the electronic transmission was transmitted by the stockholder and (B) the date on which such stockholder transmitted such electronic transmission. In the event of the delivery to the Corporation or its registered office in the State of Delaware of Consents, the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of this Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspector(s) with respect to such Consent, and such inspector(s) shall discharge the functions of the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, under this Article. If after such investigation the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of this Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, may, at the expense of this Corporation, retain legal counsel and any other advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g) Effectiveness of Consent. No action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article and applicable law. If the Board of Directors shall determine that any Request to fix a Consent Record Date, request to fix a Solicitation Record Date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date or Solicitation Record Date and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as applicable, certify to this Corporation that the Consents delivered to this Corporation in accordance with Section w(f) of this Article, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and the Certificate of Incorporation.

(h) Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, or to prosecute or defend any litigation with respect thereto, in each case to the fullest extent permitted by law.

80       2022 Notice of Annual Meeting & Proxy Statement

24. APPENDIX B

(i) Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article or any related provisions of the Bylaws of the Corporation applies to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(j) Manner of Consent Solicitation. Stockholders of record may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Corporation entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this Article, Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.

(k) Interpretation. The Board of Directors has the exclusive power to interpret the provisions of this Article and make all determinations deemed necessary or advisable for the administration thereof, in each case to the fullest extent permitted by law. All such interpretations and determinations shall be final, conclusive and binding on the Corporation and its stockholders.

25. APPENDIX C

Amendment to the Company’s Bylaws to Allow Action by Written Consent

Our Board has approved, subject to shareholder approval, the amendment of the Bylaws to amend and restate Article 5, Section 3 of our Bylaws to read as follows:

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the

Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 of Article V at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be fixed in the manner provided for in Article EIGHTH of the Amended and Restated Certificate of Incorporation, as amended.

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26. APPENDIX D

Fleetcor Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan

Amended and Restated as of [_______], 2022

1.	BACKGROUND AND PURPOSE	83

2.	DEFINITIONS	83
	2.1 Affiliate
	2.2 Board
	2.3 Cause
	2.4 Certificate
	2.5 Change in Control
	2.6 Code
	2.7 Committee
	2.8 Company
	2.9 Director
	2.10 Fair Market Value
	2.11 Good Reason
	2.12 ISO
	2.13 Key Employee
	2.14 1933 Act
	2.15 1934 Act
	2.16 Net Option Exercise
	2.17 Non-ISO
	2.18 Option
	2.19 Option Certificate
	2.20 Option Price
	2.21 Parent
	2.22 Plan
	2.23 Protection Period
	2.24 Rule 16b-3
	2.25 SAR Value
	2.26 Stock
	2.27 Stock Appreciation Right
	2.28 Stock Appreciation Right Certificate
	2.29 Stock Grant
	2.30 Stock Grant Certificate
	2.31 Subsidiary
	2.32 Ten Percent Shareholder

3.	SHARES AND GRANT LIMITS	86
	3.1 Shares Reserved
	3.2 Source of Shares
	3.3 Reduction and Restoration of Shares Reserved
	3.4 Use of Proceeds
	3.5 Grant Limits.
	3.6 Minimum Vesting Period

4.	EFFECTIVE DATE	87

5.	COMMITTEE	87

6.	ELIGIBILITY	87
7.	OPTIONS	87
	7.1 Committee Action
	7.2 Option Certificate
	7.3 $100,000 Limit
	7.4 Option Price
	7.5 Payment
	7.6 Exercise

8.	STOCK APPRECIATION RIGHTS	88
	8.1 Committee Action
	8.2 Terms and Conditions
	8.3 Exercise

9.	STOCK GRANTS	89
	9.1 Committee Action
	9.2 Conditions
	9.3 Dividends, Creditor Status and Voting Rights
	9.4 Satisfaction of Forfeiture Conditions
	9.5 Performance Goals

10.	NON-TRANSFERABILITY	91

11.	SECURITIES REGISTRATION	91

12.	LIFE OF PLAN	92

13.	ADJUSTMENT	92
	13.1 Capital Structure
	13.2 Shares Reserved
	13.3 Transactions Described in §424 of the Code
	13.4 Fractional Shares

14.	CHANGE IN CONTROL	93
	14.1 No Continuation or Assumption of Plan or Grants/Terms of Certificate.
	14.2 Continuation or Assumption of Plan or Grants

15.	AMENDMENT OR TERMINATION	93

16.	CLAWBACK	93

17.	NON-U.S. PARTICIPANTS	94

18.	MISCELLANEOUS	94
	18.1 Shareholder Rights
	18.2 No Contract of Employment
	18.3 Tax Withholding
	18.4 Construction
	18.5 Other Conditions
	18.6 Rule 16b-3
	18.7 Coordination with Employment Agreements and Other Agreements
	18.8 Section 409A
	18.9 Stock-Based Awards in Substitution for Awards Granted by Another Company

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26. APPENDIX D

1. BACKGROUND AND PURPOSE

FLEETCOR Technologies, Inc. (the “Company”) previously adopted the FLEETCOR Technologies, Inc. 2010 Equity Compensation Plan (the “2010 Plan”), which became effective upon the completion of the initial public offering of the Company’s common stock. The 2010 Plan was subsequently amended and restated effective May 30, 2013 (the “2013 Plan”), pursuant to which the number of shares of Stock available for future grants was increased from 6,750,000 shares to 13,250,000 shares. The 2013 Plan was subsequently amended and restated effective February 7, 2018 (the “2018 Plan”), pursuant to which the number of shares of Stock available for future grants was increased from 13,250,000 shares to 16,750,000 shares. On April 13, 2022, the Board amended and restated the 2018 Plan, establishing the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan as set forth in this document (the “Plan”). The Board amended and restated the Plan to increase the number of shares of Stock available for issuance of future grants by 3,900,00 shares.

The purpose of this Plan is to promote the interests of the Company and its shareholders by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants to Key Employees and Directors in order (1) to attract and retain Key Employees and Directors, (2) to provide an additional incentive to each Key Employee or Director to work to increase the value of Stock and (3) to provide each Key Employee or Director with a stake in the future of the Company to align their interests with those of the Company’s shareholders.

2. DEFINITIONS

2.1 Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with the Company under §414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2 Board — means the Board of Directors of the Company.

2.3 Cause — means, unless otherwise provided in a Key Employee’s employment agreement, the occurrence of any of the following:

(a) Key Employee is convicted of, or pleads guilty to, any felony or any misdemeanor involving fraud, misappropriation or embezzlement, or Key Employee confesses or otherwise admits to the Company, any of its subsidiaries or affiliates, any officer, agent, representative or employee of the Company or one of its subsidiaries or affiliates, or to a prosecutor, or otherwise publicly admits, to committing any action that constitutes a felony or any act of fraud, misappropriation, or embezzlement; or

(b) there is any material act or omission by Key Employee involving malfeasance or gross negligence in the performance of Key Employee’s duties to the Company or any of its subsidiaries or affiliates to the material detriment of the Company or any of its subsidiaries or affiliates; or

(c) Key Employee breaches in any material respect any other material agreement or understanding between Key Employee and the Company in effect as of the time of such termination; or

(d) a previous employer of Key Employee shall commence against Key Employee and/or the Company an action, suit, proceeding or demand arising from an alleged violation of a noncompetition or other similar agreement between Key Employee and such previous employer; provided, however, that no such act or omission or event shall be treated as “Cause” under this definition unless the Committee determines reasonably and in good faith that “Cause” does exist under the Plan.

2.4 Certificate — means, as applicable, an Option Certificate, a Stock Appreciation Right Certificate or a Stock Grant Certificate.

2.5 Change in Control — means any one of the following events or transactions:

(a) the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person, in each case, other than in a transaction:

(i) in which persons who were shareholders of the Company immediately prior to such sale, merger, consolidation, reorganization, or business combination own, immediately thereafter, (directly or indirectly) more than 50% of the combined voting power of the outstanding voting securities of the purchaser of the assets or the merged, consolidated, reorganized or other entity resulting from such corporate transaction (the “Successor Entity”);

(ii) in which the Successor Entity is an employee benefit plan sponsored or maintained by the Company or any person controlled by the Company; or

(iii) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the action of the Board approving the transaction (or whose nominations or elections were approved by at least 2/3 of the members of the Board at that time);

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(b) the acquisition directly or indirectly by any “person” or “group” (as those terms are used in Sections 13(d), and 14(d) of the 1934 Act, including without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the 1934 Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 30% or more of the combined voting power of the Company then-outstanding voting securities, other than:

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company;

(ii) an acquisition of voting securities by the Company or a person owned, directly or indirectly, by the holders of at least 50% of the voting power of the Company then outstanding securities in substantially the same proportions as their ownership of the stock of the Company;

(iii) an acquisition of voting securities from the Company; or

(iv) an acquisition of voting securities pursuant to a transaction described in § 2.5(a) that would not be a Change in Control under § 2.5(a); and for purposes of clarification, an acquisition of the Company’s securities by the Company that causes the Company voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of this § 2.5(b);

(c) the Incumbent Directors (as defined hereafter) cease for any reason (other than ordinary course events, such as death or retirement situations), to constitute at least a majority of the members of the Board. “Incumbent Directors” means (x) the members of the Board on the Effective Date, (y) any director whose election or nomination as director was approved by a vote of at least 2/3 of the Incumbent Directors in office at the time of such vote, and (z) any director serving on the Board as a result of the consummation of a transaction described in § 2.5(a) that would not be a Change in Control under § 2.5(a); provided, however, that no director will constitute an Incumbent Director if their initial assumption of office occurred as a result of an actual or threatened (a) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (b) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change in Control under § 2.5(a) on the consummation thereof; or

(d) the approval by the Company’s shareholders of a liquidation or dissolution of the Company other than in connection with a transaction described in § 2.5(a) that would not be a Change in Control thereunder.

Except as otherwise specifically defined in this § 2.5, the term “person” means an individual, corporation, partnership, trust, association or any other entity or organization.

2.6 Code — means the Internal Revenue Code of 1986, as amended.

2.7 Committee — means the Compensation Committee of the Board or a subcommittee of such Compensation Committee, which committee or subcommittee shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 and, with respect to Stock Grants granted prior to November 2, 2017 which were intended to qualify as “performance-based compensation” under § 162(m) of the Code, as amended by the Tax Cuts and Jobs Act, an “outside director” under § 162(m) of the Code.

2.8 Company — means FLEETCOR Technologies, Inc. and any successor to FLEETCOR Technologies, Inc.

2.9 Director — means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.

2.10 Fair Market Value — means for any date (a) the closing price for a share of Stock on the New York Stock Exchange on such date as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, (b) such closing price as reported by a financial network or newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (c) such closing price as so reported in accordance with § 2.10(a) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (d) the current fair market value of a share of Stock that the Committee acting in good faith determines through the reasonable application of a reasonable valuation method which takes into consideration in applying its methodology all available information material to the value of the Company, considering factors including (as applicable) (1) the value of the Company’s tangible and intangible assets, (2) the present value of the Company’s anticipated future cash-flows, (3) the market value of equity interests in similar companies engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arms-length private transaction), (4) recent arm’s length transactions involving the sale or transfer of shares of Stock, and (5) other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, the holders of Stock or the Company’s creditors.

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2.11 Good Reason — means, unless otherwise provided in a Key Employee’s employment agreement, Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, or unless the Committee provides otherwise in connection with a Change in Control:

(a) any significant reduction by the Company of the Key Employee’s authority, duties, titles or responsibilities; provided, however, a change in the Key Employee’s title that is not accompanied by a significant reduction in the Key Employee’s duties or responsibilities shall not satisfy this § 2.11(a);

(b) a significant reduction by the Company in the Key Employee’s base salary or bonus opportunity unless such reduction is part of a reduction that is applied on a uniform basis to similarly situated employees; or

(c) any material breach by the Company of any other provision of its agreement with the Key Employee; provided, however,

(d) Good Reason shall not exist unless the Key Employee shall first give written notice of the facts and circumstances providing Good Reason to the Company and shall allow the Company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason; and

(e) the Company’s failure to continue the Key Employee’s appointment or election as a director or officer of any of its Affiliates shall not constitute Good Reason.

2.12 ISO—means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.13 Key Employee—means an employee of the Company or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan.

2.14 1933 Act — means the Securities Act of 1933, as amended.

2.15 1934 Act—means the Securities Exchange Act of 1934, as amended.

2.16 Net Option Exercise — means the exercise of an Option under #7.5 pursuant to a cashless exercise procedure which results in the issuance of a number of shares of Stock comparable to the number of shares of Stock which would have been issued pursuant to the exercise of a Stock Appreciation Right which covered the same number of shares of Stock as the Option and had an SAR Value equal to the Option Price under such Option.

2.17 Non-ISO — means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of §422 of the Code.

2.18 Option — means an ISO or a Non-ISO which is granted under §7.

2.19 Option Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option.

2.20 Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.21 Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of the Company.

2.22 Plan — means this FLEETCOR Technologies, Inc. 2010 Equity Compensation Plan as effective in accordance with § 4 and as amended from time to time thereafter in accordance with §15.

2.23 Protection Period shall mean the two (2) year period which begins on the date of a Change in Control.

2.24 Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.25 SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under §8.

2.26 Stock — means the common stock of the Company.

2.27 Stock Appreciation Right — means a right which is granted under §8 to receive the appreciation in a share of Stock.

2.28 Stock Appreciation Right Certificate—means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.

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2.29 Stock Grant — means a grant under § 9 which provides exclusively for the issuance of shares of Stock.

2.30 Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant.

2.31 Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of §424 (f) of the Code) of the Company.

2.32 Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of §424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

3. SHARES AND GRANT LIMITS

3.1  Shares Reserved. Subject to §13, the number of shares of Stock reserved for issuance under this Plan shall be increased by 3,900,000 shares (the “Share Increase”), which will increase the number of shares authorized under the Plan from 16,750,000 shares to 20,650,000 shares. For sake of clarity, the shares of Stock available for issuance under the Plan shall be reduced by the number of shares of Stock issued or issuable pursuant to awards granted under the 2010 Plan, 2013 Plan, or 2018 Plan prior to the Effective Date. As of the effective date of the 2013 Plan, the aggregate number of shares of common stock authorized under the 2013 Plan was 13,250,000 shares (the “2013 Share Pool”). No more than 3,194,550 shares shall (subject to § 13) be granted as Stock Grants from the 2013 Share Pool. All shares available for issuance under this Plan shall be available for issuance pursuant to ISOs; provided, however, that in the event of any adjustment to the number of shares of Stock reserved for issuance under this Plan pursuant to the terms of this Plan, the number of shares available for issuance pursuant to ISOs shall be so adjusted only if and to the extent that such adjustment would not cause any ISO to fail to satisfy the requirements of § 422 of the Code.

3.2	Source of Shares.

The shares of Stock described in § 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.

3.3 Reduction and Restoration of Shares Reserved.

All shares of Stock reserved for issuance under § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or issued pursuant to a Stock Grant; provided,

(a)any shares which are issued pursuant to a Stock Grant and which thereafter are forfeited shall again be available for issuance under §3.1;

(b) any shares of Stock issued or otherwise used to satisfy a tax withholding obligation under §18.3 shall no longer be available for issuance under §3.1;

(c)any shares of Stock which are tendered to the Company to pay the Option Price of an Option or which are tendered to the Company in satisfaction of any condition to a Stock Grant shall not be added to the shares of Stock reserved for issuance under §3.1;

(d) the number of shares of Stock reserved for issuance under § 3.1 shall be reduced on a share-by-share basis for each share of Stock issued in connection with the exercise of a Stock Appreciation Right or an Option or (subject to §3.3(a)) pursuant to a Stock Grant;

(e) any shares of Stock that were subject to a stock-settled Stock Appreciation Right that were not issued upon the exercise of such Stock Appreciation Right shall not be added to the shares of Stock reserved for issuance under §3.1; and

(f) any shares of Stock that are purchased by the Company with proceeds from the exercise of an Option shall not be added to the shares of Stock reserved for issuance under §3.1.

3.4 Use of Proceeds.

The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.5 Grant Limits.

(a) Subject to §13, no Key Employee in any calendar year shall be granted Options, Stock Appreciation Rights, and/or Stock Grants which in the aggregate are with respect to more than 1,000,000 shares of Stock (i.e., the number of shares of Stock that may be purchased pursuant to Options granted to a Key Employee in any calendar year, plus the number of shares of Stock with respect to which Stock Appreciation Rights granted to a Key Employee in any calendar year are based, plus the number of shares of Stock granted to a Key Employee in any calendar year pursuant to a Stock Grant shall not, in the aggregate, exceed 1,000,000).

(b) During the 2018 and 2019 calendar years, no Options, Stock Appreciation Rights or Stock Grants may be granted from the Share Increase to the Company’s current Chief Executive Officer, Ron Clarke.

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(c) No Director in any calendar year shall be granted Options, Stock Appreciation Rights and/or Stock Grants which have an aggregate fair value in excess of $500,000, determined under applicable accounting standards as of the date of grant.

3.6 Minimum Vesting Period.

Any Option, Stock Appreciation Right or Stock Grant granted by the Committee after the Effective Date under the Plan shall be subject to a minimum vesting period of not less than one year from the date the Option, Stock Appreciation Right or Stock Grant is awarded; provided, however, that the foregoing minimum vesting period shall not apply in connection with (a) a Change in Control, (b) a Key Employee terminating employment due to death or disability or a Director ceasing service due to death or disability, (c) a substitute award granted in connection with a transaction pursuant to §13.3 that does not reduce the vesting period of the award being replaced, or (d) Options, Stock Appreciation Rights or Stock Grants, which in aggregate cover a number of shares of Stock not to exceed five (5%) of the total number of shares of Stock available under the Plan as of the Effective Date. For the purposes hereof, “disability” shall mean a physical or mental incapacity which impairs the individual’s ability to substantially perform his or her duties for a period of one hundred eighty (180) days, as determined by the Committee based on information provided to it.

4. EFFECTIVE DATE

The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company (the “Effective Date”).

5. COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to §14 and §15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Key Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Key Employee or Director shall have the right to require him or her to execute an agreement which makes the Key Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

6. ELIGIBILITY

Only Key Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Key Employees and all Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants under this Plan (provided that such persons satisfy the Form S-8 definition of an “employee”).

7. OPTIONS

7.1 Committee Action.

The Committee acting in its absolute discretion shall have the right to grant Options to Key Employees and to Directors under this Plan from time to time to purchase shares of Stock, and Options may be granted for any reason the Committee deems appropriate, including as a substitute for compensation otherwise payable in cash.

7.2 Option Certificate.

Each grant of an Option shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to a Key Employee on the same date, the right of the Key Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) no Option Certificate shall provide for the automatic grant of any new Option upon the exercise of an Option subject to such Option Certificate.

7.3 $100,000 Limit.

No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this §7.3 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.3 as in effect only for those periods for which §422(d) of the Code is in effect.

7.4 Option Price.

The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

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The Committee shall not (except in accordance with § 13 and §14) take any action absent the approval of the Company’s shareholders (whether through an amendment, a cancellation, making replacement grants or exchanges or any other means) to directly or indirectly reduce the Option Price of any outstanding Option or to make a tender offer for any Option if the Option Price for such Option on the effective date of such tender offer exceeds the then Fair Market Value of a share of Stock subject to such Option.

7.5 Payment.

The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either in cash, by check, in Stock or through any cashless exercise procedure which is acceptable to the Committee, including a Net Option Exercise, or in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date action acceptable to the Committee is taken to tender such Stock to the Committee or its delegate.

7.6 Exercise.

(a)Vesting. Subject to the minimum vesting requirements of §3.6, the Committee may condition the right to exercise an Option on the satisfaction of a service requirement or a performance requirement or on the satisfaction of more than one such requirement or the satisfaction of any combination of such requirements or may grant an Option which is not subject to any such requirements, all as determined by the Committee in its discretion and as set forth in the related Option Certificate.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part to the extent vested at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of:

(1) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted; or

(2) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

(c) Termination of Status as Key Employee or Director. Subject to § 7.6(a), an Option Certificate may provide for the exercise of an Option after a Key Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or disability.

8. STOCK APPRECIATION RIGHTS

8.1 Committee Action.

The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Key Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option. Stock Appreciation Rights may be granted for any reason the Committee deems appropriate, including as a substitute for compensation otherwise payable in cash. The Committee shall not (except in accordance with § 13 and § 14) take any action absent the approval of the Company’s shareholders (whether through an amendment, a cancellation, making replacement grants or exchanges or any other means) to directly or indirectly reduce the SAR Value of any outstanding Stock Appreciation Right or to make a tender offer for any Stock Appreciation Right if the SAR Value for such Stock Appreciation Right on the effective date of such tender offer exceeds the then Fair Market Value of a share of Stock with respect to which the appreciation in such Stock Appreciation Right is based.

8.2 Terms and Conditions.

(a) Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Key Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. The SAR Value shall be no less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b) Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by the related Option Certificate, the number of shares of Stock on which the Key Employee’s or Director’s right to appreciation is based shall be no more than the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Key Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Key Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

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(c) Vesting. Subject to the minimum vesting requirements of § 3.6, the Committee may condition the right to exercise a Stock Appreciation Right on the satisfaction of a service requirement or a performance requirement or on the satisfaction of more than one such requirement or the satisfaction of any combination of such requirements or may grant a Stock Appreciation Right which is not subject to any such requirements, all as determined by the Committee in its discretion and as set forth in the related Stock Appreciation Right Certificate.

8.3 Exercise.

A Stock Appreciation Right shall be exercisable to the extent vested only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment, if any, due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. A Key Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3, subject to the requirements of Section 409A of the Code.

9. STOCK GRANTS

9.1 Committee Action.

The Committee acting in its absolute discretion shall have the right to make Stock Grants to Key Employees and to Directors, and Stock Grants may be made for any reason the Committee deems appropriate, including as a substitute for compensation otherwise payable in cash. A Stock Grant, at the discretion of the Committee, may be issued in the form of Stock Awards, Performance Shares, or Performance Units. Subject to the minimum vesting requirements of § 3.6, a “Stock Award” may provide for a contractual right to the issuance of Stock to a Key Employee or Director only after the satisfaction of specific employment or performance or other terms and conditions set by the Committee or may provide for the issuance of Stock to a Key Employee or Director at the time the grant is made, and any Stock issued pursuant to a Stock Award may be issued subject to the satisfaction of specific employment or performance or other vesting terms and conditions which, if not satisfied, will result in the forfeiture of the Stock issued to the Key Employee or Director. A “Performance Share” will have an initial value equal to the fair market value of a share of Stock on the date of grant. A “Performance Unit” will have an initial notional value that is established by the Committee at the time of grant. The Committee will set performance goals which, depending on the extent to which they are met during the performance period, and the satisfaction of applicable service-based vesting conditions (subject to the minimum vesting requirements of §3.6), will determine the number or value of the Performance Shares or Performance Units that will vest (which number or value may be greater than the target number of Performance Shares or Performance Units granted to a Key Employee or Director) and be paid to the such Key Employee or Director. At the close of the performance period and at the time specified in the Stock Grant Certificate, any earned Performance Shares will be paid in Stock unless otherwise specified in the Stock Grant Certificate, and any earned Performance Units will be paid in the form of cash, Stock, or a combination, as specified in the Stock Grant Certificate. Each Stock Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the terms and conditions, if any, under which Stock will be issued under the Stock Grant and the terms and conditions, if any, under which the Key Employee’s or Director’s interest in any Stock which has been so issued will become vested and non-forfeitable.

9.2 Conditions.

(a) Conditions to Issuance of Stock under a Stock Grant. The Committee acting in its absolute discretion may make the issuance of Stock pursuant to a Stock Grant subject to the satisfaction of one, or more than one, employment, performance or other term or condition which the Committee deems appropriate under the circumstances for Key Employees or Directors generally or for a Key Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such term or condition and the deadline for satisfying each such term or condition. Stock issued pursuant to a Stock Grant shall be issued in the name of a Key Employee or Director under § 9.2(6) only after each such term or condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the related vesting terms and conditions, if any, under § 9.2(b) for the Stock Grant.

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(b) Conditions Vesting with respect to Stock Issued. The Committee acting in its absolute discretion may make any Stock issued in the name of a Key Employee or Director pursuant to a Stock Grant subject to the satisfaction of one, or more than one, objective employment, performance or other vesting term or condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Key Employees or Directors generally or for a Key Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such vesting term or condition, if any, and the deadline, if any, for satisfying each such vesting term or condition. A Key Employee’s or a Director’s vested and non-forfeitable interest in the shares of Stock underlying a Stock Grant shall depend on the extent to which he or she timely satisfies each such vesting term or condition. If a share of Stock is issued under this § 9.2(b) before a Key Employee’s or Director’s interest in such share of Stock vested and is non-forfeitable, the Company shall have the right to condition any such issuance on the Key Employee or Director first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Key Employee or Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate.

9.3 Dividends, Creditor Status and Voting Rights.

(a) Cash Dividends. If a dividend is paid in cash with respect to a share of Stock after such share of Stock has been issued under a Stock Grant but before the first date that a Key Employee’s or a Director’s interest in such share of Stock becomes completely non-forfeitable, the Company shall delay the payment of such cash dividend until his or her interest in such share of Stock becomes completely non-forfeitable and then shall pay such cash dividend (without interest) directly to such Key Employee or Director before the end of the 45 day period which starts on the date his or her interest in such share of Stock becomes completely non-forfeitable. Neither a Key Employee nor a Director shall have the right to assign his or her claim to the payment of a dividend under this § 9.3(a), and any Key Employee’s claim or Director’s claim to any such payment shall be no different than the claim of a general and unsecured creditor of the Company to a payment related to his or her compensation due from the Company. Finally, if a Key Employee or Director forfeits his or her interest in a share of Stock, he or she shall forfeit any right to the payment of any cash dividend with respect to such share of Stock.

(b) Stock Dividends. If a dividend is paid on a share of Stock in Stock or other property after such share of Stock has been issued under a Stock Grant but before the first date that a Key Employee’s or a Director’s interest in such share of Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend subject to the same forfeiture conditions under § 9.2(b) as applicable to the related Stock Grant. Neither a Key Employee nor a Director shall have the right to assign his or her claim to the payment of a dividend under this § 9.3(b), and any Key Employee’s claim or Director’s claim to any such payment shall be no different than the claim of a general and unsecured creditor of the Company to a payment related to his or her compensation due from the Company. Finally, if a Key Employee or a Director forfeits his or her interest in a share of Stock, he or she shall forfeit any right to any dividend described in this § 9.3(b) with respect to such share of Stock.

(c) Voting. Except as otherwise set forth in a Stock Grant Certificate, a Key Employee or a Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued but before the first date that a Key Employee’s or Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable subject to the same rules as applicable to any other person who is issued shares of Stock on such date.

9.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Key Employee’s or a Director’s interest in such Stock becomes vested and non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Key Employee or Director as soon as practicable thereafter.

9.5	Performance Goals.

(a) General. Stock Grants made to Key Employees on or after the Effective Date may, where the Committee under the circumstances deems it to be in the Company’s best interest, be granted subject to a condition related to one, or more than one, performance goal based on the performance goals described in § 9.5(b) or such other performance goals as may be determined by the Committee.

(b) Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s total earnings or the growth in such earnings, (3) the Company’s consolidated earnings or the growth in such earnings, (4) the Company’s earnings per share or the growth in such earnings, (5) the Company’s net earnings or the growth in such earnings, (6) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company’s earnings before interest and taxes or the growth in such earnings, (8) the Company’s consolidated net income or the growth in such income, (9) the value of the Company’s stock or the growth in such value, (10) the Company’s stock price or the growth in such price, (11) the Company’s return on assets or the growth on such return, (12) the Company’s cash flow or the growth in such cash flow, (13) the Company’s total shareholder return or the growth in such return, (14) the Company’s expenses or the reduction of such expenses, (15) the Company’s sales growth, (16) the Company’s overhead ratios or changes in such ratios, (17) the Company’s expense-to-sales ratios or the changes in such ratios, or (18) the Company’s economic value added or changes in such value added, (19) the Company’s gross margin or the growth in such gross margin, or (20) the Company’s bad debt expense or the reduction in such bad debt expense.

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26. APPENDIX D

(c)Alternative Goals. The Committee shall set the performance goal or goals under this § 9.5, and no goal shall be treated as satisfied under this § 9.5 until the Committee certifies that such goal has been satisfied. Performance goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Key Employee or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries or Affiliates. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and the Committee may set more than one goal. The Committee may express any goal in terms of alternatives, or a range of alternatives, as the Committee deems appropriate under the circumstances, such as including or excluding (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management or (3) the effects of tax or accounting changes.

(d) Changes in Law. The Committee shall administer any Stock Grants granted prior to November 2, 2017 which qualify as “performance-based compensation” under § 162(m) of the Code, as amended by the Tax Cuts and Jobs Act (the “Law Changes”), in accordance with the transition rules applicable to binding contracts on November 2, 2017, and shall have the sole discretion to revise this § 9.5 to conform with such Law Changes and the Committee’s administrative practices, all without obtaining further shareholder approval.

10. NON-TRANSFERABILITY

No Option, Stock Appreciation Right or Stock Grant shall (absent the Committee’s express, written consent) be transferable by a Key Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s express, written consent) be exercisable during a Key Employee’s or Director’s lifetime only by the Key Employee or Director. The person or persons to whom an Option or Stock Appreciation Right or Stock Grant is transferred by will or by the laws of descent and distribution (or with the Committee’s express, written consent) thereafter shall be treated as the Key Employee or Director.

11. SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Key Employee or Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Key Employee or Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

2022 Notice of Annual Meeting & Proxy Statement	91

26. APPENDIX D

12. LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant made under this Plan on or after the earlier of:

(1) the tenth anniversary of the Effective Date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable; or

(2) the date on which all of the Stock reserved under §3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the vesting terms and conditions, if any, with respect to Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

13. ADJUSTMENT

13.1 Capital Structure. The grant limits described in §3.5, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after:

(a) any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring cash or stock dividends, rights offerings or stock splits; or

(b) any other transaction described in §424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option, Stock Appreciation Right and Stock Grant immediately before such restructuring or recapitalization or other transaction.

13.2 Shares Reserved.

If any adjustment is made with respect to any outstanding Option, Stock Appreciation Right or Stock Grant under §13.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under §3.1. The Committee shall have the discretion to limit such adjustment to account only for the number, kind and class of shares of Stock subject to each such Option, Stock Appreciation Right and Stock Grant as adjusted under § 13.1 or to further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 to account for a reduction in the total number of shares of Stock then reserved under § 3.1 which would result from the events described in § 13.1(a) and § 13.1(b) if no action was taken by the Committee under this § 13.2. The Committee may make any adjustment provided for in this § 13.2 without seeking the approval of the Company’s shareholders for such adjustment unless the Committee acting on the advice of counsel determined that such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

13.3 Transactions Described in § 424 of the Code. If there is a corporate transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have right to make Stock Grants and Option and Stock Appreciation Right grants (without regard to any limitations set forth under §3.5 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under § 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

13.4 Fractional Shares.

If any adjustment under this §13 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right or Stock Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

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26. APPENDIX D

14. CHANGE IN CONTROL

14.1 No Continuation or Assumption of Plan or Grants/Terms of Certificate.

(a) Application. This § 14.1 applies only if (1) there is a Change in Control and all of the outstanding Options, Stock Appreciation Rights and Stock Grants granted under this Plan are not continued in full force and effect or there is no assumption or substitution of the Options, Stock Appreciation Rights and Stock Grants (with their terms and conditions unchanged) granted under this Plan in connection with such Change in Control, or (2) solely with respect to an Option, Stock Appreciation Rights or Stock Grant that was granted prior to the effective date of the 2018 Plan, the terms of an Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate expressly provide that this § 14.1 applies to the grant made under such certificate even if there is such a continuation, assumption, or substitution of such grant or this Plan. (b) Full Vesting. Under this § 14.1, if there is a Change in Control of the Company, then the Board shall have the right to deem at the time of such Change in Control any and all terms and conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and vesting conditions under any Stock Grants on such date to be 100% satisfied as of such date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights and Stock Grants after providing each Key Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants.

14.2 Continuation or Assumption of Plan or Grants.

This §14.2 applies to an Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate if a Change in Control is not covered by § 14.1(a)(1) and such Certificate is not described in § 14.1(a)(2). If this § 14.2 applies and if (a) a Key Employee’s employment with the Company, any Subsidiary of the Company, any Parent of the Company, or any Affiliate of the Company is terminated at the Company’s initiative for reasons other than Cause or is terminated at the Key Employee’s initiative for Good Reason within the Protection Period or (b) a Director’s service on the Board terminates for any reason within the two-year period starting on the date of such Change in Control, then any conditions to the exercise of such Key Employee’s or Director’s outstanding Options and Stock Appreciation Rights and any then outstanding issuance and forfeiture conditions on such Key Employee’s or Director’s Stock Grant automatically shall expire and shall have no further force or effect on or after the date his or her employment or service so terminates.

15. AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the shareholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the date of such Change in Control. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right in connection with any such suspension or termination to unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant unless (1) the Key Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in § 14.

16. CLAWBACK

Any Certificate may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Key Employee or Director, either (a) during employment or other service with the Company or a Subsidiary or Affiliate, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Certificate or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Certificate or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Stock may be traded.

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26. APPENDIX D

17. NON-U.S. PARTICIPANTS

In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Key Employees or Directors who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate outside of the United States of America or who provide services to the Company or any Subsidiary or Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

18. MISCELLANEOUS

18.1 Shareholder Rights.

A Key Employee or Director shall not have any rights to dividends or other rights of a stockholder as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Key Employee or Director. A Key Employee’s or a Director’s rights as a shareholder in the shares of Stock which remain subject to forfeiture under § 9.2(b) shall be set forth in the related Stock Grant Certificate.

18.2 No Contract of Employment.

The grant of an Option or a Stock Appreciation Right or a Stock Grant to a Key Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Key Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate.

18.3 Tax Withholding.

Each Option, Stock Appreciation Right and Stock Grant shall be made subject to the condition that the Key Employee or Director consents to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any vesting conditions with respect to Stock subject to a Stock Grant issued in the name of the Key Employee or Director. No tax withholding shall be effected under this Plan which exceeds the federal and state tax withholding requirements.

18.4 Construction.

All references to sections (§) are to sections of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, the terms of this Plan shall control.

18.5 Other Conditions.

Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that a Key Employee or a Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or Stock issued pursuant to a Stock Grant or provides for the repurchase of such Stock by the Company.

18.6 Rule 16b-3.

The Committee shall have the right to amend any Option or Stock Appreciation Right or Stock Grant to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Key Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

18.7 Coordination with Employment Agreements and Other Agreements.

If the Company enters into an employment agreement or other agreement with a Key Employee or Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right or Stock Grant or for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right or Stock Grant, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right or Stock Grant and this Plan; provided, that any such employment agreement or other agreement with a Key Employee or Director which expressly provides for the acceleration in vesting inconsistent with the requirements of § 3.6 shall not apply with respect to any Option, Stock Appreciation Right or Stock Grant granted on or after the Effective Date of this Plan.

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26. APPENDIX D

18.8 Section 409A.

It is the intention of the Company that no award shall be deferred compensation subject to Section 409A of the Code unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all awards shall be interpreted and administered accordingly. The terms and conditions governing any awards that the Committee determines will be subject to Section 409A of the Code shall be set forth in the applicable award agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such awards shall be interpreted and administered accordingly. The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause such Option or Stock Appreciation Right to become subject to Section 409A of the Code. Unless the Committee provides otherwise in a Stock Grant Certificate, each Performance Share or Performance Unit shall be paid in full no later than the fifteenth day of the third month after the end of the first calendar year in which such Performance Share or Performance Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee provides in a Stock Grant Certificate that a Performance Share or Performance Unit is intended to be subject to Section 409A of the Code, the Stock Grant Certificate shall include terms that comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan or an award agreement to the contrary, no event or condition shall constitute a Change in Control with respect to an award to the extent that, if it were, a 20% additional income tax would be imposed under Section 409A of the Code on the holder of such award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such an award) without causing the imposition of such 20% tax.

18.9 Stock-Based Awards in Substitution for Awards Granted by Another Company.

Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary or Affiliate prior to such acquisition or merger.

(c)Any shares of Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under § 18.9(a) or § 18.9(b) above will not reduce the shares of Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in § 3 of this Plan. In addition, no shares of Stock subject to an award that is granted by, or becomes an obligation of, the Company under § 18.9(a) or § 18.9(b) above, will be added to the aggregate limit contained in § 3.1 of this Plan.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

FLEETCOR Technologies, Inc.

By:

Date:

2022 Notice of Annual Meeting & Proxy Statement	95

FLEETCOR TECHNOLOGIES, INC.
ATTN: CORPORATE SECRETARY
3280 PEACHTREE ROAD, STE 2400
ATLANTA, GA 30305

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Elect Directors nominated by the Board of Directors for a one-year term:

Nominees	For	Against	Abstain
1a. Steven T. Stull	☐	☐	☐
1b. Michael Buckman	☐	☐	☐
1c. Ronald F. Clarke	☐	☐	☐
1d. Joseph W. Farrelly	☐	☐	☐
1e. Thomas M. Hagerty	☐	☐	☐
1f. Mark A. Johnson	☐	☐	☐
1g. Archie L. Jones, Jr.	☐	☐	☐
1h. Hala G. Moddelmog	☐	☐	☐
1i. Richard Macchia	☐	☐	☐
1j. Jeffrey S. Sloan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	For	Against	Abstain
2. Ratify the reappointment of Ernst & Young LLP as FLEETCOR's independent public accounting firm for 2022.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Approve the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan.	☐	☐	☐
5. Approve an amendment to the Company's Certificate of Incorporation and Bylaws to adopt a shareholder right to vote by written consent.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 6.	For	Against	Abstain
6. Shareholder proposal to modify the shareholder right to call a special shareholder meeting, if properly presented.	☐	☐	☐

NOTE: This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR the election of each of the ten nominees for Director in Proposal 1, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000564128_1 R1.0.0.24

ANNUAL MEETING OF SHAREHOLDERS OF FLEETCOR TECHNOLOGIES, INC.
June 9, 2022
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com
Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

FLEETCOR TECNOLOGIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 9, 2022

The undersigned hereby appoints Ronald F. Clarke and Charles R. Freund, either of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FLEETCOR TECHNOLOGIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held Thursday, June 9, 2022, 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 29, 2022, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000564128_2 R1.0.0.24

(Continued and to be signed on reverse side)